-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------


                        POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             THE NETPLEX GROUP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                ----------------

                  New York                                      7372
---------------------------------------------       ----------------------------
(State of Other Jurisdiction of Incorporation       (Primary Standard Industrial
               or Organization)                         Classification Number)

                 11-2824578
--------------------------------------------
(I.R.S. Employer Identification Code Number)



                       1800 Robert Fulton Drive, Suite 250
                             Reston, Virginia 20191
                                 (703) 716-4777
   ---------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                   GENE ZAINO
                             Chief Executive Officer
                             The Netplex Group, Inc.
                       1800 Robert Fulton Drive, Suite 250
                             Reston, Virginia 20191
                                 (703) 716-4777
 ------------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                              --------------------

                                   Copies to:
                             JEFFREY M. STOLER, ESQ.
                               RON M. HADAR, ESQ.
                                Gadsby Hannah LLP
                               225 Franklin Street
                                Boston, MA 02110
                                 (617) 345-7000

                   ------------------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the # following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     The registrant hereby amends this Registration Statement on such date and dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, dated March 19, 2001
                             Preliminary Prospectus
                             The Netplex Group, Inc.
                               7,323,550 shares
                                  Common Stock


                       -----------------------------------


     The selling shareholders on page 20 of this prospectus are offering and selling up to 7,323,550 shares of our common stock. The selling shareholders may offer and sell some, all or none of the common stock under this prospectus. The selling shareholders may determine the prices at which they will sell the common stock; the prices may be at market prices prevailing at the time of the sale or some other price. In connection with these sales, the selling shareholders may use brokers or dealers which may receive compensation or commissions for the sales. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

     Our common stock is publicly traded on the Nasdaq SmallCap Market under the symbol "NTPL" and on the Boston Stock Exchange under the symbol "NLX". On March 19, 2001, the closing sales price for one share of our common stock on the Nasdaq SmallCap Market was $0.1250.

     Concurrently with this offering, the Company has registered on behalf of certain selling stockholders certain other shares of the Company's common stock. Such registration was effected through the Company's filing of its Form S-1 on August 30, 2000 which subsequently was declared effective. For more information, please see our Form S-1 Amendment No. 4 to Registration Statement on Form S-3 dated August 30, 2000, Reg. No. 333-36572.


     THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK FROM THE SELLING SHAREHOLDERS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is March 19, 2001.

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY............................................................2

RISK FACTORS..................................................................7

FORWARD-LOOKING STATEMENTS...................................................17

USE OF PROCEEDS..............................................................17

PRICE RANGE OF COMMON STOCK..................................................17

DIVIDEND POLICY..............................................................18

CAPITALIZATION...............................................................18

SELLING SHAREHOLDERS.........................................................20

PLAN OF DISTRIBUTION.........................................................24

SELECTED FINANCIAL DATA......................................................26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS........................................................28

CHANGES IN ACCOUNTANTS.......................................................35

BUSINESS.....................................................................38

MANAGEMENT...................................................................55

CERTAIN TRANSACTIONS.........................................................58

PRINCIPAL SHAREHOLDERS.......................................................59

DESCRIPTION OF SECURITIES....................................................60

SHARES ELIGIBLE FOR FUTURE SALE..............................................76

LEGAL MATTERS................................................................78

EXPERTS......................................................................78

WHERE YOU CAN FIND MORE INFORMATION..........................................79

Index to Consolidated Financial Statements..................................F-1

                               PROSPECTUS SUMMARY

This summary outlines and highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes, before you make an investment decision.

The Netplex Group, Inc.


Based in Reston, Virginia, The Netplex Group, Inc. (the Company) consists of two distinct operating units:


     o Netplex Systems, Inc. (Netplex), a professional services provider that combines industry-specific knowledge, emerging technologies, and proven strategies to deliver superior business systems solutions; and

     o Contractors Resources, Inc., which delivers time- and money-saving services for independent professionals and the organizations that use them.

Netplex Overview


Netplex provides collaborative business solutions that concentrate within selected industries. Netplex seeks to build ongoing business value by continually redefining the most effective balance of traditional and emerging business strategies, technologies, creative customer experiences, and information security practices. By leveraging our in-depth industry specializations, our services help clients strengthen customer loyalty, enhance operations, and achieve a sustainable competitive advantage.

By understanding the business dynamics and technology trends of specific industries, we seek to better understand the business problems faced by companies within these industries. This allows Netplex to develop and deliver business solutions that serve our clients' unique strategic, technological, interactive, and information security needs.

Netplex's primary vertical specialization is the Retail and Consumer Products industry, where we specialize in end-to-end supply chain solutions. We have 16 years of experience delivering strategic, interactive, technology, and security solutions to businesses throughout the retail market. Our clients generally comprise regional or national chains of 100 or more stores and with revenues between $300 million and $2 billion. Netplex believes that it has achieved a noteworthy and respected reputation in the Retail and Consumer Products industry and that our history of successful projects helps gives us a competitive advantage over many larger national consulting companies. While our Retail and Consumer Products industry specialization remains our most prominent, we believe that, as we choose to expand, we have planned our services portfolio so that it will consistently serve various vertical industries.

Contractors Resources, Inc. Overview

The second of our operating units is our Contractors Resources (CR) subsidiary. CR itself comprises two distinct business functions:

     o A business-to-consumer service, MyBizOffice(TM). Designed to help independent professionals (IPs) more easily achieve career success, MyBizOffice serves as a corporate infrastructure for independent professionals who would otherwise have to perform their own business management and administrative tasks. MyBizOffice's services include contract review, invoicing, collections, tax administration, employee benefits, pre-tax retirement programs, marketing services, financial services, and expense management.

     o A business-to-business service, the Consultant Service Center (CSC). By offering low-cost employment, payrolling, and benefits provisioning for clients' contingent work force, the CSC is designed to enable businesses to reduce consultant management costs and better position themselves to efficiently engage and work with their contingent work force. Clients may also extend the scope of the CSC's services to include our Consultant Recruitment Network (CRN) capability, which locates and assesses candidates for clients' open contract positions. In addition, the Consultant Service Center, which CR launched in early 2001, also serves as a marketing channel for MyBizOffice.

     Our address is 1800 Robert Fulton Drive, Suite 250, Reston Virginia 20191 and our telephone number is (703) 716-4777. Our Web site address is WWW.NETPLEXGROUP.COM.

     The Company was incorporated in 1986 in New York under the name CompLink, Ltd. In 1992, CompLink completed an initial public offering to finance an effort to develop a messaging software system (which the Company no longer supports). In 1996, CompLink acquired, through a merger that was accounted for as a reverse merger, The Netplex Group, Inc. and Contractors Resources, and changed its name to The Netplex Group, Inc.

     This merger provided Netplex with additional capital and enabled us to expand through acquisitions. Since 1997, Netplex acquired several companies with the intention of building our experience, technical staff, customer base, market exposure, revenue, and industry-focused expertise.

     In 2000, we sold a division of a previously acquired entity, Onion Peel Solutions, and announced our intention to sell or discontinue certain operational disciplines. We believe these changes streamline our operations and better enable clients, potential clients, analysts, investors, and the general public to understand the scope of our offerings.

                                  THE OFFERING

Common stock offered by the selling shareholders ......    7,323,550 shares

Common stock outstanding as of March 1, 2001...........    22,080,946 shares (1)

Use of proceeds........................................    All of the net
                                                           proceeds from the
                                                           sale of the common
                                                           stock covered by
                                                           this prospectus will
                                                           go to the selling
                                                           shareholders who
                                                           offer and sell
                                                           shares of the common
                                                           stock. We will not
                                                           receive any proceeds
                                                           from the sale of the
                                                           common stock offered
                                                           by the selling
                                                           shareholders. See
                                                           "Use of Proceeds."

Nasdaq SmallCap Market symbol..........................    NTPL

------------

(1) This amount excludes the following securities issuable as of March 19, 2001:


o 80,597 shares of common stock issuable upon conversion of shares of our Class A Preferred Stock;

o 58,524,173 shares of common stock issuable upon conversion of shares of our Class C Preferred Stock, which are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion;


o 2,017,524 shares of common stock issuable upon conversion of the remaining shares of 1,324 shares of our Series D Preferred Stock, at a conversion and exercise price of $0.65625 per share;


o 6,382,979 shares of common stock issuable upon conversion of 3,000 shares of our Series E Preferred Stock at a conversion and exercise price of $0.47, plus any dividend shares;


o 23,428,085 shares of common stock issuable upon exercise of prepaid warrants; and

an aggregate of 8,265,846 shares of common stock issuable upon exercise of other options and warrants at a weighted average exercise price of $3.86 per share.


                ISSUANCE OF SERIES E PREFERRED STOCK PURSUANT TO
              NOVEMBER 2000 SERIES D PREFERRED STOCK RESTRUCTURING


     On November 10, 2000, we entered into an Exchange, Redemption and Conversion Agreement with certain of the selling shareholders to restructure our arrangements with the selling shareholders holding Series D Preferred Stock. Pursuant to the terms of the Exchange, Redemption and Conversion Agreement, on November 10, 2000, we retired $6,177,000 of the original face amount of the Series D Preferred Stock and the related warrants in exchange for our issuance of $3,000,000 of our new Series E Preferred Stock. This Registration Statement registers for resale the common stock issuable upon conversion of such Series E Preferred Stock and 1,000 shares of common stock issued to the holders of the Series D Preferred Stock on November 10, 2000.

     As part of the agreement to restructure the Series D Preferred Stock, the Company on November 10, 2000 redeemed 500 of the remaining 3,823 shares of Series D Preferred Stock at the face value of $500,000 and the holders of the Series D Preferred Stock converted 1,178 shares of Series D Preferred Stock into 1,808,473 shares of common stock. In addition, the holders of the Series D Preferred Stock waived their rights to purchase additional shares of Series D Preferred Stock or receive any further dividends on the Series D Preferred Stock. Further, the Company sold to the holders of the Series D Preferred Stock 1,000 shares of the Company's common stock. The remaining 2,145 shares of Series D Preferred Stock had conversion price of $0.65625 and was convertible into 3,293,020 shares of common stock. On February 22, 2001 and March 12, 2001, certain holders of our Series D Preferred Stock converted 498 and 323 shares of Series D Preferred Stock into 764,532 and 495,966 shares of our Common Stock (together with certain dividends payable thereon), respectively.


                             SUMMARY FINANCIAL DATA

The following tables summarize our financial results and should be read in conjunction with the "Selected Financial Data," our audited and unaudited consolidated financial statements, and their accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

Year ended December 31

                                                 2000        1999        1998        1997        1996
                                               --------    --------    --------    --------    --------
                                                     (amounts in thousands, except per share data)
Revenues (1)                                   $ 16,780    $ 15,901    $ 39,135    $ 40,468    $ 33,525
Gross profit                                      7,374       7,560       2,475       4,383       2,211
Operating loss                                  (15,364)     (5,970)     (3,330)     (2,847)     (2,559)
                                               --------    --------    --------    --------    --------
Loss from continuing operations                 (14,923)     (6,271)     (3,484)     (2,873)     (2,487)
Income (loss) from discontinued operations
    (net of income taxes)                          (850)     (1,152)        935          --      (1,332)
Gain on sale of discontinued operations (net
    of income taxes)                                513          --          --          --       1,820
                                               --------    --------    --------    --------    --------
Net loss                                        (15,260)     (7,424)     (2,549)     (2,873)     (1,999)

Basic and diluted earnings (loss) per common
    share
    Continuing operations                      $  (0.87)   $  (0.54)   $  (0.41)   $  (0.46)   $  (0.51)
    Discontinued operations                       (0.02)      (0.09)       0.10          --        0.09
                                               --------    --------    --------    --------    --------
        Total                                  $  (0.89)   $  (0.63)   $  (0.31)   $  (0.46)   $  (0.42)
                                               ========    ========    ========    ========    ========
    Weighted average common shares
        outstanding, basic and diluted           18,356      12,516       9,260       6,821       5,026
                                               ========    ========    ========    ========    ========

Balance Sheet Data
    Total assets                               $ 17,690    $ 22,662    $ 20,651    $  6,912    $  9,889
                                               ========    ========    ========    ========    ========
    Stockholders' equity                       $  4,179    $  6,862    $  6,355    $  1,331    $  3,239
                                               ========    ========    ========    ========    ========

(1) The accompanying consolidated financial statements reflect a change in the manner the Company recognizes revenue in its Contractors Resources segment consistent with certain modifications made to CR's contractual arrangements in 1999 and in compliance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" and the Securities and Exchange Commission's view on revenue recognition issued in Staff Accounting Bulletin No. 101. As a result of the adoption of this new guidance, the results of operations for 1999 have been restated.

Effective January 1, 1999, CR recognizes as revenue the fees (net revenue) it charges to its members for providing its back office services as these services are provided. Adoption of this guidance did not effect the presentation of results of operations for 1998 and prior periods. This change has no effect on the net income or loss reported from these operations. Gross service volume generated by CR's operations for the years ended December 31, 2000, 1999 and 1998 were $42,470,000, $38,624,000 and $35,181,000. Effective January 1, 1999,
Contractors Resources revenues represent only the fees realized for services rendered to the independent contractor. Prior to that date, revenues included the gross fees charged to the third party customer being serviced by the independent contractor.


On September 29, 2000, the Company announced its decision to sell its e-Infrastructure operations. The Company is seeking a buyer for various businesses within the e-Infrastructure segment and although it is difficult to predict, the Company expects to complete the sales within the 12 months subsequent to the above measurement date. Accordingly, effective with the issuance of the third quarter 2000 financial statements, the results of operations and the net assets of the Company's e-Infrastructure segment have been classified as discontinued operations and prior periods have been restated. The results of the discontinued segment do not reflect any interest or management fees allocated by the Company. On September 29, 2000, the Company sold its Onion Peel subsidiary (previously included as a part of the e-Infrastructure segment) for $949,000 ($574,000 of cash and $375,000 of stock) and recorded a gain of $513,000. The Company believes that the remaining businesses within this segment will not generate future operating losses prior to disposal and therefore no provision has been recorded in the financial statements.

The following is a summary of the results of operations of the discontinued operations:


                                          Year ended December 31,
                                       -------------------------------
              (amounts in thousands)        2000             1999
                                       --------------  ---------------
          Revenues                     $       22,060  $        34,634
                                       ==============  ===============
          Gross margin                 $        5,248  $         8,958
                                       ==============  ===============
          Loss from operations         $         (850) $        (1,152)
                                       ==============  ===============


The following is a summary of adjustments made to the Statement of Operations to reflect discontinued operations:

                                1998 as                    1998 Adjusted
                              Previously                 for Discontinued
     (amounts in thousands)     Stated     Adjustments      Operations
                              ----------   -----------   ----------------
Revenues:
   Services                    $ 55,873     $ 17,505         $ 38,368
   Product                     $  5,406     $  4,639         $    767
                               --------     --------         --------
                               $ 61,279     $ 22,144         $ 39,135
                               --------     --------         --------

Cost of revenues
   Services                    $ 47,389     $ 11,597         $ 35,792
   Product                     $  3,895     $  3,027         $    868
                               --------     --------         --------
                               $ 51,284     $ 14,624         $ 36,660
                               --------     --------         --------

Operating expenses             $ 12,390     $  6,585         $  5,805
Operating loss                 $ (2,395)    $    935         $ (3,330)
Net loss                       $ (2,549)    $     --         $ (2,549)


                                  RISK FACTORS

     Before you invest in shares of our common stock, you should be aware that there are various risks, including those described below, involved in an investment. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus before you decide to invest in shares of our common stock.

     The risks and uncertainties described below are not the only ones potentially affecting us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. If any of the following risks occur, our business, results of operations, or financial condition could be harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE INCURRED OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE.


     We incurred net losses of $15.3, $7.4 and $2.5 million in the years ended December 31, 2000, 1999 and 1998, respectively. There can be no assurance that we will be profitable on a quarterly or annual basis in the future. Our quarterly operating results in the past have fluctuated and may fluctuate significantly in the future depending on factors such as the timing and delivery of significant orders and contracts, new product introductions, and changes in our pricing policies.


WE MAY BE UNABLE TO OBTAIN THE NECESSARY FUNDING TO OPERATE, EXPAND AND IMPROVE OUR BUSINESS.


     As of December 31, 2000 and 1999, we had negative working capital of $2.9 million and $4.6 million, respectively. We may need to raise substantial additional capital to fund our operations. We are uncertain whether additional financing will be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, our shareholders will be diluted. If adequate funds are unavailable, we may delay, curtail, reduce the scope of, or eliminate the expansion of our operations and/or our marketing and sales efforts, and any of these actions could have a material adverse effect on our financial condition and business operations.


THE TIMING OF OUR REVENUES AND THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR PRODUCTS MAY VARY RESULTING IN SIGNIFICANT VARIATIONS IN OUR OPERATING RESULTS.

     Our revenues may vary due to the number and dollar value of client engagements commenced and completed during a quarter; the number of working days in a quarter; and employee hiring and utilization rates. The timing of revenues is difficult to forecast because our sales cycle for new clients is relatively long and may depend on the size and scope of assignments and general economic conditions. Because a high percentage of our expenses are relatively fixed, a change in the timing of the beginning or end of client assignments, particularly at or near the end of any quarter, could cause operating results to significantly vary from quarter to quarter and result in reported losses for that quarter. In addition, clients can terminate our engagement at will, and we would then have a higher than expected number of unassigned persons or higher severance expenses. While we adjust professional staffs to reflect active projects, we must maintain a sufficient number of senior professionals to oversee existing client projects and help our sales force secure new client assignments. Because we perform some work on a fixed-price basis, we also bear the risk of cost overruns and inflation. New product introductions and market acceptance of new and enhanced versions of our products or the products of third parties may also significantly affect our operating results.

THE FUTURE SUCCESS OF OUR BUSINESS DEPENDS ON THE CONTINUED SERVICES OF GENE ZAINO, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND OUR ABILITY TO ATTRACT AND RETAIN TECHNICAL, MARKETING, SALES, AND MANAGEMENT PERSONNEL.

     Our future success depends in large part on the continued services of Gene Zaino, our Chairman, President and Chief Executive Officer. We have an employment agreement with Mr. Zaino that expires in June 2002. Our success also depends in large part upon our ability to attract and retain qualified technical project managers and information technology personnel. We believe we need to hire additional technical personnel to improve existing products and services and to develop new products and services. In addition, we believe we need to hire new sales personnel to sell our products and services. The inability to attract new personnel could have a material adverse effect on our results of operations and research and development efforts. It is difficult to locate technical, marketing, sales, and management personnel with the combination of skills and attributes required to execute our strategy. Although we have attracted and retained qualified employees, qualified project managers are in particularly great demand and will remain a limited resource for the foreseeable future. Our employees can terminate their employment at any time. Accordingly, we may be unable to continue to retain and attract qualified project managers.

BOTH OF OUR BUSINESS LINES ARE VERY COMPETITIVE AND SUBJECT TO RAPID CHANGES.


     The market for our business systems solutions is highly competitive. Many competitive companies have greater resources, greater expertise, or better access to capital than we do. Because we target middle-market and larger organizations with an approach that focuses on solving business problems within vertical industries, our solutions competitors fall into three categories:


     o companies that focus on the development of Web-based solutions ("e-Solutions Providers"), including AnswerThink, AppNet, Cysive, Proxicom, Razorfish, and Sapient;

     o companies that develop and integrate solutions for specific industries, including Carreker Corporation, First Consulting Group, LakeWest Group; and

     o "Big 5" consulting companies with industry-concentrated practices, including Deloitte & Touche, KPMG, and Accenture


We believe that the principal competitive factors in the information technology services industry include responsiveness to client needs, speed of project implementation, quality of service, price, project management capability and technical expertise. The market for Contractors Resources is also competitive and changing quickly. Independent professionals, who make up the target market for CR's MyBizOffice service, have several alternatives for managing their careers that represent competitive forces. There are also a growing number of companies that provide services similar to CR's and we expect additional ones will emerge and that competition will therefore intensify. Our competitors in this regard vary in size and in scope of services.


WE MUST RESPOND QUICKLY TO TECHNOLOGICAL DEVELOPMENTS, INTRODUCTIONS OF NEW COMPETITIVE PRODUCTS AND SERVICES, AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

     The information technology services industry is characterized by rapid technological developments, frequent introductions of new products and services, and evolving industry standards. In order to remain competitive in this rapidly evolving industry, we must continually improve the performance, features, and reliability of our services. We cannot assure you that we will be able to respond quickly, cost effectively, or sufficiently to any of these developments. Our inability to respond quickly to any such developments could cause us to lose substantial market share and could have a material adverse effect on our business, operating results, and financial condition.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

     Although we have streamlined our operations, our long-term success will depend in part on our ability to manage growth. If we are unable to hire a sufficient number of employees with the appropriate levels of experience to effectively manage our growth, our business, financial condition, and results of operations could be materially and adversely affected.

OUR STOCK PRICE MAY BE SUBJECT TO SIGNIFICANT VOLATILITY.

     Our stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts or others could have an immediate and significant adverse effect on the trading price of our common stock in any given period. Additionally, we may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the fiscal quarter or following the end of the quarter; learning of these shortfalls late could result in an even more immediate and adverse effect on the trading of our common stock.

WE MAY BE LIABLE FOR LEGAL VIOLATIONS COMMITTED BY CONSULTANTS WE EMPLOY.

     Technical services firms face legal uncertainties, including the extent of liability for violations of employment and discrimination laws. Our liability can include violations of employment and discrimination laws committed by consultants we provide to our customers. We believe we comply in all material respects with all applicable rules, regulations, and licensing requirements.

WE MAY BE UNABLE TO SATISFY GUARANTEES THAT WE MAKE TO OUR CUSTOMERS DUE TO RAPID CHANGES IN OUR BUSINESS.

     Occasionally, we must guarantee to our customers that the integrated system that we are consulting on will operate properly when completed. Due to rapid changes in technology or other unforeseen developments, we may be unable to comply with our guarantees.

WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK AND WARRANTS WITH CONVERSION OR EXERCISE PRICES THAT FLUCTUATE BASED ON THE MARKET PRICE OF OUR COMMON STOCK. THE CONVERSION OF THESE PREFERRED SHARES AND WARRANTS COULD RESULT IN THE DILUTION OF YOUR OWNERSHIP INTEREST AND ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK.


     Class C Preferred Stock. To the extent that our stock price decreases and we do not exercise our right of redemption (which calls for a cash payment of $2.3 million on or before September 28, 2003) prior to conversion, the number of shares of our common stock to be issued upon conversion of our Class C Preferred Stock could increase significantly; the issuance of additional shares of common stock could substantially dilute your ownership interest and depress the price of our common stock. Additionally, the perceived risk of dilution from conversion of the Class C Preferred Stock may cause other shareholders to sell their shares before conversion or encourage short sales of our common stock; those sales could also place further downward pressure on the price of our common stock. The Class C Preferred Stock is convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of our common stock immediately prior to conversion. The conversion of the outstanding Class C Preferred Stock on the basis of the 20 day average trading price of our common stock would result in the issuance of 58,524,173 shares of common stock if the average trading price had been calculated as of March 19, 2001. If this 20-day average trading price decreased by 50%, then the conversion of the Class C Preferred Stock would result in the issuance of 46,037,376 shares of common stock.


     The conversion of the Class C Preferred Stock into common stock may result in the sale of a significant number of shares of common stock into the market; these sales could decrease the price of our common stock. The rights and preferences of Class C Preferred Stock are discussed under "Description of Securities - Class C Preferred Stock".


     Zanett Prepaid Warrants. In connection with a private placement, we issued to Zanett Lombardier, Ltd. and/or its affiliates or designees prepaid common stock purchase warrants to purchase an aggregate number of shares of common stock equal to $1,500,000 divided by the lower of $10 or the amount obtained by multiplying the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise by 0.65. If the market value of our common stock decreases, the number of shares of common stock to be issued upon exercise of these prepaid warrants could increase significantly and result in significant dilution in your ownership interest. For example, the exercise of these prepaid warrants on March 20, 2001 would have resulted in the issuance of 20,491,803 shares of common stock, based on the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period immediately preceding that date, or $0.1126 per share. The terms and conditions of the prepaid warrants are discussed under "Selling Shareholders - Material Terms of Warrants Issued to Zanett."


THE EXERCISE OF CERTAIN RIGHTS BY THE HOLDERS OF OUR PREFERRED STOCK COULD RESULT IN SUBSTANTIAL DILUTION OF YOUR OWNERSHIP INTEREST AND ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK.

     The conversion of Series D Preferred Stock and Series E Preferred Stock and subsequent sales of common stock by the selling shareholders may depress the price of our common stock and substantially dilute your ownership interest.

     To the extent the Series D Preferred Stock is converted into shares of common stock and to the extent the Series E Preferred Stock is converted into shares of common stock rather than redeemed by us or dividends on the Series E Preferred Stock are paid in shares of common stock rather than cash, a significant number of additional shares of common stock may be sold into the market and could decrease the price of our common stock due to the additional supply of shares relative to demand in the market. In anticipation of the sale of a large amount of shares of our common stock upon conversion of the Series D Preferred Stock or the Series E Preferred Stock, or the payment of dividends in lieu of cash on the Series E Preferred Stock, market participants may engage in short sales of our common stock. Short sales could place further downward pressure on the price of our common stock. Additionally, the perceived risk of dilution from the occurrence of any of these events may cause shareholders to sell their shares to avoid this dilution and could therefore place further downward pressure on the price of our common stock. The rights and preferences of Series E Preferred Stock are discussed under "Selling Shareholders - Material Terms of Series E Preferred Stock " and "Description of Securities - Series E Preferred

Stock." The rights and preferences of Series D Preferred Stock are discussed under "Selling Shareholders - Material Terms of Series D Preferred Stock " and "Description of Securities - Series E Preferred Stock."


     Under the terms of the restructuring contemplated by the Exchange, Redemption and Conversion Agreement, the remaining Series D Preferred Stock, will be convertible as of March 19, 2001 into approximately 2,017,524 shares of common stock, subject to the 4.99% limitation and 9.99% limitation described below, representing approximately 8.7% of the common stock that would be outstanding following the conversion, based upon the common shares outstanding on March 19, 2001. The conversion of, and the payment of dividends in shares of common stock in lieu of cash on, the Series D Preferred Stock may result in substantial dilution to the interests of other holders of our common stock or, when added to the number of shares acquired or held during the prior 60 days, would exceed 9.99% of our outstanding common stock. Even though no selling shareholder may convert its Series D Preferred Stock if the conversion would make the selling shareholder the beneficial owner of more than 4.99% of our then outstanding common stock, this restriction does not prevent a selling shareholder from selling a substantial number of shares in the market. By periodically selling shares into the market, the individual selling shareholders intend to sell all of their shares of common stock while never holding more than 4.99% at any specific time or exceeding 9.99% during any 60 day period. A conversion of all the Series E Preferred Stock at the fixed conversion price of $0.47 would result in the issuance of 6,382,979 shares of common stock, excluding accrued dividends. Also, dividends on the Series E Preferred Stock may be paid in shares of common stock rather than cash, which would increase this number of shares over time.


     We may be required to delist our shares from the Nasdaq Small Cap Market as described below, in which event trading volume of our shares and the price of our common stock might decrease substantially.


     The National Association of Securities Dealers, Inc. imposes certain requirements on the issuance of securities of a company listed on the Nasdaq Stock Market. For instance, any company, including our company, is required to obtain shareholder approval (or receive a waiver from the NASD) for an issuance of securities if the number of securities to be issued could equal or exceed 20% of the issuer's outstanding listed securities (immediately or by conversion). Also, the voting rights of holders of securities that are convertible into common stock based on the future stock price of the issuer cannot be disproportionate to their investment in the issuer. We believe that the issuances of our Series D Preferred Stock and the Series E Preferred Stock comply with the NASD rules. For instance, our Preferred Stock does not have voting rights, except as required by law. Both the Series D Preferred Stock and the Series E Preferred Stock limit our obligation to issue our common stock upon the conversion of the Series D Preferred Stock and the Series E Preferred Stock that exceeds 19.99% of the outstanding common stock on the respective date of issuances of the Preferred Stock unless shareholder approval or a waiver from the NASD is obtained. In order to avoid any penalty which could include the delisting of our common stock, we obtained shareholder approval for the issuance of shares of our common stock upon conversion of, or the payment of dividends on (if any), the Series D Preferred Stock in excess of 19.99% of the number of outstanding shares of common stock on March 29, 2000, the date of issuance of the Series D Preferred Stock. Similarly, we were obligated to call a meeting for stockholder approval (or obtain a waiver of the approval requirement from the NASD) with respect to the issuance of the shares of common stock issuable upon conversion of the Series E Preferred Stock. We did not, however, obtain this approval or waiver. Accordingly, the holders of the Series E Preferred Stock can require us to delist our stock from trading on the Nasdaq SmallCap Market, which can be expected to reduce liquidity for our stock and place downward pressure on the stock price.


     There is no similar limitation on our obligation to issue shares of common stock upon conversion of the Class C Preferred Stock. Consequently, the issuance of our Class C Preferred Stock may not have complied with the NASD rules. We have not sought an interpretation or waiver from the NASD with respect to the compliance with the NASD rules of the issuance of the Class C Preferred Stock. If the NASD found that we are in violation of its requirements the NASD could among other penalties possible delist our shares of common stock from the Nasdaq Stock Market in which event trading in our shares and the price of our common stock would likely decrease substantially.

WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING WARRANTS, OPTIONS AND SHARES OF PREFERRED STOCK THAT COULD ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK AND OUR ABILITY TO OBTAIN ADDITIONAL FUNDING.


     As of March 19, 2001, we had outstanding: shares of Class A Preferred Stock that were immediately convertible into 80,597 shares of common stock; shares of our Class C Preferred Stock that are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which if converted, would result in the issuance of 58,524,173 shares of common stock; 1,324 shares of our Series D Preferred Stock outstanding that were convertible on March 19, 2001, together with unpaid dividends, into a total of 2,017,524 shares of common stock, at a conversion and exercise price of $0.65625 per share; 3,000 shares of our Series E Preferred Stock that are convertible into a total of 6,382,989 shares of our common stock at a fixed price of $0.47 per share; prepaid warrants exercisable into 23,428,085 shares of common stock; and other options and warrants to purchase an aggregate of 8,264,846 shares of our common stock at a weighted average exercise price of $3.86 per share.

     As of March 19, 2001, there were outstanding convertible preferred shares, warrants and options to acquire up to approximately 98,788,214 shares of common stock at prices ranging from $0.0393 to $13.875 per share. The exercise of all of the outstanding warrants, including the prepaid warrants, options and/or conversion of the outstanding convertible preferred stock, would dilute the then-existing shareholders' percentage ownership of our common stock, and any sales in the public market could adversely affect prevailing market prices for our common stock. Moreover, because the holders of outstanding warrants, options and preferred stock will likely exercise or convert these securities, our ability to obtain additional equity capital could be adversely affected because we probably could obtain any needed capital on terms more favorable than those provided by the conversion of these securities. We lack control over the timing of any exercise or the number of shares issued or sold if exercises or conversions occur.

WE WILL BE PENALIZED IF WE FAIL TO MAINTAIN THE REGISTRATION OF THE SHARES UNDERLYING OUR SERIES D PREFERRED STOCK AND OUR SERIES E PREFERRED STOCK, AND THE PREPAID WARRANTS, INCENTIVE WARRANTS AND PLACEMENT AGENT WARRANTS.

     If we fail to maintain the effectiveness of our Registration Statement for the public sale of our common shares acquired upon conversion of the Series D Preferred Stock (for any reason other than the issuance of a stop order by SEC), the holders of the Series D Preferred Stock will be entitled to demand that we redeem their remaining shares of Series D Preferred Stock at a 25% premium.


     If we fail to maintain the timely effectiveness of our SEC Registration Statement for the public sale of our common shares acquired upon conversion of the Series E Preferred Stock, we will be subject to a penalty, required to be paid in cash (if the Company can do so) equal to 1% of the principal (plus interest) amount of the Series E Preferred Stock then outstanding, per day (up to 15 days during any 365 day period) that such effectiveness if not obtained or maintained.

FUTURE SALES OF RESTRICTED SHARES COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPITAL.


     Future sales of common stock by our existing shareholders under exemptions from registration or through the exercise of outstanding registration rights could have a material adverse affect on the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are, or will be in the near future, available for sale under exemptions from registration or have been, or are being registered pursuant to registration rights and we are unable to predict the effect, if any, that market sales of these shares or the availability of these shares for future sale will have on the market price of the common stock prevailing from time to time.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR STRATEGY OF ACQUIRING OTHER
COMPANIES.


     We intend to look for complementary businesses to acquire so that we can strengthen and expand our core business. However, we may not be able to find any attractive candidates, or we may find that the acquisition terms proposed by potential acquisition candidates are not favorable to us. In addition, we may compete with other companies for these acquisition candidates, and that competition may make an acquisition more expensive for us. Similarly, instability in the U.S. securities markets and volatility in our stock price may make acquisitions with our stock more expensive. Accordingly, our acquisition strategy may not improve our overall business, financial condition, and results of operations and could weaken them. If we are able to identify and acquire one or more businesses, the integration of the acquired business or businesses may be costly and may result in a decrease in our revenues or a decrease in the value of our common stock for the following reasons, among others: we may not adequately assess the risks inherent in a particular acquisition candidate or correctly assess the candidate's potential contribution to our financial performance; we may need to divert more management resources to integration than we planned, and this diversion may adversely affect our ability to pursue other more profitable activities; the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures; we may not eliminate as many redundant costs as we anticipated in selecting our acquisition candidates; and an acquisition candidate may have liabilities or adverse operating issues that we failed to discover through our diligence prior to the acquisition. Consequently, any acquisition by us may not improve our business, financial condition, and results of operations in either the short-term or long-term.


WE HAVE RECEIVED NOTICE FROM THE NASDAQ STOCK MARKET, INC. THAT OUR COMMON STOCK WILL BE DELISTED FROM THE NASDAQ SMALL CAP. ACCORDINGLY, OUR STOCKHOLDERS ABILITY TO SELL OUR COMMON STOCK MAY BE ADVERSELY EFFECTED. ADDITIONALLY, THE MARKET FOR SO-CALLED "PENNY STOCKS" HAS SUFFERED IN RECENT YEARS FROM PATTERNS OF FRAUD AND ABUSE.

     We have been notified by The Nasdaq Stock Market, Inc. that, because we have failed to maintain a minimum bid price of $1.00 for Common Stock on the Nasdaq Small Cap, The Nasdaq Stock Market, Inc. intends to delist our stock from the Nasdaq Small Cap. This delisting may occur as soon as March 22, 2001. In the event we are delisted, our Common Stock will likely trade on the OTCBB maintained by The Nasdaq Stock Market, Inc. Our Common Stock, when available for trading on the OTCBB, will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such OTCBB securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our Common Stock and also may affect the ability of our current stockholders to sell their securities in any market that might develop therefore. In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended. Upon delisting from the Nasdaq Small Cap, our Common Stock may constitute "penny stocks" within the meaning of the rules, the rules would apply to Netplex and to its securities. The rules may further affect the ability of owners of Common Stock to sell our securities in any market that might develop for them.

Shareholders should also be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. We are aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company's securities.


WE HAVE NEVER PAID AND DO NOT CURRENTLY INTEND TO PAY DIVIDENDS.

     We have never paid dividends on our common stock. We intend to retain any future earnings to finance our growth. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements, and other factors.


LIQUIDITY.

     On July 31, 2000, the Company entered into a loan agreement with a bank that was set to expire on July 31, 2002. Under the agreement the Company could borrow up to an amount equal to 85% of its eligible accounts receivable, as described in the line of credit, but not more than $6.0 million. The line of credit is secured by the Company's assets and bore interest at the bank's prime rate plus 1.75%. The terms of the line of credit required that the Company meet certain financial and other covenants, including maintaining minimum tangible net worth of $4.0 million. The Company has also agreed to maintain an interest-bearing deposit account of $2.0 million with the bank.

     As of September 30, 2000, the Company was not in compliance with the tangible net worth covenant. On January 10, 2001, the Company and the bank entered into an Loan Amendment and Forbearance Agreement ("Forbearance Agreement") whereby the bank agreed to forebear from exercising its rights and remedies under the loan document due to the existing event of default until March 31, 2001; provided no additional default occurs. The tangible net worth covenant was waived for the Forbearance Period. Under the Forbearance Agreement the Company may borrow 40% of eligible accounts receivable (as defined in the loan agreement) up to $5.0 million bearing interest at the bank's prime rate plus 2.5%. In the fourth quarter of 2000, the Company applied the $2.0 million interest bearing deposit against its outstanding advance. The Company had borrowed $2,003,000 under the line of credit as of December 31, 2000.

     On March 22, 2001, we signed a commitment letter with a finance company which will, upon closing, provide us with a line of credit facility which will replace our current bank line of credit. The commitment is subject to closing on formal legal documents which management expects to occur in April 2001. Upon closing, the facility will permit borrowings against eligible accounts receivable up to $4,000,000, collateralized by substantially all of our assets and repayable upon demand. Subject to certain other restrictions, the borrowing base of accounts receivable will be based on 80% of outstanding accounts receivable. Interest will be payable at prime plus 1.75% (currently 9.75%). As a result of this commitment letter and discussions with its current lender, the Forbearance Agreement described above was extended up to 30 days to accommodate closing on this replacement facility.

     If cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain additional credit facilities. However, no assurance can be given that any such additional sources of financing will be available on acceptable terms or at all. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words, and include statements as to the intent, belief, or current expectations of Netplex and our directors, officers, and management with respect to future operations, performance or position of Netplex or which contain other "forward-looking" information. These forward-looking statements are predictions and are based on current information and expectation, and we assume no obligation to update these statements. When considering the forward-looking statements in this prospectus, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated in this prospectus by reference. The risk factors noted in this prospectus and the other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain known and unknown risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     All of the net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of the common stock offered by the selling shareholders pursuant to this prospectus. If any warrants are exercised by selling shareholders for cash, we will receive proceeds equal to the exercise price of the warrants. We will use the net proceeds received upon the exercise of any warrants for general corporate purposes, including working capital.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "NTPL" and on the Boston Stock Exchange under the symbol "NLX." The following table sets forth, for the periods indicated, inter-dealer prices from Nasdaq, without retail mark-up, markdown or commission and may not necessarily represent actual transactions:

1999                                                High             Low
1st Quarter                                        $ 3.50          $ 0.97
2nd Quarter                                        $ 3.44          $ 2.44
3rd Quarter                                        $ 3.38          $ 2.25
4th Quarter                                        $11.62          $ 1.66
2000
1st Quarter                                        $19.50          $ 9.13
2nd Quarter                                        $12.44          $ 1.75
3rd Quarter                                        $ 2.94          $ 0.72
4th Quarter                                        $ 1.06          $ 0.06

     On March 19, 2001, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $0.125 per share and, as of March 19, 2001, there were 150 shareholders of record.


                                 DIVIDEND POLICY

     We have never paid dividends on our common stock. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements and other factors.

                                 CAPITALIZATION


The following table describes our capitalization as of December 31, 2000. The first column reflects our capitalization on an actual basis and the second column reflects our capitalization reflects our capitalization that would give effect to:

     - the conversion of our Series D Preferred Stock and the number of shares of common stock issuable in lieu of cash dividends payable on the Series D Preferred Stock until November 10, 2000 (the date on which dividends ceased to accrue) over its entire term, based on a price of $0.65625 per share, the applicable conversion price as of March 19, 2001;


     - the conversion of our Series E Preferred Stock and the number of shares of common stock issuable in lieu of cash dividends payable on the Series E Preferred Stock over its entire term, based on a price of $0.47 per share and the applicable dividend conversion price, respectively;

     - the conversion of the prepaid common stock purchase warrants issued to Zanett Lombardier, Ltd. and/or its affiliates or designees, as of August 28, 2000, the issuance of 78,000 shares of common stock issuable upon the exercise of the incentive warrants issued in connection with the Zanett prepaid warrants and the issuance of 39,000 shares of common stock issuable upon the exercise of incentive warrants issued to the placement agent and/or its designees in connection with the Zanett prepaid warrants;

     - the aggregate amount of shares of common stock issuable upon the exercise of the PMG warrant;

     - the aggregate number of shares of common stock issuable upon the exercise of warrants issued to TMP Interactive, Inc.;

     - the aggregate amount of shares of common stock issuable upon the exercise of the warrant issued to Silicon Valley Bank; and

     - the aggregate amount of shares of common stock issuable upon the exercise of the warrant issued to Roseland II, LLC.

     When you read this table, it is important that you also read "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes.


December 31, 2000
                                                       Actual       As Adjusted
Long term debt                                     $     91,662    $     91,662
Stockholders equity:
     Preferred Stock:
         Class A, $0.1 par value,                           805             805
         liquidation preference at $4.00 per
         share; 2,000,000 shares
         authorized; 80,597 shares issued
         and outstanding at December 31,
         2000, as adjusted


         Class C, $0.01 par value;                       15,000          15,000
         liquidation preference of $3.50
         per share; 2,500,000 shares
         authorized; 1,500,000 shares
         issued and outstanding at
         December 31, 2000, as adjusted

         Class D, $0.01 par value; 15,000                    21               0
         shares authorized liquidation
         preference $5,000 per share;
         2,145 shares issued and
         outstanding at December 31,
         2000, and 0 shares issued and
         outstanding as adjusted

         Class E, $0.01 par value;

         liquidation preference $1,000 per
         share; 3,000 shares authorized, 3,000
         shares issues and outstanding at                    30               0
         December 31, 2000 and 0 shares
         issued and outstanding as adjusted


     Common Stock, $0.001 par value,
     100,000,000 share authorized;
     20,820,448 shares issued and
     outstanding at December 31, 2000 and
     33,678,998 shares issued and                        20,820          33,679
     outstanding as adjusted (1)




Additional paid in capital                           34,334,234      60,359,447

Accumulated deficit                                 (30,192,582)    (30,192,582)
                                                   ------------    ------------
Total stockholders' equity                            4,178,328      30,216,349
                                                   ------------    ------------
Total Capitalization                               $  4,269,990    $ 30,308,011
                                                   ============    ============


(1) The actual and as adjusted amounts exclude the following outstanding securities as of March 19, 2001:

     - shares of convertible Class A Preferred Stock that are immediately convertible into 80,597 shares of common stock;

     - shares of our Class C Preferred Stock that are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which if converted, would result in the issuance of shares of common stock;

     -    prepaid warrants exercisable into 23,428,085 shares of common stock;

     - other options and warrants to purchase an aggregate of 8,265,846 shares of our common stock at a weighted average exercise price of $3.86 per share.

                              SELLING SHAREHOLDERS

Holders of Series E Preferred Stock


     As of March 19, 2001 an aggregate of 3,000 shares of Series E Preferred Stock were held by Gaia Offshore Master Fund Ltd (the successor to HFTP Investment L.L.C.), Fisher Capital

Ltd. and Wingate Capital Ltd. pursuant to an Exchange, Redemption and Conversion Agreement dated November 10, 2000, as amended. The shares of common stock being offered by these selling shareholders pursuant to this prospectus include 1,000 shares of common stock purchased by these selling shareholders on November 10, 2000 and shares issuable:


     -    upon conversion of the Series E Preferred Stock, or
     -    as dividends that accrued on the Series E Preferred Stock.

     We determined the number of shares of common stock to be offered for resale by the selling shareholders holding Series E Preferred Stock by agreement with them and in order to adequately cover the number of shares required. In accordance with the terms of a Registration Rights Agreement, this prospectus covers the resale of 100% of the number of shares of common stock issuable upon conversion of the Series E Preferred Stock and 100% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series E Preferred Stock over its entire term.

     See "Selling Shareholders--Material Terms of Series E Preferred Stock and Related Warrants--Registration Rights Agreement."

Common Stock

     The common stock offered by this prospectus also includes 1,000 shares issued to the selling stockholders pursuant to the Exchange Redemption and Conversion Agreement.


     The second column of the table below lists, for each selling shareholder the number of shares of common stock that are beneficially held or are issuable to those selling shareholders as of March 19, 2001, assuming conversion of all Series D Preferred Stock and Series E Preferred Stock and accrued dividends without regard to any limitations on conversions. The third column lists each selling shareholder's portion of the shares of common stock being offered by this prospectus. The fourth column assumes the sale of all of the shares offered pursuant to this prospectus by each selling shareholder.


     To our knowledge, except for the ownership of preferred stock and warrants and as otherwise indicated below, none of the selling shareholders has had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates. We are registering shares of our common stock in order to permit the selling shareholders to offer these shares for resale from time to time. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."


                                                                                     Shares Beneficially
                                                                        Number of           Owned
                                                                          Shares     After offering (2)
Name of Selling                     Number of Shares Beneficially         Offered    ------------------
Security Holder                       Owned Prior to Offering (1)         Hereby             Number
---------------                       ---------------------------         ------             ------
Gaia Offshore Master Fund Ltd (the                 2,472,136 (4)        2,490,007           247,892
successor to HFTP Investment
L.L.C. (3))
Fisher Capital Ltd. (5)                            4,449,205 (6)        3,141,803         1,642,733


Wingate Capital Ltd (5)        2,397,225 (7)        1,691,740      886,047



(1) Unless otherwise indicated in this section of the prospectus, the selling shareholders have sole voting power and investment power with respect to all shares listed as owned by such selling shareholders. Under our amended Certificate of Incorporation, no selling shareholder holding Series D Preferred Stock and Series E Preferred Stock, may convert such securities to the extent the conversion (i) would cause its beneficial ownership of our common stock (other than shares deemed beneficially owned through ownership of unconverted shares of the Series D Preferred Stock or the Series E Preferred Stock) to exceed 4.99% of the outstanding shares of our common stock on the date of conversion or (ii) would cause selling shareholder together with its affiliates, to have acquired a number of shares of common stock during the 60 day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60 day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted. The number of shares in the second column do not reflect these limitations.

(2) Assumes that the selling shareholders sell all of the shares offered in this offering.

(3) Promethean Asset Management, LLC, a Delaware limited liability company, serves as investment manager to Gaia Offshore Master Fund Ltd. and may be deemed to share beneficial ownership of the shares beneficially owned by Gaia by reason of shared power to vote and to dispose of the shares beneficially owned by Gaia. Promethean disclaims beneficial ownership of the shares beneficially owned by Gaia. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and Gaia. Gaia is not a registered broker-dealer. Gaia, however, is under common control with, and therefore an affiliate of, a registered broker-dealer. On December 29, 2000, Gaia acquired 1,020 shares of Series E Preferred Stock and 340 shares of common stock from HFTP Investment L.L.C.


(4) Includes up to 2,223,904 shares of common stock issuable upon conversion of the Series E Preferred Stock and accrued dividends at a conversion price of $0.47 and 248,232 shares of common stock held by the selling stockholders of common stock.


(5) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. and consequently has voting control and investment discretion over securities held by Citadel, Fisher and Wingate. Kenneth C. Griffin indirectly controls Citadel. The ownership information for each of Citadel, Fisher and Wingate does not include ownership information for any of the others. Citadel, Kenneth C. Griffin and each of Citadel, Fisher and Wingate disclaims ownership of the shares held by any of the others. Neither Fisher nor Wingate is a registered broker-dealer. Each of Fisher and Wingate, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.


(6) Includes 1,310,476 shares of common stock issuable upon conversion of the Series D Preferred Stock at a conversion price of $0.65625, 9,802 shares of common stock issuable upon conversion of dividends accrued on the Series D Preferred Stock through March 19, 2001, 2,806,043 shares of common stock issuable upon conversion of the Series E Preferred Stock and accrued dividends at a conversion price of $0.47 and 322,884 shares of stock held by the selling stockholders.

(7) Includes 707,048 shares of common stock issuable upon conversion of the Series D Preferred Stock at a conversion price of $0.65625, 5,288 shares of common stock issuable upon conversion of dividends accrued through March 19, 2001, 1,510,947 shares of common stock issuable upon conversion of the Series E Preferred Stock and accrued dividends at a conversion price of $0.47 and 173,942 shares of common stock held by the selling stockholders.


Material Terms of Series E Preferred Stock And Related Matters
Exchange, Redemption and Conversion Agreement for Series E Preferred Stock

     Pursuant to the Exchange, Redemption and Conversion Agreement, we issued 3,000 shares of Series E Preferred Stock in exchange for 6,177 shares of Series D Preferred Stock and all related warrants exercisable held by the Selling Shareholders.

     The rights of the holders of our Series E Preferred Stock are set forth in our Amended Certificate of Incorporation and are summarized under "Description of Securities--Series E Preferred Stock."


Limitation on Conversion of Series E Preferred Stock


     No holder of shares of the Series E Preferred Stock may convert its shares if the conversion (i) would make the holder the beneficial owner of more than 4.99% of our then outstanding common stock excluding for purposes of this determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted or (ii) would cause selling shareholder together with its affiliates, to have acquired a number of shares of common stock during the 60 day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60 day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted.

Registration Rights Agreement

     We entered into a registration rights agreement with the holders of the Series E Preferred Stock pursuant to which we agreed to prepare and file a registration statement by November 30, 2000. The registration statement registered for resale at least 100% of the number of shares of common stock issuable upon conversion of the Series E Preferred Stock. Subject to the terms of the registration rights agreement, we paid all reasonable expenses, other than underwriting discounts and commissions, incurred in connection with the registration, filing or qualification of the common stock underlying the Series E Preferred Stock, including listing, accounting, printing and attorney's fees. Such registration statement was filed on or before November 30, 2000 and subsequently made effective.


Placement Agent


     We did not retain a placement agent in connection with the issuance of the Series E Preferred Stock.

                              PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, distributees, transferees or other successors, if any, may sell or distribute some or all of the shares of common stock offered under this prospectus from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers in one or more, or a combination, of the following types of transactions:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - transactions involving cross and block trades or otherwise on the Nasdaq SmallCap Market;

     - purchases by a broker, dealer or underwriter as principal and resale by that person for its own account under this prospectus;

     - "at the market" or through market makers or into an existing market for the common stock;

     - sales to purchasers or sales effected through agents or in other ways not including market makers or established trading markets;

     - transactions involving cross trades or otherwise on the Nasdaq SmallCap Market;

     -    short sales and other types of hedging transactions;

     -    in privately negotiated transactions; or

     -    by any other legally available means.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in these transactions as agent may receive compensation in the form of discounts: concessions or commissions from the selling shareholders and, if they act as agent for the purchaser of the shares, from the purchaser. The discounts, concessions or commissions received by a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. The selling shareholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. This prospectus also may be used by donees of the selling shareholders or by other persons acquiring shares of the common stock from the selling shareholders who wish to offer and sell the shares under circumstances requiring the use of the prospectus. If required, we will file, during any period in which the offers or sales are being made, one or more supplements to this prospectus to disclose the names of any donees of the selling shareholders, the names of any other persons acquiring shares of the common stock from the selling shareholders, and any other material information with respect to the plan of distribution not previously disclosed.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any of these underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of compensation that may be received by the underwriters, brokers, dealers or agents. We do not know of any existing arrangements between the selling shareholders and any underwriter, broker, dealer or other relating to the sale or distribution of the shares of common stock. Further, each selling shareholder which is affiliated with a broker-dealer has advised us that it purchased our securities in the ordinary course of its business and, at the time each selling shareholder purchased our securities, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of up to five business days prior to the commencement of the distribution. The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations enacted under the Exchange Act, including, if applicable, Rule 10b-5 and Regulation M. The Company has advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchases and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. These provisions, if applicable, may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders. All of the foregoing may affect the marketability of the common stock.

     We will pay all of the costs and expenses for the registration of the shares of common stock by the selling shareholders under this prospectus. In addition, we have agreed to indemnify the selling shareholders, the directors and officers of the selling shareholders, each underwriter of the shares of common stock to be registered under this prospectus, and each person who controls any selling shareholder or underwriter of the shares of common stock to be registered under this prospectus against liabilities concerning untrue statements or omissions that we make or violations of the securities laws that we commit with respect to the registration of the shares of common stock, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against certain liabilities concerning untrue statements or omissions that they make with respect to the registration of the shares of common stock, including liabilities under the Securities Act.

     If shares of the common stock are sold in an underwritten offering, those shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions. These transactions may be made in the following manner:

     -    at market prices prevailing at the time of sale;
     -    at prices related to the prevailing market prices;
     -    at negotiated prices; or
     -    at fixed prices.

     The names of the underwriters with respect to an offering of the shares of common stock and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to the offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time.

                             SELECTED FINANCIAL DATA


     We present below selected consolidated financial data for our company. The summary historical data set forth below for the years ended December 31, 2000, 1999 and 1998 have been derived from our audited financial statements that are included elsewhere in this prospectus. The summary historical data set forth below for the years ended December 31, 1997 and 1996 have been derived from our audited financial statements that are not included in this prospectus. Grant Thornton, LLP audited our financial statements for the years ended December 31, 1999 and 2000. KPMG LLP audited our financial statements for the years ended December 31, 1998, 1997 and 1996. See "Changes in Accountants." The following selected consolidated financial data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

Year ended December 31
                                                   2000          1999          1998          1997          1996
                                                -----------   -----------   ------------  ------------  ------------
                                                         (amounts in thousands, except per share data)
Revenues (1)                                 $      16,780 $      15,901 $       39,135 $     40,468  $     33,525
Cost of revenues                                     9,404         8,341         36,660       36,085        31,314
                                                -----------   -----------   ------------  ------------  ------------
Gross profit                                         7,374         7,560          2,475        4,383         2,211
Expenses:
    Selling, general and administrative             21,228        13,530          5,555        7,230         4,770
    Restructuring costs                              1,512            --             --            --            --
    Acquired in-process technology                      --            --            250            --            --
                                                -----------   -----------   ------------  ------------  ------------
Operating loss                                    (15,364)       (5,970)        (3,330)       (2,847)       (2,559)
Interest expense and (other income), net                41           384            154          (26)           38
                                                -----------   -----------   ------------  ------------  ------------
                                                -----------   -----------   ------------  ------------  ------------
Loss from continuing operations before            (15,405)       (6,354)        (3,484)       (2,873)       (2,521)
    income taxes
Income tax (benefit) provision                          --            --             --            --          (34)
                                                -----------   -----------   ------------  ------------  ------------
Loss from continuing operations before            (15,405)       (6,354)        (3,484)       (2,873)       (2,487)
    minority interest
Minority interest                                      482            83             --            --            --
                                                -----------   -----------   ------------  ------------  ------------
                                                -----------   -----------   ------------  ------------  ------------
Loss from continuing operations                   (14,923)       (6,271)        (3,484)       (2,873)       (2,487)
Discontinued operations:
Income (loss) from discontinued operations
    (net of income taxes)                            (850)       (1,152)            935            --       (1,332)
Gain on sale of discontinued operations
    (net of income taxes)                              513            --             --            --        1,820
                                                -----------   -----------   ------------  ------------  ------------
Net loss                                          (15,260)       (7,424)        (2,549)      (2,873)-      (1,999)
Preferred Stock dividend                           (1,076)         (500)          (316)            --            --
                                                -----------   -----------   ------------  ------------  ------------
Loss applicable to common shareholder        $    (16,336) $     (7,924) $      (2,865) $     (2,873) $     (1,999)
                                                ===========   ===========   ============  ============  ============
Basic and diluted earnings (loss) per
    common share
    Continuing operations                    $      (0.87) $      (0.54) $       (0.41) $      (0.46) $      (0.51)
    Discontinued operations                         (0.02)        (0.09)          0.10             --         0.09
                                                -----------   -----------   ------------  ------------  ------------
        Total                                $      (0.89) $      (0.63) $       (0.31) $      (0.46) $      (0.42)
                                                ===========   ===========   ============  ============  ============
    Weighted average common shares
        outstanding, basic and diluted              18,356       12,516          9,260         6,821         5,026
                                                ===========   ===========   ============  ============  ============
At year-end
    Total assets                             $      17,690 $     22,662  $      20,651  $      6,912  $      9,889
                                                ===========   ===========   ============  ============  ============
    Stockholders' equity                     $       4,179 $      6,862  $       6,355  $      1,331  $      3,239
                                                ===========   ===========   ============  ============  ============
------------------

     (1) Effective January 1, 1999, Contractors Resources revenues represent only the fees realized for services rendered to the independent contractor. Prior to that date, revenues included the gross fees charged to the third party customer being serviced by the independent contractor.


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, including our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Forward-Looking Statements."

Overview

Based in Reston, Virginia, our Company consists of two distinct operating units:


     o Netplex Systems, Inc. (Netplex), a professional services provider that combines industry-specific knowledge, emerging technologies, and proven strategies to deliver superior business systems solutions; and

     o Contractors Resources, Inc., which delivers time- and money-saving services for independent professionals and the organizations that use them.

Netplex Overview


Netplex provides collaborative business solutions that concentrate within selected industries. Netplex seeks to build ongoing business value by continually redefining the most effective balance of traditional and emerging business strategies, technologies, creative customer experiences, and information security practices. By leveraging our in-depth industry specializations, our services help clients strengthen customer loyalty, enhance operations, and achieve a sustainable competitive advantage.

By understanding the business dynamics and technology trends of specific industries, we seek to better understand the business problems faced by companies within these industries. This allows Netplex to develop and deliver business solutions that serve our clients' unique strategic, technological, interactive, and information security needs.

Netplex's primary vertical specialization is the Retail and Consumer Products industry, where we specialize in end-to-end supply chain solutions. We have 16 years of experience delivering strategic, interactive, technology, and security solutions to businesses throughout the retail market. Our clients generally comprise regional or national chains of 100 or more stores and with revenues between $300 million and $2 billion. Netplex believes that it has achieved a noteworthy and respected reputation in the Retail and Consumer Products industry and that our history of successful projects helps gives us a competitive advantage over many larger national consulting companies. While our Retail and Consumer Products industry specialization remains our most prominent, we believe that, as we choose to expand, we have planned our services portfolio so that it will consistently serve various vertical industries.


Contractors Resources, Inc. Overview


The second of our operating units is our Contractors Resources (CR) subsidiary. CR itself comprises two distinct business functions:

o A business-to-consumer service, MyBizOffice(TM). Designed to help independent professionals (IPs) more easily achieve career success, MyBizOffice serves as a corporate infrastructure for independent professionals who would otherwise have to perform their own business management and administrative tasks. MyBizOffice's services include contract review, invoicing, collections, tax administration, employee benefits, pre-tax retirement programs, marketing services, financial services, and expense management.

o A business-to-business service, the Consultant Service Center (CSC). By offering low-cost employment, payrolling, and benefits provisioning for clients' contingent work force, the CSC is designed to enable businesses to reduce consultant management costs and better position themselves to efficiently engage and work with their contingent work force. Clients may also extend the scope of the CSC's services to include our Consultant Recruitment Network (CRN) capability, which locates and assesses candidates for clients' open contract positions. In addition, the Consultant Service Center, which CR launched in early 2001, also serves as a marketing channel for MyBizOffice.

Results of Operations


Years Ended December 31, 2000, 1999 and 1998

     The following table sets forth the revenue, gross profit, expenses, and income of each of the business areas for the years ended December, 2000 and 1999:

Consolidated Operating Results by Segment (amounts in thousands (except for percentages))

--------------------------------------------------------------------------------

                                                           Year Ended December 31,
             (amounts in thousands)                    2000           1999          1998
                                                   --------------- ------------- -------------
               OPERATING REVENUES
Netplex                                           $      15,241   $    14,527   $     3,954
Contractors Resources                                     1,539         1,374        35,181
                                                   --------------- ------------- -------------
  Operating revenues                                     16,780        15,901        39,135
                                                   --------------- ------------- -------------
                  GROSS PROFIT
Netplex                                                   6,365         6,584         1,150
Contractors Resources                                     1,011           976         1,325
                                                   --------------- ------------- -------------
  Gross profit                                            7,376         7,560         2,475
                                                   --------------- ------------- -------------
             GROSS PROFIT PERCENTAGE
Netplex                                                   41.8%         45.3%         29.1%
Contractors Resources                                     65.7%         71.0%          3.8%
                                                   --------------- ------------- -------------
  Gross profit percentage                                 44.0%         47.5%          6.3%
                                                   --------------- ------------- -------------
               OPERATING EXPENSES
Netplex                                                   5,895         3,823         1,209
Contractors Resources                                     4,964         2,533         1,144
                                                   --------------- ------------- -------------
  Operating Expenses                                     10,859         6,356         2,353
                                                   --------------- ------------- -------------
               SEGMENT EBITDA /1/
Netplex                                                     470         2,761          (59)
Contractors Resources                                   (3,953)       (1,557)           181
                                                   --------------- ------------- -------------
  Segment EBITDA                                        (3,483)         1,204           122
                                                   --------------- ------------- -------------
Corporate expenses                                        7,811         5,542         2,210
                                                   --------------- ------------- -------------
EBITDA                                                 (11,294)       (4,338)       (2,088)
              Restructuring charges                       1,512            --            --
Interest, taxes, depreciation & amortization              2,117         1,934         1,396
                                                   --------------- ------------- -------------
         Loss from continuing operations               (14,923)       (6,272)       (3,484)
Income (loss) from discontinued operations net
  of income tax                                           (850)       (1,152)           935
Gain on sale of discontinued operations net of              513            --            --
tax
                                                   --------------- ------------- -------------
NET LOSS                                          $    (15,260)   $   (7,424)   $   (2,549)
                                                   =============== ============= =============



----------------------

/1/   See definition of EBITDA in note 18 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Year ended December 31, 2000 compared to the year ended December 31, 1999:


     Revenue for the year ended December 31, 2000 increased $0.9 million or 5.5% to $16.8 million, compared to $15.9 million for the same period in 1999. This increase includes a $0.7 million or 4.9% increase in Netplex revenue and a $0.2 million or 12.0% increase in Contractors Resources revenue.

     Gross profit for the year ended December 31, 2000 decreased $0.2 million or 2.4% to $7.4 million, compared to $7.6 million for the same period in 1999. Contractors Resources gross profit for the year ended December 31, 2000 remained relatively unchanged from the same period in 1999 while Netplex gross profit for the year ended December 31, 2000 decreased $0.2 million or 3.3% to $6.4 million, compared to $6.6 million for the same period in 1999.

     Gross profit margins decreased to 44.0% for the year ended December 31, 2000 compared to 47.5% for the same period in 1999. Netplex gross profit margins decreased from 45.3% in 1999 to 41.8% in 2000. This decrease in Netplex gross margin was primarily due to lower technical staff utilization levels in the year ended December 31, 2000 compared to the same period in 1999. Contractors Resources gross profit margin decreased from 71.0% in 1999 to 65.7% in 2000.

     Segment operating expenses for the year ended December 31, 2000 increased $4.5 million or 70.8% to $10.9 million from $6.4 million for the same period of 1999. This increase included increases in Netplex and Contractors Resources of $2.1 million or 54.2% and $2.4 million or 96.0%, respectively. The increase in Netplex operating expenses was primarily attributable to increased expenditures in marketing and sales. The increase in the Contractors Resources' operating expenses was due primarily to the fees paid to TMP Interactive, Inc. under the co-branding services arrangement of approximately $1.0 million and expenses associated with the development of the web site in 2000.

     Segment loss for the year ended December 31, 2000 was $3.5 million as compared to a segment income of $1.2 million for the same period of 1999, a decline of $4.7 million or 389.3%. This decline includes decreases in segment profits from Netplex and Contractors Resources of $2.3 million or 83.0% and $2.4 million or 153.9%, respectively.

     Corporate expense for the year ended December 31, 2000 increased $1.8 million or 30.1% to $7.8 million from $6.0 million in the same period of 1999. This increase reflects additional expenditures required to support the growth of operations and the integration of acquisitions. Subsequently, as a result of the restructuring and discontinued operations, corporate expenses are expected to decrease.

     Restructuring charges of $1.5 million for the year ended December 31, 2000 were the result of the closing of the Company's Roseland, New Jersey office, including related workforce reductions. There was no comparable charge in the same period of 1999.

     Earnings (from continuing operations) before interest, income taxes, depreciation and amortization ("EBITDA") for the year ended December 31, 2000 was a loss of $11.3 million as compared to a loss of $4.3 million for the same period of 1999, a decline in EBITDA of $7.0 million or 162.8%. The components of this decrease are discussed above.

     Depreciation, amortization, interest expense and minority interest for the year ended December 31, 2000 increased $0.2 million to $2.1 million from $1.9 million for the same period in 1999. This increase is principally due to the amortization of the internally developed web application software for the Contractors Resources operation.

     Loss from discontinued operations for the year ended December 31, 2000 was $0.9 million compared to $1.2 million for the same period in 1999, a decrease of $0.3 million or 26.2%. See Note 3 to the financial statements for a description of the discontinued operations.

     Gain on the disposal of discontinued operations for the nine month period ended December 31, 2000 was $0.5 million. There was no comparable gain in the same period of 1999. See Note 3 to the financial statements for a description of the gain on the disposal of discontinued operations.

     No provision for income taxes was required for the year ended December 31, 2000 due to the generation of net losses. No provision for income taxes was required for the year ended December 31, 1999 due to utilization of net operating loss carryforwards generated in previous years.

     Net loss for the year ended December 31, 2000 was $15.3 million compared to $7.4 million in the same period of 1999, a decrease of $7.8 million or 105.5%. The components of this decrease are discussed above.


Fiscal Year 1999 Compared to Fiscal Year 1998

     Revenue for the year ended December 31, 1999 was $53.1 million (recognizing CR revenue on a gross basis, see Note 2 to the financial statements), an increase of $14.0 million or 35.1% from $39.1 million for the year ended December 31, 1998. This increase includes a $10.6 million or 267.4% increase in Netplex revenue and a $3.4 million or 9.8% increase in Contractors Resources revenue recognized on the gross basis. The growth in Contractors Resources revenues is to due to an increase in the number of contractor members. The growth in Netplex revenue was primarily attributable to the increased revenue from a full years revenue of AIG which was acquired by the Company September 1, 1998.

     Gross Profit for the year ended December 31, 1999, increased $5.1 million or 205.5% to $7.6 million as compared to $2.5 million for 1998. This increase includes an increased gross profit in Netplex $5.4 million or 472.5%, offset by a decrease in gross profit for Contractors Resources of $0.3 million or 26.3%. The increase in the gross profit for Netplex resulted from a full year of operations of AIG.

     Segment operating expenses for the year ended December 31, 1999, increased $4.0 million or 170.1% to $6.4 million from $2.4 million for the same period in 1998. This increase includes increases in Netplex and Contractors Resources operating expenses of approximately $2.6 million or 216.2% and $1.4 million or 121.4%, respectively. The increase in operating expenses for Netplex are primarily due to the acquisition of AIG. The increase in Contractors Resources is primarily due to increases in sales and marketing costs.

     Segment income for 1999 was $1.2 million, increased $1.1 million or 886.9% from $0.1million in 1998. This was primarily due to an increase in segment income from Netplex of

$2.8 million, or 216.2% offset by the segment loss from Contractors Resources of $1.7 million or 960.2%.

     Corporate expense for the year ended December 31, 1999, increased $3.3 million or 150.8% to $5.5 million from $2.2 million in the same period of 1998. This increase reflects an additional investment in corporate development capability and infrastructure to support the growth of operations.

     Earnings before interest, income taxes, depreciation, and amortization ("EBITDA") for the year ended December 31, 1999, was a loss of $4.3 million as compared to a loss of $2.1 million for the same period of 1998 a decline in EBITDA of $2.2 million. The components of this $2.2 million are discussed above.

     Depreciation, amortization, and interest expense for the year ended December 31, 1999, increased $0.5 million to $1.9 million from $1.4 million for the same period of 1998. This increase is principally due to additional amortization and depreciation from acquisitions and increased borrowings under the Company's line of credit facility to support growth during the year ended December 31, 1999.

     Due to the generation of net losses, no provision or benefit for income taxes was recorded for either the year ended December 31, 1999 or 1998. Any tax benefits associated with net operating losses have been fully reserved for by a valuation allowance.

     The net loss in 1999 increased $4.9 to $7.4 million from $2.5 million in 1998. The components of this increase are discussed above.

Liquidity and Capital Resources


     At December 31, 2000, the Company had cash and cash equivalents of $3.8 million.

     The following increased the Company's liquidity and capital resources:

     For the year ended December 31, 2000, the Company's cash decreased by $0.5 million. This decrease resulted primarily from the $15.2 million operating loss which was partially offset by $10.7 million of proceeds from the sale of stock and prepaid warrants and $2.9 million of proceeds from the exercise of stock options and warrants.

     On July 31, 2000, the Company entered into a loan agreement with a bank that was set to expire on July 31, 2002. Under the agreement the Company could borrow up to an amount equal to 85% of its eligible accounts receivable, as described in the line of credit, but not more than $6.0 million. The line of credit is secured by the Company's assets and bears interest at the bank's prime rate plus 1.75%. The terms of the line of credit required that the Company meet certain financial and other covenants, including maintaining minimum tangible net worth of $4.0 million. The Company has also agreed to maintain an interest-bearing deposit account of $2.0 million with the bank.

     As of September 30, 2000, the Company was not in compliance with the tangible net worth covenant. On January 10, 2001, the Company and the bank entered into an Loan Amendment and Forbearance Agreement ("Forbearance Agreement") whereby the bank agreed to forebear from exercising its rights and remedies under the loan document due to the existing event of default until March 31, 2001; provided no additional default occurs. The Company and the bank agreed the Company does not need to comply with the tangible net worth covenant set forth in the loan agreement. Under the Forbearance Agreement the Company may borrow 40% of eligible accounts receivable (as defined in the agreement) up to $5.0 million bearing interest at the bank's prime rate plus 2.5%. In the fourth quarter of 2000, the Company applied the $2.0 million interest bearing deposit against its outstanding advance. Outstanding advances were $2.0 million and $5.1million at December 31, 2000 and 1999, respectively.


     On March 22, 2001, we signed a commitment letter with a finance company which will, upon closing, provide us with a line of credit facility which will replace our current bank line of credit. The commitment is subject to closing on formal legal documents which management expects to occur in April 2001. Upon closing, the facility will permit borrowings against eligible accounts receivable up to $4,000,000, collateralized by substantially all of our assets and repayable upon demand. Subject to certain other restrictions, the borrowing base of accounts receivable will be based on 80% of outstanding accounts receivable. Interest will be payable at prime plus 1.75% (currently 9.75%). As a result of this commitment letter and discussions with its current lender, the Forbearance Agreement described above was extended up to 30 days to accommodate closing on this replacement facility.


Capital expenditures for the year ended December 31, 2000, were $1.3 million.

     Dividends of approximately $367,000 were paid on the Company's Class A, Class C and Class D Cumulative Preferred Stock during the year ended December 31, 2000. The Company issued 190,608 shares of Common Stock in lieu of approximately $125,000 of such dividends. At December 31, 2000, accrued dividends on the Company's Class C, Class D and Class E Preferred Stock were approximately $166,000.

     During the year ended December 31, 2000, 29,364 shares of Class A Preferred Stock were converted into the same number of shares of Common Stock. The Class C shares are not eligible for conversion to Common Stock until September, 2003. The conversions of the Class A Cumulative Preferred Stock during the year ended December 31, 2000 will reduce the Company's obligation for dividend payments by approximately $6,000 annually.

     Stock options and warrants to purchase 2,093,005 shares of the Company's Common Stock were exercised during the year ended December 31, 2000, generating cash proceeds to the Company of $2.9 million.

     In March 2000, the Company raised an additional $9.4 million for 10,000 shares of its Class D Preferred Stock and $1.3 million in the sale of 1,500 units in a private placement whereby each unit consisted of a prepaid Common Stock purchase warrant entitling the holder to acquire such number of shares of the Company's Common Stock as is equal to $1,000 divided by an adjustable exercise price and an incentive warrant to acquire 78,000 shares of Common Stock. The proceeds of these equity sales have been used to provide additional working capital. In November 2000, the Company redeemed 500 shares of Preferred Class D shares for $500,000 in connection with the restructuring of the Class D Preferred Stock (see Note 11 to the financial statements).


FUTURE PLANS.


     The Company believes that based on its current operating plan, that cash generated from operating activities, borrowings on its line of credit facility coupled with its recent equity infusions will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next 12 months. Beginning in the third quarter of 2000 and continuing into early 2001, management has taken a number of steps to reduce its operating cash flow requirements, including closing certain facilities and combining others, reducing administrative staff, disposing of non-strategic business units and implementing other cost containment initiatives. If cash generated from operations is insufficient to satisfy the Company's liquidity needs, the Company may seek to increase its line of credit, sell convertible debt or equity securities. However, no assurances can be given that any such addition financing sources will be available on acceptable terms or at all. The sale of additional convertible debt or equity securities could result in dilution to the Company's stockholders. The Company has no current plans, agreements, and commitments and is not engaged in any negotiations with respect to such transactions.


                             CHANGES IN ACCOUNTANTS

     For the years ending December 31, 2000 and 1999, Grant Thornton LLP, independent certified public accountants, examined our financial statements. The shareholders have ratified the selection of Grant Thornton LLP as our auditors for the year ending December 31, 1999 and have approved the appointment of Grant Thornton LLP as our auditors for the year ending December 31, 2000.


     During 1999 and 2000, there were no "disagreements" between Grant Thornton LLP and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.


     As reported on our Form 8-K filed May 21, 1999, on May 14, 1999, KPMG LLP resigned as our independent accountants. As stated in our Form 8-K filed May 21, 1999, the report of KPMG LLP on our financial statements for the fiscal year ended December 31, 1998 did not contain adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, as stated in the Form 8-K, in connection with the audit of our consolidated financial statements for the fiscal year ended December 31, 1998, and in the interim period subsequent to December 31, 1998, preceding the date of KPMG's resignation, there were no "disagreements" with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which "disagreement" if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the matter in their report.

     As stated in our Form 8-K filed June 2, 1999 and in the exhibits thereto, by letter purported to be dated May 13, 1999, delivered to our audit committee by facsimile on May 21, 1999, KPMG advised us that KPMG believed that there was a matter involving our internal control structure and its operation that KPMG considered to be a "reportable condition" under standards established by The American Institute of Certified Public Accountants. In the letter dated May 13, 1999, and an ensuing letter addressed to the Securities and Exchange Commission in response to the Item 4 disclosures set forth in our Form 8-K filed May 21, 1999, which letters were filed as Exhibits 16.1 and 16.2, respectively, to the Form 8-K filed June 2, 1999, KPMG stated that the matter referred to a lack of an adequate system of financial reporting, and more specifically, indicated that:

     o during KPMG's audit of our 1998 financial statements, KPMG noted that we had to seek extensions on several of our required filings with the Securities and Exchange Commission and that we had to amend our Forms 10-Q previously filed for the first three quarters of 1998;
     o KPMG believed that our system of financial reporting was not adequate to enable us to report accurate and timely financial information;
     o KPMG believed that our process for accumulating financial data neither provided management with sufficient time to evaluate the data in an effort to ensure accurate financial reporting nor did it enable us to meet financial reporting deadlines in a timely manner; and
     o KPMG believed that our system of financial reporting did not include a periodic process of evaluating our financial reporting policies in light of significant events or changes in circumstances which might impact those policies.

     As described in our Form 8-K filed June 2, 1999, we disagreed with KPMG's assertion of a "reportable condition" and furthermore, we were of the view that the "reportable condition" described in KPMG's letter did not rise to the level of a "reportable event" as defined in Item 304 of Regulation S-K. Because KPMG resigned before we received either letter, neither we nor our audit committee had an opportunity to discuss the matters with KPMG.

     The reports of our principal accountants on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits for the two most recent fiscal years, there have been no disagreements with our principal accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of our principal accountants, would have caused them to make reference thereto in their report on the financial statements for these years.

     We engaged the firm of Grant Thornton LLP, as of November 13, 1999, to act as our independent accountants. Our audit committee and Board of Directors approved the engagement of Grant Thornton LLP. We authorized KPMG LLP to respond fully to any inquiries of Grant Thornton LLP. We have not consulted with Grant Thornton LLP regarding the application of accounting principles as to a specified transaction or the type of opinion that might be rendered on our financial statements or any matter that was either the subject of a "disagreement" or a "reportable event" prior to their engagement as our independent accountants.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We believe that the Company's material market risk exposure with respect to derivative or other financial instruments is limited to interest rate risk associated with our obligations under our lines of credit. A 1% increase in the prime rate of interest applied to our bank borrowings at December 31, 2000 would cause an increase in interest expense of approximately $20,000 per year.

                                    BUSINESS


Based in Reston, Virginia, our Company consists of two distinct operating units:


     o Netplex Systems, Inc. ("Netplex"), a professional services provider that combines industry-specific knowledge, emerging technologies, and proven strategies to deliver superior business systems solutions; and

     o Contractors Resources, Inc., which delivers time- and money-saving services for independent professionals and the organizations that use them.


     The following sections describe each of these operating units through an overview, a market opportunity description, a description of services, a breakdown of competition and differentiators, a partial client list, our strategy for growth, seasonal considerations, backlog, strategic acquisition status, and contact information.


NETPLEX

Overview


     Netplex provides collaborative business solutions that concentrate within selected industries. Netplex seeks to build ongoing business value by continually redefining the most effective balance of traditional and emerging business strategies, technologies, creative customer experiences, and information security practices. By leveraging our in-depth industry specializations, our services help clients strengthen customer loyalty, enhance operations, and achieve a sustainable competitive advantage.

     By understanding the business dynamics and technology trends of specific industries, we seek to understand the business problems faced by companies within these industries. This allows Netplex to develop and deliver business solutions that serve our clients' unique strategic, technological, interactive, and information security needs.

     Netplex's primary vertical specialization is the Retail and Consumer Products industry, where we specialize in end-to-end supply chain solutions. We have 16 years of experience delivering strategic, interactive, technology, and security solutions to businesses throughout the retail market. Generally, our clients comprise regional or national chains of 100 or more stores and with revenues between $300 million and $2 billion. Netplex believes that it has achieved a noteworthy and respected reputation in the Retail and Consumer Products industry and that our history of successful projects helps gives us a competitive advantage over many larger national consulting companies. While our Retail and Consumer Products industry specialization remains our most prominent, we believe that, as we choose to expand, we have planned our services portfolio so that it will effectively serve other vertical industries.

     Netplex's individual service disciplines are discussed in the "Description of Netplex Services" section later in this document.


Market Opportunity


     Netplex's market opportunity originates from the rapidly growing need for business strategies and solutions that help organizations most efficiently improve their internal operations and/or competitive advantage. Commonly, these solutions necessitate the development of Web-based systems, the Web-enabling of existing systems, and the determination of the most effective balance between traditional and evolving technologies and methods.

     Business solutions are commonly divided into two categories: business-to-business ("B-to-B") and business-to-consumer ("B-to-C"). According to Gartner Group estimates, the market for Internet-based B-to-B services is expected to grow to approximately $7.29 trillion in 2004, from approximately $145 billion in 1999. Dataquest anticipates significant growth in the B-to-C market as well, estimating that the market for Internet-based business-to-retail services will grow from $31.2 billion in 1999 to $380.5 billion in 2003. Other recent statistics indicate growth in the technology consulting services market. International Data Corporation estimates that the market for IT consulting services will grow from over $34 billion in 1999 to nearly $64 billion in 2003 worldwide. IDC goes on to predict that the market for Internet services spending1 will grow from approximately $16 billion in 1999 to over $84 billion by 2003.

     Netplex believes that these statistics indicate a growing need for professional services designed to build or enhance business systems. Many Netplex customers have become participants in this growth by implementing business strategies that balance traditional technologies and practices with those introduced by the ubiquitous nature of the Internet. We believe that the vast majority of our business systems services in 2001 and beyond will include a combination of traditional and Web-based systems.

     In our experience, we have found that businesses wishing to implement Internet-integrated business systems strategies often require skill sets and capacity that extend beyond their internal marketing and Information Systems
(IS) staff. As a result, several of our customers have selected us to provide business systems consulting services intended to help them develop business strategies and/or build the systems that most efficiently balance traditional processes with emerging technologies and processes.


Description of Services


     As mentioned in the Netplex Overview, our business solutions capabilities fall into four primary disciplines. These are:

_______________
(1) Internet services spending is defined as the consulting, implementation, and operational services necessary to develop, deploy, and manage Internet sites.

     o Strategy, which seeks to leverage broad industry knowledge to guide clients toward the most effective use of business practices and systems;

     o Technology, which seeks to develop, integrate, and implement sophisticated information systems;

     o Experience, which seeks to help clients create ongoing interactive relationships with their customers through creative, marketing, and brand-building services; and

     o Security, which seeks to maximize the overall integrity and minimize the potential threats to clients' information systems.


     We believe that our solutions disciplines (described in more detail below) together provide the appropriate breadth and quality of services that will accommodate, on a single-source basis, the vast majority technology-related project within our targeted industries.

Service Discipline: Strategy. Businesses wishing to use technology to maximize their long-term business viability and competitive advantage often rely on our Strategy experts to help determine the best ways to reach their goals. Working collaboratively with our clients' executive-level managers, Netplex leverages its industry and technology experience to help evaluate new or modified opportunities for building revenues or improving operational efficiencies. Our Strategy discipline also helps clients define or revise business models designed to take advantage of these opportunities. This discipline is also charged with developing the execution plan for bringing the new business models to reality.

Service Discipline: Technology. Our Technology discipline consists of experienced developers, integrators, application experts, and project managers. Clients rely on our Technology discipline to design and develop powerful and secure business systems based either on the plans defined by our Strategy discipline or requirements established elsewhere. This group is also responsible for integrating newly developed systems with legacy systems to ensure economical and reliable business systems, as well as creating and/or integrating e-commerce capabilities to clients' Web applications. The Technology discipline also includes a formal Customer Support Network, through which we closely monitor clients' systems and react quickly to system failures.

Service Discipline: Experience. Our Experience discipline focuses on creative services intended to create the best possible experience for our clients' customers or Web visitors. The services often include defining of the interactive relationship our clients wish to establish with their customers, employees, investors, and partners. Once defined, our Experience discipline develops creative multimedia, design, and digital marketing solutions that become the springboard for our clients' interactive relationships. In 2000, Netplex added kiosk design and development to its list of offerings and our kiosk solutions have been deployed within several prominent retailers.

Service Discipline: Security. Our Security discipline is responsible for ensuring the integrity of clients' information systems and minimizing the threat of losing information due to "hacking," theft, or natural disasters. Our Security services include high-level information security strategy solutions, through which we will often perform vulnerability analyses, test systems' penetrability, and develop sound security architectures. In addition, we provide business contingency and continuity planning services, which clients' rely on to ensure the fastest-possible recovery from unexpected catastrophic events. We have sold these services both as stand-alone services and as part of projects originating from other Netplex disciplines. In 2000, our Security discipline expanded its leadership presence in the healthcare industry by working with hospitals and other health-related organizations to bring them into compliance with the upcoming "Health Insurance Portability and Accessibility Act" (HIPAA) security standards.

Competition


     Despite the significant difficulties many technology services companies experienced during 2000, Netplex remains in a very competitive market. Successful participants in this market are no longer relying on serving "dot-com" companies to attain revenue growth. Instead, most have realigned their marketing direction toward Fortune 1000 companies or established players within specific vertical markets. Netplex, in fact, established an industry-centric marketing strategy in 1999 and our revenue from dot-com companies represented less than 10% of our 2000 revenue.

     Netplex's competition falls into three general categories, described below. In all cases, many of our competitors have greater resources, greater expertise, or have better access to capital than Netplex. Competitive categories include:

|X| e-Solutions and Interactive Development Companies. These are companies that specialize in planning, designing, developing, and deploying interactive online systems and/or integrating these systems with clients' existing infrastructure. Competitors in this category include AnswerThink, AppNet, Cysive, Proxicom, Razorfish, Sapient, and several others, both public and private. Of these, several have moved into the full-service e-solutions market by expanding specific core disciplines, while others are start-ups that have been built upon a full-service solutions delivery model.
|X| Industry-Specific Solutions Integrators. These companies have expertise in and build solutions exclusively for specific vertical industries. Like Netplex, these companies often attempt to distinguish themselves by concentrating on a single or relatively few markets, thereby better enabling themselves to compete with larger and more well-funded consulting companies. Industry-specific solutions integrators include: Carreker Corporation, First Consulting Group, LakeWest Group, and several smaller companies.
|X| "Big 5" Consulting Firms. Many of the "Big 5" consulting firms (such as Deloitte & Touche, KPMG, and Accenture) feature industry-concentrated practices and offer strategic and technological solutions similar to ours. As a result, Netplex frequently competes against these firms when bidding on projects, especially when the project in question deals with individual services from within our disciplines.

Differentiators

Netplex believes that it has several competitive differentiators:


End-to-End e-Solutions: Netplex attempts to compete with other companies in our market by providing "end-to-end" solutions and developing relationships with clients who seek a provider that can efficiently balance multiple strategic and technical disciplines in developing or enhancing business systems. Netplex's end-to-end solutions seek to cover clients' business requirements "three dimensionally": from beginning to end, from front to back, and from efficiency to new value. We provide beginning to end services that guide clients from the strategic conception of their business initiatives through application development and deployment. Simultaneously, Netplex serves clients' systems initiatives from front to back--our services connect front-end on- and off-line application design with back-end databases and legacy systems, while incorporating the appropriate security elements. In addition, Netplex's services are designed to help clients achieve a variety of different goals with their systems, from saving costs through increased efficiency to taking advantage of ways to build new value or revenue streams through their systems.

Industry Focus: As previously mentioned, Netplex focuses on understanding the business dynamics and technology trends of specific vertical industries. As part of our fundamental business strategy, Netplex establishes formal practice areas dedicated to serving the unique needs of specific industries. As of today, our largest vertical industry practice is in the Retail industry. Netplex employs over 80 full-time billable professionals dedicated to creating retail-specific solutions and our employees have amassed a cumulative 1,000 person-years of retail technology and strategy experience.


Clients


Netplex's client base includes Fortune 1000 and middle-market firms from various industries. Because we concentrate on and market our services primarily to specific industries, the vast majority of our clients fall within the Retail/Consumer Products and Healthcare industries.


Our major Retail/Consumer Products clients include:

o        American Eagle Outfitters
o        Academy Sports and Outdoors
o        ALDI
o        Bakers Shoes
o        Brinker International
o        Cabela's
o        Chanel
o        The Christmas Tree Shops
o        Dick's Sporting Goods
o        Duckwall-ALCO
o        Gart Bros. Sporting Goods
o        Hancock Fabrics
o        Hoover
o        King Pharmaceuticals
o        Liverpool Group
o        The Museum Company
o        The Nature Company
o        Neiman Marcus
o        Phillips-Van Heusen
o        SAKS
o        Sport Chalet
o        Trans World Entertainment
o        Value City Dept. Stores
o        Virgin Entertainment Group

Our major Healthcare clients include:

o        Alegent Health
o        American Health Corp.
o        Baystate Health
o        Blue Cross/Blue Shield of Florida
o        Fauquier Hospital
o        Innovex
o        INOVA
o        Quintiles

Major clients from within other industries include:

o        America Online
o        King Pharmaceuticals
o        Major U.S. Stock Exchange
o        Oklahoma Christian Univ.
o        Oregon State Lottery
o        Securities and Exchange Commission
o        TeleCorp
o        TRW

Netplex derived, and believes that it will continue to derive, a significant portion of its revenue from a large number of clients. The Company recognized revenue from unaffiliated customers constituting 25.0% and 27.8% in 2000 and 1999, respectively from two customers in each year.


Growth Strategy


     Each of the following initiatives requires ample working capital. No assurance can be given that the Company's strategy will be successful.

     o Sustain Growth in Systems Solutions Business. In 2001, Netplex intends to undertake several initiatives that are designed to bring exposure to our company and help us continue our growth. We intend to make investments in publicizing our services, strengths, and position in the market through coordinated advertising campaigns and public relations activity. We are also planning to grow our sales staff and our team of billable professionals to accommodate revenue growth. Between 1999 and 2000, Netplex's revenue per billable employee changed by only 2 percent, indicating that our professional recruitment efforts are virtually identically aligned with our growth.

     o Develop New Vertical Practice Areas. Netplex also intends to roll out new vertical practice areas. We believe that the growth of our retail specialization stems from our knowledge and experience in the retail technology market. We believe that this industry understanding will enable us to create customer solutions that are aligned to the demands of the retail industry. Consequently, we believe that we must build a core industry competency, either organically or through acquisition, before we formalize any new industry-focused practice.

     o Pursue Acquisitions. Netplex has made six acquisitions in its history. We believe that additional acquisitions may benefit our core service offerings and improve our growth. As a result, we intend to consider further acquisitions if management deems them appropriate to improving our market position and shareholder value. We expect to consider acquisitions that are complementary to our existing capabilities or geographical positioning, or ones that help us expand into additional vertical markets.

Seasonal Considerations

     The company is generally not affected by seasonal changes except that only a limited amount of services are furnished to retail clients during the period from the end of November to the end of January.

Backlog

     The backlog of Netplex's project-based business was approximately $3,500,000 as of March 19, 2001.

Strategic Relationships

     Netplex continues to develop strategic relationships with companies or organizations whose services we believe complement ours. We believe that such partnerships play an important role in our strategy of being a premium-level end-to-end business systems provider. As technologies evolve, our ability to deliver advanced business systems solutions may depend on our ability to secure and maintain alliances with leading technology manufacturers.


CONTRACTORS RESOURCES

Overview


     The second of The Netplex Group's operating units is our Contractors Resources (CR) subsidiary. CR itself comprises two distinct business functions:


     o A business-to-consumer service, MyBizOffice(TM). Designed to help independent professionals (IPs) more easily manage their careers, MyBizOffice serves as a corporate infrastructure for independent professionals who would otherwise have to perform their own business management and administrative tasks. MyBizOffice's services include contract review, invoicing, collections, tax administration, employee benefits, pre-tax retirement programs, marketing services, financial services, and expense management.

     o A business-to-business service, the Consultant Service Center (CSC). By offering low-cost employment, payrolling, and benefits provisioning for clients' contingent work force, the CSC is designed to enable businesses to reduce consultant management costs and better position themselves to efficiently engage and work with their contingent work force. Clients may also extend the scope of the CSC's services to include our Consultant Recruitment Network (CRN) capability, which locates and assesses candidates for clients' open contract positions. In addition, the Consultant Service Center, which CR launched in early 2001, also serves as a marketing channel for MyBizOffice.


     MyBizOffice and the Consultant Service Center are discussed in more detail in "Description of Contractors Resources Services" later in this document.


Market Opportunity


     Through its MyBizOffice brand, CR serves the population of individuals who have chosen to pursue careers as independent professionals (IPs). These professionals are commonly referred to as contractors, consultants, independents, free agents, freelancers, and several other terms.

     We originally designed MyBizOffice to serve only IPs within the Information Technology industry. Recognizing an opportunity to expand our potential member base, we expanded MyBizOffice during 2000 to serve IPs representing other industries. MyBizOffice's audience now consists of IPs from a wide variety of industries, including management consultants, marketers, artists and designers, writers, business process specialists, and others.

     Estimates compiled by the U.S. Bureau of Labor Statistics (BLS) indicate that the IP market represents a significant population. In its February 1999 Current Population Survey titled "Contingent and Alternative Employment Arrangements," the BLS estimates an independent consultant work force of about 9 million. The BLS will publish an updated report on this population later in 2001.

     Within the independent consultant community, the Information Technology industry--which still makes up the most significant portion of MyBizOffice's members and prospects--has seen significant growth. "The Information Elite," a 1997 report by Dominique Black, projected that there would be about 2 million IT consultants in the U.S. by 2000, representing an annual growth rate of approximately 17%.

     There is also evidence that the population of IPs will continue to grow despite a down-turning economy and the recent significant number of layoffs within companies across the country. In a recent article in The Washington Post, journalist Carrie Johnson writes, "As layoffs continue to shake up the dot-com sector, some jittery employees wonder where they can find shelter from the aftershocks. For more and more, the answer is renouncing the traditional employment relationship by doing contract work."


Description of Services


     Contractors Resources, Inc. (CR) provides cost- and time-saving business management and administrative services for independent consultants and the organizations that use them. It's two service categories include MyBizOffice, a business-to-consumer service that targets individual IPs, and the Consultant Service Center, a business-to-business service that targets organizations that use at least 100 IPs per year.


Service Overview: MyBizOffice


     The MyBizOffice service is designed to support the business management, administrative, and advisory needs of independent professionals (IPs) working within the United States. IPs are professional or skilled non-permanent members of the corporate work force. This includes free-lance, project-based, hourly, and per diem individuals, whether incorporated, sole proprietors (classified as 1099 recipients), or W-2 employees engaged in the staffing or contractor business.

     When IPs join MyBizOffice (becoming "members"), they generally become W-2 employees of Contractors Resources2. As their employer of record, we provide MyBizOffice

--------------------
(1) In addition to its standard W-2 membership, Contractors Resources also provides services for several single-person corporations.

members the services and infrastructure normally associated with a traditional corporate environment. However, we do not put restrictions on their independent work style; MyBizOffice members find their own projects, negotiate their own hourly billing rates, and are free to work wherever and whenever they choose.

The services we provide our members are as follows:


|X|      Billing rate advice
|X|      Time sheet collection
|X|      Client invoicing and payment collections
|X|      State/federal/local payroll tax filings
|X|      Payrolling (providing a consistent tax-adjusted paycheck)
|X|      Accounts receivable management
|X|      Online banking and loan services
|X|      Expense reimbursement
|X|      Access to projects within larger corporations
|X|      Marketing and career development advice
|X|      Financial services
|X|      Contract administration


     In addition, we provide a competitive benefits package that is usually more comprehensive and less expensive than that which IPs would be able to assemble on their own. Benefits include:

|X|      401(k) program
|X|      Profit sharing
|X|      Health insurance
|X|      Dental insurance
|X|      Disability insurance
|X|      Professional liability insurance
|X|      Deferred compensation plan

     This benefits program is customizable to the personal needs of the member. We offer our health, dental, disability, and professional liability insurances at traditional corporate (group) rates, enabling our members to inexpensively provide their families with these necessary coverages. In addition, CR's profit sharing and 401(k) retirement plans allow members to put aside a significant portion of their pre-tax income.

     Members can also take advantage of several advisory services through the MyBizOffice Web site, including up-to-date billing rate surveys and consulting industry news. The site also helps to keep contractors current on technology changes and provides directories of training resources that can help keep members' skills in line with the needs of the technology industry.

     MyBizOffice is also an advocate for the independent worker. There is no potential conflict among the consulting market and the organizations that may engage them, because MyBizOffice does not bundle "hidden" fees for finding or brokering the engagements. (Thousands of "e-talent marketplaces" already provide this service.) Keeping the contract worker as the primary focal-point of the business is pivotal to our strategy.


Service Overview: The Consultant Service Center


     CR's business-to-business service, the "Consultant Service Center (CSC)," targets major businesses and government agencies. It offers high-value employment, payrolling, and benefits provisioning for our clients' contingent work force. CR designed the CSC to enable businesses to reduce consultant management costs and better position themselves to efficiently engage and work with their contingent workers. We officially launched the CSC service in early 2001.

     The Consultant Service Center relies on the Internet's expanded talent-finding capabilities to introduce a low-cost alternative to the traditional relationships between corporations and staffing companies. Traditionally, businesses have used staffing companies for two purposes: locating qualified consultants and providing these consultants' employment services (payrolling, tax administration, benefits, etc.). With the growth of online talent location and acquisition services, many businesses are now finding consultants without the assistance of staffing companies. However, they often have little choice but to turn to staffing companies to employ the consultant and provide the necessary employment services. In this scenario, many staffing companies will often still charge their full mark-up (generally between 25% and 50% of a consultant's hourly rate), even though they did not locate the individual.

     The CSC gives businesses the opportunity to "unbundle" the traditional staffing company model. As such, business that find their own consultants can now turn to the CSC for their employment services. Our fee for this service is under 5% of the consultant's rate, which is significantly lower than fees or mark-ups charged by most staffing companies. As a result, we believe that the CSC provides significant value for organizations that use consultants--not by reducing costs through using inferior consultants, but by streamlining clients' consultant supply chains.

     CR designed the CSC to offer its clients additional advantages such as easier consultant engagement, simplified invoice consolidation, and improved compliance with federal regulations. In addition, the CSC better enables organizations to become "consultant-friendly"--i.e., more easily able to attract, work with, and maintain consulting talent.

     In addition, the Consultant Service Center provides CR with a marketing channel that supplements our MyBizOffice service in two ways. First, CR markets the more encompassing MyBizOffice service to its CSC members with the intention of converting them to MyBizOffice upon completion of their CSC-related contract. Second, we believe CR's corporate affiliations may influence MyBizOffice prospects to join MyBizOffice because such relationships enable members to more easily work within affiliated organizations.


Competition


     Contractors Resources represents one alternative for independent professionals (IPs) who choose to work outside of the "traditional" company-centric employment model. Contractors Resources is one of several options these professionals have for pursuing and building independent careers. These include:

     o Working with a staffing company. Many IPs associate themselves with a staffing or professional services company3. These companies provide employment services (i.e., benefits, insurances, payrolling, tax administration, etc.) and actively attempt to match independent individuals with appropriate project positions. These companies typically charge a 25% to 50% mark-up on their consultants' hourly rate. There are presently thousands of staffing companies in the U.S. and around the world and their IP bases range from under 10 to several thousand.

     o Working as a "1099" independent. IPs who prefer to find their own project positions often work as a sole proprietor or "1099" (so named because of the IRS form 1099 they are required to complete). These IPs are generally more experienced and are able to command higher billing rates than those who work with staffing companies, as their clients are not required to pay any mark-ups on their rate. However, 1099s are responsible for handling their own insurance, retirement programs, liability, and self-employment taxes. In addition, some businesses will not work with 1099s due to the administration associated with engaging individual contractors as well as the possibility of infringement on federal regulations concerning the classification of their work force.

     o Self-incorporating. Like 1099s, individuals who choose to incorporate themselves have the flexibility to find their own projects and can generally charge higher rates than those working with staffing companies. Self-incorporating also gives IPs a more professional appearance and enables them to work with some clients who would be unwilling to work with them as 1099s. Single-person corporations, though, must take on additional administrative tasks associated with running their business and are required to pay unemployment insurance and Workmen's Compensation insurance.

     o Using a "Virtual Corporate Office" or "back-office." A relatively new alternative, "back office" services provide a company-like infrastructure for IPs who prefer to find projects on their own. With the advent of the Internet, back-office services have been called Virtual Corporate Offices, as their services and financial tracking mechanisms are Internet-accessible. Like a staffing company, a Virtual Corporate Office serves as its IPs' employer of record and therefore provides services such as benefits, insurances, payrolling, tax administration, etc. Virtual Corporate Offices, however, do not charge to find projects for its IPs and are generally able to charge lower fees or mark-ups than staffing companies. Virtual Corporate Offices generally do not impede their IPs' freedom to choose their own clients, rates, and schedule. CR's MyBizOffice service falls into this category of services.

     The first three of the above alternatives represent competitive forces to the Contractors Resources employment model, as most IPs choose to participate in one and only one of these models at a time. Currently, we estimate that fewer IPs opt for the Virtual Corporate Office alternative than any of the others. We believe this is primarily due to the fact that this is a relatively new concept and that many IPs are either unaware of this alternative or comfortable with their existing employment arrangements.

     Competition within the Virtual Corporate Office market grew in 2000 as new companies began providing these types of services and others refined offerings to better align with this category. Most of the companies in this space are currently private.

     CR believes that the Virtual Corporate Office employment model alternative will grow in popularity as more IPs recognize it as a viable option. As a result, CR expects that additional companies will emerge in this market and that competition will therefore intensify. CR may experience lower margins and/or a reduction in the number of members as a result of competitive forces. If we cannot compete effectively within this market, we may be unable to sustain or grow our business.


Differentiators


     Contractors Resources has several differentiators that we believe will help us attain a leadership position in the Virtual Corporate Office market. They include:

     o Experience. Contractors Resources has been providing contractor-focused back-office services since 1986. We believe that this represents more experience than many similar businesses, some of which have emerged in the last three years. We believe that this experience is integral to several critical business processes that are flexible, scalable, and more advanced than our current competition.

     o Services for individuals and organizations. Contractors Resources believes it improved its competitive positioning in early 2001 by adding the Consultant Service Center, a suite of services that are marketed exclusively to businesses and government agencies that use IPs. This offering works in concert with, but is distinct from, our MyBizOffice service that targets individual IPs. We designed the Consultant Service Center offering to expand our overall revenue base and serve as a marketing channel to potential MyBizOffice members.

     o Fully integrated online service offering. During 2000, CR completed the integrated Web-enablement of all our key business processes and financial systems. We believe that completing this conversion enables us to serve our members more efficiently and, as a result, the same number of CR support staff can administer a greater number of members. In addition, research we conducted in 1999 indicated that an online system is more appealing to our members and target market. We believe that our ability to serve greater numbers of members gives CR a critical competitive advantage.

Clients


         The client base for Contractors Resources' MyBizOffice service comprises individuals. The corporate clients with which we have Master Services Agreements include many Fortune 1000 companies throughout the U.S.


Growth Strategy


     As mentioned earlier, CR introduced the business-to-business Consultant Service Center offering in early 2001. We believe that the most effective way to market our services to the independent workforce is to pursue the organizations that use contract talent. As a result, CR intends to devote the majority of its sales and marketing expenditures to the pursuit of organizations that use a significant number of contracted workers.


     Contractors Resources believes that the addition of and attention to our Consultant Service Center sales and marketing efforts will not preclude marketing efforts directed specifically toward growing the MyBizOffice membership. We are continuing to advertise MyBizOffice in several publications and on various Web sites. In addition, we are continuing to pursue partnerships that we believe will bring more exposure or add more services to the MyBizOffice offering.

Seasonal Considerations


     There is no material seasonal effect on our Contractors Resources business.

Backlog


     Due to the nature of its business, Contractors Resources does not have backlog.


Strategic Relationships


     We are continually pursuing partnerships that will either augment CR's suite service offerings or better enable us to market these services to a greater number of potential members or clients.

The most prominent partnerships CR established during 2000 and the early part of 2001 include:


     o Monster Talent Market. In May, 2000, CR established a two-year partnership with Monster Talent MarketSM (MTM). MTM is an area within TMP Worldwide's Monster.com online job market service that specifically targets IPs and individuals who are considering working on their own. As a result of the partnership, the MyBizOffice service has been incorporated into the MTM site as a co-branded component. The co-branding agreement is subject to litigation described in Note 14 to the financial statements.

     o TheBancorp.com. In October, 2000, CR established a partnership with TheBancorp.com, a provider of online banking services that are marketed through online establishments that serve as affiliates. Through this relationship, we have extended MyBizOffice's service offering to include TheBancorp.com's full suite of services, including checking and savings accounts, loans and mortgages, auto leases, an online brokerage services.

CORPORATE INFORMATION


     The following sections apply to The Netplex Group, Inc., not specifically to either of our two operating units.


Financial Information About Segments


     For financial information regarding our business divisions (Netplex and Contractors Resources) see Note 16 to the financial statements.


Company Background and Development


     We were incorporated in 1986 in New York under the name CompLink, Ltd. In 1992, CompLink completed an initial public offering to finance an effort to develop a messaging software system (which the Company no longer supports). In 1996, CompLink acquired, through a merger that was accounted for as a reverse merger, The Netplex Group, Inc. and Contractors Resources, and changed its name to The Netplex Group, Inc.

     This merger provided us with additional capital and enabled us to expand through acquisitions. Since 1997, Netplex acquired several companies with the intention of building our experience, technical staff, customer base, market exposure, revenue, and industry-focused expertise.

     In 2000, we sold a division of a previously acquired entity, Onion Peel Solutions, and announced our intention to sell or discontinue certain operational disciplines. We believe these changes streamline our operations and better enable clients, potential clients, analysts, investors, and the general public to understand the scope of our offerings.


Geographic Positioning


     The geographic scope of Netplex currently consists of five office locations. Of these, three are on the East Coast of the U.S. two are in Midwest. The Company does not have any locations outside the U.S. Revenue from sources outside the U.S. is less than 1 percent of total revenue.

     We are continually assessing the most suitable areas for geographic expansion and will seek to penetrate new markets when appropriate, either organically or through acquisitions.


Operations and Support


     During 2000 we moved our headquarters from McLean, Va., to Reston, Va., which includes its executive offices, and its marketing, legal, financial services and human resources departments.


Intellectual Property


     We do not hold any patents or registered trademarks. However, we consider the Netplex, Contractors Resources, and MyBizOffice names and our database of independent professionals to be highly proprietary.


Employees


     As of March 19, 2001 we had approximately 525 full-time employees (including permanent and contract employees). We believe that our relations with our employees are good.


Properties


     We lease approximately 20,000 square feet of space in McLean and Reston, Virginia for our corporate offices and the operations of some business units. We also lease office space in Roseland, New Jersey, southwestern Virginia, Charlotte, North Carolina, Atlanta, Georgia, Tampa, and Edmond, Oklahoma. These locations serve as operating offices of our businesses. These leases expire on various dates from December 2000 to May 2005. The Company has decided to discontinue certain of its businesses and to restructure its operations in late 2000. Once discontinued businesses are sold and the restructuring is complete, the Company will operate from facilities located in Reston, Virginia and Edmond, Oklahoma.

     We believe that the space in our existing corporate and branch facilities is adequate for the foreseeable future to support the growth of our existing operations in the geographic areas in which we currently operate. We expect to expand our operations into new geographic regions in the future and will need to lease additional branch offices to support operations in those regions.


Legal Proceedings

From time to time, we are subject to litigation in the ordinary course of business.


     On September 4, 1997, Data Systems Analysts, Inc. ("DSA"), a software design and consulting company, filed a complaint against Technology Development Systems, Inc. ("TDS") and the Company, alleging copyright infringement and breach of the Company's agreement. The Complaint also seeks damages against XcelleNet, Inc., which the Company has indemnified. The Complaint claims damages in excess of $300,000 plus punitive damages. The Company is vigorously defending against the action although an unsuccessful mediation session and settlement conference were held in an attempt to resolve the dispute. The nature and amount of damages, if DSA's allegations are proven, appear uncertain.

     In June of 2000, the Company, TDS and XcelleNet, Inc. filed a complex motion for summary judgment, asking the Court to dismiss the majority of DSA's claims in the case. DSA also filed a motion for summary judgment asking the court to enter judgment in its favor on several of its claims. The district court judge held oral arguments on the counter-motions on Friday, January 19, 2001.

     On March 6, 2001, the court denied the motion by TDS and the Company in its entirety. It granted plaintiff's motion for summary judgment on liability and directed that damages be tried to a jury on May 24, 2001. The provisions of the agreement that the opinion finds the Company violated could lead to substantial damages being awarded against the Company. While part of the theory for copyright damages was dismissed, another part was left to be tried. It, too, could result in substantial damages.

     On March 20, 2001, the Company filed a motion for reconsideration of the granting of summary judgment on two portions of the order. There can be no assurance that reconsideration will be granted.

     XcelleNet has reached an agreement in principle to settle that portion of the case against it in the amount of damages proven at trial on the claims against Xcellenet, and has reserved its indemnity claim against the Company.

     In December 2000, TMP filed suit against the Company and its Contractors Resources subsidiary alleging that the Company failed to make a quarterly cash payment under its co-branding agreement with TMP. The complaint seeks a judgment of approximately $464,000. The Company has disputed the allegations, denying all liability and has asserted affirmative defenses, including that TMP did not perform the agreement as required. Since filing the suit, TMP has also notified the Company that it has failed to make another payment under the agreement but this alleged default has not yet become part of the litigation. While initial discovery had commenced, both parties have agreed to stay all further discovery pending a conference with the Court. Management believes it has meritorious defenses in this matter and the outcome will not have a material adverse impact on its financial condition or results of operations.

     The Company is not currently involved in any other litigation or proceedings, which if decided against the Company would have a material adverse affect, either individually or in the aggregate.

     The principal risks that we insure against are workers' compensation, personal injury, property damage, general liability, and fidelity losses. We maintain insurance in amounts and with coverages and deductibles that management believes are reasonable and prudent.


                                   MANAGEMENT

Executive Officers, Directors and Key Employees


     The following table lists the names and ages of all of our executive officers and directors and the positions and offices held by each individual:

-------------------------------------------------------------------------
Name                      Age       Title
-------------------------------------------------------------------------
Gene Zaino                43        Chief Executive Offices, Chairman,
                                    President and Director (Class III)
-------------------------------------------------------------------------
Peter Russo               54        Chief Financial Officer and Treasurer
-------------------------------------------------------------------------
Richard Goldstein         53        Director (Class III)
-------------------------------------------------------------------------
Steven L. Hanau           56        Director (Class II)
-------------------------------------------------------------------------
J. Alan Lindauer          61        Director (Class I)
-------------------------------------------------------------------------


     Gene Zaino has been a director of Netplex since August 1995 and became our Chief Executive Officer and Chairman upon completion of the merger with Netplex in June 1996. From November 1995 through the completion of the merger, Mr. Zaino functioned in the capacity of Chief Executive Officer. Mr. Zaino started his career at KPMG LLP in 1980. He was a founding principal of a subsidiary of Evernet Systems, Inc., which was acquired by Control Data Systems, Inc. in 1993. In January 1994, Mr. Zaino developed the business plan that led to the formation of Netplex. Mr. Zaino is a graduate of the University of Pennsylvania's Wharton School of Business and is a Certified Public Accountant.

     Peter Russo joined Netplex in January, 2000 as our Chief Accounting Officer and was promoted to Chief Financial Officer in October 2000. Mr. Russo was the Executive Vice President and Chief Financial Officer for Template Software, from May 1999 to January 2000, Senior Vice President and Chief Financial Officer at Computer People, Inc. from April 1997 to May 1999, Senior Vice President and Chief Financial and Administrative Officer at TRC Companies, Inc. from June 1993 to April 1997 and Treasurer and Controller at Gerber Scientific, Inc. from May 1990 to June 1993. Prior to that, Mr. Russo spent 11 years with a predecessor to Pricewaterhouse Coopers, from 1969 to 1980, the last four years as Senior Audit Manager. Mr. Russo holds a bachelor's degree in accounting from Niagara University and is a Certified Public Accountant.

     Richard Goldstein has served as a director of Netplex since July 1996. Mr. Goldstein has been a Partner of Tocci, Goldstein and Company, L.L.P., a New York City-based C.P.A. firm since 1992. Prior to 1992, Mr. Goldstein was a Tax Partner with KPMG LLP. Mr. Goldstein holds a Bachelor of Business Administration in Accounting and Master of Business Administration in Taxation from the City University of New York and is a Certified Public Accountant.

     Steven Hanau became a director of Netplex in July 1998. Mr. Hanau has served as President of Enterprise Services at Wang Global since August 1996. Prior to 1996, Mr. Hanau spent eight years at I-NET, becoming its President of Enterprise Services until Wang Global acquired I-NET. Mr. Hanau spent twenty two years in the U.S. Army, holding high level positions with the Army Chief of Staff and the Office of the Secretary of Defense. Mr. Hanau holds a degree from the United States Military Academy and earned advanced degrees in operations research from Stanford University and in business administration from Long Island University.

     J. Alan Lindauer became a director of Netplex in November 1998. Mr. Lindauer has also been serving as a director of Waterside Capital Corporation since July 1993 and was named as its President and Chief Executive Officer in March 1994. Mr. Lindauer has also served as President of JTL, Inc., since 1986. Also since 1986, Mr. Lindauer has served as a director of Commerce Bank of Virginia. In 1963, Mr. Lindauer started Minute-Man Fuels, which he managed until 1985. Mr. Lindauer holds a Bachelor of Business Administration in Accounting and a Master of Business Administration from Old Dominion University. He is a Certified Management Consultant.

     Board Composition. Our amended Certificate of Incorporation currently authorizes six (6) directors. Our Board of Directors currently consists of four
(4) members. Our amended Certificate of Incorporation provides that our board of directors will be divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. The initial Class I director, J. Alan Lindauer, was reelected to office at the 2000 annual meeting of shareholders and will hold office until the 2003 annual meeting of shareholders. The initial Class II director, Steven L. Hanau, will hold office until the 2001 annual meeting of shareholders. The initial Class III directors, Gene Zaino and Richard Goldstein, will hold office until the 2002 annual meeting of shareholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.

Compensation of Directors and Executive Officers

     Our Board of Directors are not paid to attend meetings; however, each member receives options to purchase 15,000 shares of common stock when he or she is first elected to the Board. Options awarded to directors are granted under a stock option plan established for the directors. To date, options to purchase 300,000 shares at exercise prices ranging from $0.47 to $3.56 per share have been granted to directors. In February 2000, each outside director received a cash bonus of $10,000.


     The following table lists, for the fiscal years indicated, all compensation that we paid to Gene Zaino, Chief Executive Officer and Peter J. Russo, Chief Financial Officer. We had no other executive officers, whose salary and bonus exceeded $100,000 for the year ended December 31, 2000.


Summary Compensation Table


---------------------------------------------------------------------------------------------------------
                                                                           Long-Term
                                             Annual Compensation      Compensation Awards
---------------------------------------------------------------------------------------------------------
                                            Fiscal                         Securities          All Other
      Name and Principal Position            Year        Salary($)     Underlying Options    Compensation
---------------------------------------------------------------------------------------------------------
Gene Zaino, Chairman, CEO and
President (1)                                2000        $275,000            700,000            $14,140
---------------------------------------------------------------------------------------------------------
                                             1999        $744,537              7,500            $13,000
---------------------------------------------------------------------------------------------------------
                                             1998        $140,747                 --            $15,000
---------------------------------------------------------------------------------------------------------
Peter J. Russo, Senior Vice-President        2000        $182,211            300,000              4,663
and CFO (2)
---------------------------------------------------------------------------------------------------------


--------------------------------

     (1) Mr. Zaino is employed under an employment agreement under which as of January 1, 2000, he is paid a base salary of $275,000. See "Management - Compensation of Directors and Executive Officers - Employment and Related Agreements." Mr. Zaino received a bonus approved by the Board in January 2000 of $545,902, the net proceeds of which were used to repay the loan from the Company. We accrued the bonus in 1999.

     (2) Mr. Russo is employed under an employment agreement under which he was paid an annual base salary of $200,000. See "Management -Compensation of Directors and Executive Officers - Employment and Related Agreements."


Aggregated Option Exercises and Fiscal Year-end Option Values


------------------------------------------------------------------------------------------------------------------
                    Shares
                   Acquired
                      on         Value             Number of Securities             Value of Unexercised In-The-
                   Exercise     Realized          Underlying Unexercised             Money Options at December
                      (#)          ($)         Options at December 31, 2000                   31, 2000(1)
------------------------------------------------------------------------------------------------------------------
Name                                           Exercisable/    Unexercisable        Exercisable/    Unexercisable
------------------------------------------------------------------------------------------------------------------
Gene Zaino          100,000       $6,000         618,750          603,750                  --               --
------------------------------------------------------------------------------------------------------------------
Peter J. Russo      100,000       $6,000              --          200,000                  --               --
------------------------------------------------------------------------------------------------------------------

--------------
(1) At December 31, 2000, the closing price of the Company's Common Stock on the Nasdaq SmallCap Market was $0.094.


Employment and Related Agreements

     Mr. Zaino is employed under an employment agreement through June 2002, under which he is currently paid an annual base salary of $275,000. Mr. Zaino is also entitled to receive an annual bonus based on the financial and operating performance of Netplex. The Board approved and determined to grant Mr. Zaino additional compensation in the form of annual cash incentive compensation. In January 2000, Mr. Zaino received annual cash incentive compensation of $545,902. This bonus was accrued in 1999. In addition, under his employment agreement, Mr. Zaino may also receive an annual bonus at the sole discretion of the Board, based upon our financial and operating performance, which shall not exceed 60% of base salary.

     We have and are the beneficiary under a key-person life insurance policy for $2 million with respect to Mr. Zaino.


     Mr. Russo is employed under an employment agreement through January 2003, under which he is paid an annual base salary of $200,000. Mr. Russo is also entitled to receive an annual bonus based on the financial and operating performance of Netplex. In addition, under his employment agreement, Mr. Russo is entitled to 12 months base pay upon a change of control of Netplex.


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors currently consists of Richard Goldstein and Steven Hanau. No interlocking relationship exists between any member of our Board of Directors or our Compensation Committee and any member of the board of directors or compensation committee of any other company, and no interlocking relationship has existed in the past.

                              CERTAIN TRANSACTIONS

     In January 1997, we loaned $150,000 to Mr. Zaino, our chief executive officer, for relocation expenses. The loan accrued interest at a rate of 8% per year. The note and accrued interest were paid in full in January 2000.




     Mr. Lindauer is one of our directors and the President, Chief Executive Officer and Director of Waterside Capital Corporation, the holder of shares of our Class C Preferred Stock. On January 28, 1999, Waterside lent us $800,000 under a subordinated note. On December 15,

1999, the subordinated note was exchanged for an increase in the number of shares of our common stock that the Class C Preferred Stock is convertible into.

     The Company paid approximately $18,000, $45,000 and $24,000 in 2000, 1999 and 1998, respectively for accounting, tax and consulting services to an accounting firm in which Mr. Goldstein, one of our directors, is a partner.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information concerning ownership of the Company's common stock, as of March 19, 2001, by each person known by the Company to be the beneficial owner of more than five percent of the common stock, each director, each nominee for Director, each executive officer, and by all directors and executive officers of the Company as a group.


Name of Beneficial Owner                        Number of Shares of Common Stock
                                                      Beneficially Owned (1)

                                                Number                   Percent
                                                ------                   -------

Gene Zaino                                    2,036,430(2)                 9.0%
Peter Russo                                     100,000                     **
Richard Goldstein                                82,500(3)                  **
Steve Hanau                                      90,000(4)                  **
J. Alan Lindauer                                 80,000(5)                  **
All directors and                             2,388,930                   10.4%
   Executive officers as a
   Group


------------------------
* All of the Named Beneficial Owners use The Netplex Group, Inc., 1800 Robert Fulton Drive, Second Floor, Reston, Virginia 20191 as a business address with respect to the matters provided herein. ** Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and, unless otherwise indicated, includes sole voting and investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the outstanding common stock beneficially owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage beneficially owned by any other person. Based solely on a review of Schedules 13G and 13D that have been filed and delivered to the Company, the Company is not aware of any 5% beneficial holders of its common stock, other than the persons specified in the table above.


(2) Includes 622,500 shares of common stock, subject to currently exercisable options and warrants.


(3) Consists of 82,500 shares of common stock subject to currently exercisable options.


(4) Consists of 67,500 shares of common stock subject to currently exercisable options and 22,500 shares of common stock owned.



(5) Consists of 75,000 shares of common stock subject to currently exercisable options and 5,000 shares of common stock owned.

                            DESCRIPTION OF SECURITIES


     As of March 19, 2001, our authorized capital stock consisted of:

     - 100,000,000 shares of common stock, par value $0.001 per share, of which 22,080,746 shares were issued and outstanding, 4,452,789 shares were reserved for issuance pursuant to our stock option and purchase plans and 7,875,690 shares were issuable and reserved for issuance pursuant to securities (other than shares reserved for issuance pursuant to the Company's stock option and purchase plans) exercisable or exchangeable for, or convertible into, shares of common stock, and

     - 6,000,000 shares of preferred stock, par value $0.01 per share, of which 1,904,438 shares have been designated as Class A Preferred Stock of which 80,597 shares were issued and outstanding; 1,500,000 shares have been designated Class B Preferred Stock of which no shares were issued and outstanding; 1,500,000 shares have been designated Class C Preferred Stock of which 1,500,000 shares were issued and outstanding; 15,000 shares have been designated Series D Preferred Stock of which 1,324 shares were issued and outstanding; and 3,000 shares have been designated Series E Preferred Stock of which 3,000 shares were issued and outstanding.

     The descriptions below of the terms of the common stock, preferred stock and the related warrants are summaries of the material terms only and do not purport to be complete. The descriptions below are subject to and qualified by the detailed provisions of our amended Certificate of Incorporation and Bylaws, all of which have been filed with the SEC and are incorporated into this prospectus by reference and by applicable law.

Common Stock

     The holders of our common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including preferred shares, having a preference over the common stock as to dividends or upon liquidation, the holders of our common stock are also entitled to dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of common stock. Holders of the common stock have no preemptive, subscription or conversion rights. The common stock is not subject to assessment and has no redemption provisions.

Preferred Stock

     In addition to the Series D Preferred Stock and the Series E Preferred Stock, we have the authority to issue 4,414,258 additional shares of preferred stock in one or more series and to fix the designations, relative powers, preferences, and rights and the qualifications, limitations or restrictions of all shares of each series, including dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each series, without any further vote or action by the shareholders.

     The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Netplex without further action by the shareholders.

Class A Preferred Stock

General

     We have designated 1,904,438 shares of our preferred stock as Class A Preferred Stock. For each share of Class A Preferred Stock issued, the shareholder also received a warrant to purchase one share of our common stock at an exercise price of $2.50 per share. Each warrant became exercisable on March 19, 1997 and expires on September 19, 2001. We have the right to call the warrants at a redemption price of $0.01 per share upon:

o    registration of the shares underlying the warrant, or

o 30 days written notice given at any time upon the common stock attaining a trading price of at least $5.00 per share and sustaining that price for 20 trading days.

Dividends

     Each share of Class A Preferred Stock shall receive a cumulative dividend of 10% per year, payable in cash or additional shares of Class A Preferred Stock.

Liquidation Preference

     The Class A Preferred Stock shall rank senior to all classes and series of our capital stock now or hereafter authorized, issued, or outstanding. In the event of any voluntary or involuntary liquidation, dissolution, winding up, or change in control of Netplex, the holders of Class A Preferred Stock shall receive the greater of:

o $4.00 per share of Class A Preferred Stock, plus any accrued but unpaid dividends, or

o the amount the holders of Class A Preferred Stock would have received if they had converted their preferred stock into common stock, plus any accrued but unpaid dividends.

Voting Rights

     The holders of Class A Preferred Stock are not entitled to vote on any matter except as required by law.

Conversion

     The holders of the Class A Preferred Stock have the right, at any time, to convert each share of Class A Preferred Stock into one share of common stock, plus any accrued but unpaid dividends payable in cash or the Class A Preferred Stock.

Redemption

     Upon the effectiveness of a registration statement that registers the common stock underlying the Class A Preferred Stock, we may redeem the Class A Preferred Stock for $2.00 plus any accrued but unpaid dividends. Additionally, we may redeem the Class A Preferred Stock upon 30 days written notice at any time after September 19, 2000 if:

o the last sale price of the common stock has been at least $5.00 per share on all 20 of the trading days ending on the third date prior to the date on which written notice of redemption is given, or

o the last sale price of the common stock has been at least 20 percentage points higher than the prior year's price as the prior year's price relates to $2.50 per share (i.e., 220% of $2.50 in the fifth year, 240% of $2.50 in the sixth year, etc.) on all 20 which notice of redemption is given.

Class B Preferred Stock

     In October 1998, we issued 643,770 shares of Class B Preferred Stock. Each share of Class B Preferred Stock is immediately convertible into one share of common stock. No dividends are payable on Class B Preferred Stock. There are no shares of Class B Preferred Stock currently outstanding.

Class C Preferred Stock

General

     We have designated 1,500,000 shares of preferred stock as Class C Preferred Stock. The holders of the Class C Preferred Stock have received warrants to purchase 150,000 shares of common stock at $1.375 per share. In addition, we are required to issue warrants to purchase 100,000 additional shares of common stock for each 18 month period the Class C Preferred Stock is outstanding, up to a total of 400,000 additional shares of common stock. The warrants have a 10-year term and are immediately exercisable.

Dividends

     Each share of the Class C Preferred Stock earns cumulative dividends at 9.99% per year, payable in cash. The dividend rate increases to 15% per year once the Class A Preferred Stock is no longer issued and outstanding.

Liquidation Preference

     The Class C Preferred Stock shall rank senior to the common stock and shall rank junior to the Class A Preferred Stock with respect to dividend rights or rights on liquidation, winding up, dissolution, or change in control. In the event of any voluntary or involuntary liquidation, dissolution, winding up, or change in control, the holders of the Class C Preferred Stock shall receive, before the holders of any securities junior to the Class C Preferred Stock, the greater of:

o $3.99 per share of Class C Preferred Stock, plus any accrued but unpaid dividends, or

o the amount the holders of Class C Preferred Stock would have received if they had converted their preferred stock into common stock, plus any accrued but unpaid dividends.

Voting Rights

     The holders of the Class C Preferred Stock are not entitled to vote on any matter except as required by law.

Conversion

     The Class C Preferred Stock is convertible at any time after the earlier of a change in control of Netplex or five years from the date of issuance and is redeemable at our option at any time within the first five years. The number of shares into which the Class C Preferred Stock is convertible is equal to $2,300,000 plus accrued unpaid dividends divided by 25% of the 20 day average trading price of our common stock immediately prior to conversion.

     To the extent that our stock price decreases and we do not exercise our right of redemption prior to conversion, the number of shares of our common stock to be issued upon conversion of our Class C Preferred Stock could increase significantly; the issuance of additional shares of common stock could substantially dilute your ownership interest and depress the price of our common stock. The conversion of the Class C Preferred Stock into common stock may result in the sale of a significant number of shares of common stock into the market; these sales could decrease the price of our common stock. Additionally, the perceived risk of dilution from conversion of the Class C Preferred Stock may cause other shareholders to sell their shares before conversion or encourage short sales of our common stock; those sales could also place further downward pressure on the price of our common stock.

Redemption

     We may redeem the Class C Preferred Stock at any time prior to or on September 28, 2003 at an aggregate amount equal to $2,300,000 plus any accrued but unpaid dividends.

Series D Preferred Stock

General

     We have designated 15,000 shares of our preferred stock as Series D Preferred Stock. As of March 19, 2001, 1,324 shares of Series D Preferred Stock are issued and outstanding.

Dividends

     Commencing November 10, 2000, the holders of the Series D Preferred Stock have waived the continued accrual or payment of dividends on the Series D Preferred Stock. Prior to such date the Series D Preferred Stock earned a cumulative dividend at a rate of 7% per year which was payable quarterly, beginning on the first day of the calendar quarter subsequent to the date of issuance. Subject to the terms of our amended Certificate of Incorporation, we were permitted to pay the dividends in cash or shares of our common stock, and prior to November 10, 2000, a total of 190,608 shares of Common Stock were issued as dividends thereunder.

Liquidation Preference

     In the event of our liquidation, the holders of the Series D Preferred Stock will be entitled to a liquidation preference before any amounts are paid to the holders of any of our capital stock of any class junior in rank to the Series D Preferred Stock. The liquidation preference is equal to the amount originally paid for the shares of Series D Preferred Stock, or $1,000 per share, plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus any unpaid dividends and any unpaid default interest.

Voting Rights

     The holders of the Series D Preferred Stock are not entitled to vote on any matter except as required by law, except that the consent of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock will be required to effect any change in our amended Certificate of Incorporation that would change any of the rights of the shares of Series D Preferred Stock.

Conversion


     The Series D Preferred Stock is convertible, at a conversion price of $0.65625 per share, into shares of common stock at the option of the holder thereof at any time from the date of issuance. Pursuant to the Exchange Conversion and Redemption Agreement, the holders of the Series D Preferred Stock are required to convert all of their remaining shares of Series D Preferred Stock on or before March 28, 2002, subject to certain limitations to conversion described below. The number of shares of common stock to be issued upon a conversion of a share of Series D Preferred Stock is determined by dividing the sum of $1,000 (the amount paid for the share), plus accrued and unpaid dividends plus any unpaid default interest by $0.65625.


     If we fail to deliver shares of common stock after being requested by a holder of the Series D Preferred Stock to convert its shares to common stock, then we will be subject to certain cash penalties after 5 business days from our receipt of the request:

o    after 12 business days from our receipt of the request,

o if the holder exercises its right to void the conversion request, the conversion price will be reduced to the lesser of the conversion price then in effect or the lowest closing sale price of our common stock during the period beginning on the date the holder requested conversion and ending on the date the conversion request was voided; and

o the holder that made the request will be entitled to require us to redeem its shares of Series D Preferred Stock.

     Also, if we issue certain options or convertible securities that are convertible into or exchangeable or exercisable for common stock at a price that varies based on the market price of our common stock, then the holders of the Series D Preferred Stock may elect to substitute the variable price of these options or convertible securities for the conversion price then in effect when they elect to convert their shares of Series D Preferred Stock.


     The conversion of the outstanding Series D Preferred Stock at the fixed conversion price of $0.65625 will result in the issuance of 2,017,524 shares of common stock.


     No holder of shares of the Series D Preferred Stock may convert its shares if the conversion (i) would make the holder the beneficial owner of more than 4.99% of our then outstanding common stock, excluding shares deemed beneficially owned through ownership of unconverted shares of the Series D Preferred Stock and Series E Preferred Stock or (ii) would cause selling shareholder together with its affiliates, to have acquired a number of shares of common stock during the 60 day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60 day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted. Although, originally we were not obligated to issue any shares of common stock if as a result of the issuance the aggregate number of shares of common stock issued upon conversion of the Series D Preferred Stock and exercise of the related warrants would equal or exceed 20% of the amount of our common stock outstanding on March 29, 2000, this limitation is no longer applicable because we obtained shareholder approval as required by the applicable rules of the Nasdaq SmallCap Market for such an issuance. As a result of this approval, there is no limit on the amount of shares that can be issued upon conversion of the Series D Preferred Stock.

Mandatory Conversion

     Pursuant to the Exchange, Redemption and Conversion Agreement, the holders of our Series D Preferred Stock are obligated to convert all of their shares of Series D Preferred Stock in to our common stock on or before March 29, 2002. Accordingly, on November 10, 2000, such shareholders converted 1,178 shares of Series D Preferred Stock into 1,808,473 shares of common stock. Subject to the 4.99% limitation and the 9.99% limitation discussed above and other conditions contained in the Exchange, Redemption and Conversion Agreement, the holders of the Series D Preferred Stock shall from time to time convert their remaining 1,324 shares into common stock.

Redemption

Beginning on March 29, 2002, subject to extension in certain circumstances, we can redeem the outstanding Series D Preferred Stock that we issued on March 29, 2000 for the price originally paid for the shares plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus unpaid default interest. If we do not redeem all of these shares of Series D Preferred Stock by June 3, 2002, we will be required to convert the shares that we do not redeem into the number of shares of common stock determined by dividing the sum of $1,000 plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus unpaid default interest by the applicable conversion price. The applicable conversion price at the time of the conversion will be 95% of the dollar volume-weighted average price of the common stock on June 3, 2002. During the period beginning on and including April 2, 2002 and ending on and including June 3, 2002, the holders of the shares of common stock issued upon the conversion of the Series D Preferred Stock will be limited in the amount of the shares that they may sell.

Upon the occurrence of the trigger events listed below, the holders of Series D Preferred Stock have the right to require us to redeem all or a portion of their Series D Preferred Stock at a redemption price per preferred share equal to the greater of:

o 125% of the price paid for such share of Series D Preferred Stock plus unpaid dividends and unpaid default interest; or

o The relative percentage that the average closing sales price of the common stock on the date immediately preceding such trigger event bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon the occurrence of a triggering event of the price paid for such share of Series D Preferred stock plus any unpaid dividends and any unpaid default interest.

The events that will entitle the holders of the Series D Preferred Stock to exercise these redemption rights are the failure by us to deliver shares of common stock upon conversion of the Series D Preferred Stock and the occurrence of any of the following trigger events:

o the effectiveness of a registration statement we are required to file under the terms of the registration rights agreement lapses for any reason or is unavailable to the holders of the Series D Preferred Stock (excluding such unavailability imposed by the Securities and Exchange Commission and not at our request) and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

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

o our common stock is suspended or delisted from trading on the Nasdaq SmallCap Market, the Nasdaq National Market, the American Stock Exchange, the New York Stock Exchange or the bulletin board over-the-counter market (as operated by NASD) for a period of at least five consecutive trading days or for more than 10 trading days in any 365-day period;

o we give notice to any holder of Series D Preferred Stock of our intent not to comply with a request for conversion tendered in accordance with the terms of the Series D Preferred Stock; or

o we fail to issue shares of common stock to any holder of the Series D Preferred Stock prior to the 12th business day after the holder requests such conversion.



     In addition, holders also may redeem the Series D Preferred Stock upon a change of control of the Company other than a tender offer at a redemption price per preferred share equal to the greater of:

o 125% of the price paid for such the shares of Series D Preferred Stock plus unpaid dividends and unpaid default interest or

o The relative percentage that the average closing sales price of the common stock during the five trading days immediately preceding the date the holders give notice of their election to redeem upon a change of control bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon a change of control of the price paid for such share of Series D Preferred stock plus any unpaid dividends and any unpaid default interest.

Preemptive Rights

     Until December 27, 2000, subject to the exceptions described in the securities purchase agreement under which the Series D Preferred Stock was sold, we may not negotiate or contract with any party for any equity financing or issue any equity securities or securities convertible or exchangeable into or for equity securities in any form unless we have first delivered to each holder of Series D Preferred Stock a written notice describing the proposed transaction. In addition, we must provide each holder an option to purchase a certain participation percentage of the securities to be issued in the proposed transaction equal to 75% of its pro rata portion of the Series D Preferred Stock issued in March, 2000.

     Pursuant to the Exchange, Redemption and Conversion Agreement, the holders of the Series D Preferred Stock have agreed to waive any call rights or options to buy additional shares of the Series D Preferred Stock.

Series E Preferred Stock

General

     We have designated 3,000 shares of our preferred stock as Series E Preferred Stock. To date, we have issued 3,000 shares of Series E Preferred Stock.

Dividends

     The Series E Preferred Stock shall bear cumulative dividends at a rate of 7% per year and be payable quarterly, beginning on May 1, 2001 and thereafter on the first day of each calendar quarter commencing July 1, 2001. Subject to the terms of our amended Certificate of Incorporation, we may pay the dividends in cash or shares of our common stock. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of the dividend on each share of the Series E Preferred Stock will be equal to the accrued dividends (plus any unpaid default interest) divided by the applicable dividend conversion price. The applicable dividend conversion price will be equal to the average of the closing sale prices for our common stock on the 10 consecutive trading days immediately preceding the date of determination.

     We will not have the right to pay dividends in shares of our common stock if any of the trigger events identified below under "Description of Securities--Series E Preferred Stock--Redemption--Redemption at option of holders of Series E Preferred Stock" has occurred and is continuing.

Liquidation Preference

     In the event of our liquidation, the holders of the Series E Preferred Stock will be entitled to a liquidation preference before any amounts are paid to the holders of any of our capital stock of any class junior in rank to the Series E Preferred Stock. The liquidation preference is equal to the amount originally paid for the shares of Series E Preferred Stock, or $1,000 per share, plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series E Preferred Stock plus any unpaid dividends and any unpaid default interest.

Voting Rights

     The holders of the Series E Preferred Stock are not entitled to vote on any matter except as required by law, except that the consent of holders of at least two-thirds of the outstanding shares of Series E Preferred Stock will be required to effect any change in our amended Certificate of Incorporation that would change any of the rights of the shares of Series E Preferred Stock.

Conversion

     Subject to our rights of redemption described below under "Description of Securities--Series E Preferred Stock--Redemption of Securities", the Series E Preferred Stock is convertible at a conversion rate of $0.47 per share into shares of common stock at the option of the holder thereof at any time after we fail to redeem such shares in accordance with the schedule described under the heading "Redemption", below or upon the occurrence of certain other events. We can require the holders to convert the Series E Preferred Stock on May 31, 2002, subject to extension in certain situations. The number of shares of common stock to be issued upon conversion of a share of Series E Preferred Stock issued in November 2000 is determined by dividing the sum of $1,000 (the amount paid for each share), plus an additional amount equal to a 7% annual return on the principal amount of the Series E Preferred Stock accrued from the last date on which dividends were paid (or if no dividends have been paid, November 10, 2000) plus unpaid default interest, by $0.47.

     If we fail to deliver shares of common stock after being requested by a holder of the Series E Preferred Stock to convert its shares to common stock, then

     - we will be subject to certain cash penalties after 5 business days from our receipt of the request;

     - after 12 business days from our receipt of the request, the holder that made the request will be entitled to require us to redeem its shares of Series E Preferred Stock at a premium.

The conversion as of March 19, 2001 of the outstanding Series E Preferred Stock at the fixed conversion price of $0.47 would result in the issuance of 6,382,979 shares of common stock.

If all of the Series E Preferred Stock are converted into common stock and if we pay dividends in shares of our common stock, the number of shares of common stock to be issued in payment of the dividends and/or upon conversion of the Series E Preferred Stock could result in significant dilution in your ownership interest.


     No holder of shares of the Series E Preferred Stock may convert its shares if the conversion (i) would make the holder the beneficial owner of more than 4.99% of our then outstanding common stock, excluding shares deemed beneficially owned through ownership of unconverted shares of the Series D Preferred Stock and the Series E Preferred Stock or (ii) would cause selling shareholder together with its affiliates, to have acquired a number of shares of common stock during the 60 day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60 day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted. It is possible that the applicable rules of the Nasdaq SmallCap Market might limit the issuance of an aggregate number of shares of common stock issued upon conversion of the Series E Preferred Stock to 20% or less of the amount of our common stock outstanding on November 10, 2000. We were obligated to either call a meeting to obtain shareholder approval for the issuance of the common stock upon the conversion of the Series E Preferred Stock or receive a waiver from Nasdaq to the effect that the 20% limitation does not apply to such issuance. We did not, however, obtain this approval or waiver. Accordingly, the holders of the Series E Preferred Stock can require us to delist our stock from trading on the Nasdaq SmallCap Market, which can be expected to reduce liquidity for our stock and place downward pressure on the stock price.


Redemption


     Redemption at our option. On March 29, 2002, subject to extension in certain circumstances, we can redeem any remaining unconverted Series E Preferred Stock for a redemption price equal to the Liquidation Preference. If we do not redeem all of these shares of Series E Preferred Stock by March 29, 2002 (or such applicable extended date), we will be required to convert the shares that we do not redeem into the number of shares of common stock determined by dividing the sum of $1,000 plus an additional amount equal to a 7% annual return on the principal amount of the Series E Preferred Stock accrued from the last date on which dividends were paid (or if no dividends were paid, the date of issuance) plus unpaid default interest by the applicable conversion price. The applicable maturity conversion price will be 100% of the closing bid price on the date of such conversion.


     Redemption at option of holders of Series E Preferred Stock. Upon the occurrence of the trigger events listed below, the holders of Series E Preferred Stock have the right to require us to redeem all or a portion of their Series E Preferred Stock at a redemption price equal to the greater of:

o 125% of the price paid for the shares of Series E Preferred Stock plus unpaid dividends and unpaid default interest or

o the relative percentage that the average closing sales price of the common stock on the date immediately preceding such trigger event bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon the occurrence of a triggering event of the price paid for such share of Series E Preferred stock plus any unpaid dividends and any unpaid default interest.

The events that will entitle the holders of the Series E Preferred Stock to exercise these redemption rights are the failure by us to deliver shares of common stock upon conversion of the Series E Preferred Stock and the occurrence of any of the following trigger events:

o Our failure to file any registration statement we are required to file under the terms of the registration rights agreement we entered into with the holders of the Series E Preferred Stock on or prior to the date required by the terms of the registration rights agreement;

o we give notice to any holder of Series E Preferred Stock of our intent not to comply with a request for conversion tendered in accordance with the terms of the Series E Preferred Stock;

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

o we fail to issue shares of common stock to any holder of the Series E Preferred Stock prior to the 12th business day after the holder requests such conversion;

o we fail to delist from the Nasdaq SmallCap Market (or if our common stock is not traded on the Nasdaq SmallCap Market, then the principal securities exchange or trading market (including, without limitation, the over-the-counter electronic bulletin board (sponsored by the Nasdaq Stock Market, Inc.)) within five (5) Business Days of the Corporation's receipt of a conversion notice because such issuance would cause us to exceed the limitation on the number of shares that may be issued in accordance with the applicable rules of the Nasdaq SmallCap Market;

o we fail to make any liquidity default payments (See "Description of Securities--Series E Preferred Stock--Liquidity Defaults); or

o we fail to call a meeting of the shareholders by January 31, 2001 and fail to recommend the approval of the proposal to issue common stock in excess of 20% of our outstanding common stock to the holders of the Series E Preferred Stock or fail to obtain a waiver from the NASD of such 20% limitation.

     In addition, holders also may redeem the Series E Preferred Stock upon a change of control of Netplex at a redemption price equal to the greater of:

o 100% of the price paid for the shares of Series E Preferred Stock plus unpaid dividends and unpaid default interest or

o The relative percentage that the average closing sales price of the common stock during the five trading days immediately preceding the date the holders give notice of their election to redeem upon a change of control bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon a change of control of the price paid for such share of Series E Preferred stock plus any unpaid dividends and any unpaid default interest.

Liquidity Defaults

     Upon the occurrence of the following events, we will incur certain cash penalties payable to the holders of the Series E Preferred Stock:

o the failure of the applicable registration statement filed in connection with the Series E Preferred Stock to be declared effective within 90 days of the issuance of the Series E Preferred Stock.

o the effectiveness of a registration statement we are required to file under the terms of the registration rights agreement lapses for any reason or is unavailable to the holders of the Series E Preferred Stock and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

o our common stock is suspended or delisted from trading on the Nasdaq SmallCap Market, the Nasdaq National Market, the American Stock Exchange, the over-the-counter electronic bulletin board (sponsored by the Nasdaq Stock Market, Inc.) or the New York Stock Exchange for a period of at least five consecutive trading days or for more than 10 trading days in any 365-day period;

o we breach any representation, warranty, covenant or other term or condition of the documents governing the issuance of the Series E Preferred Stock and the breach would have a material adverse effect on our business or is not cured within 20 days after its occurrence.

o A purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of common stock

Prohibition on Issuance of Certain Securities

     While any Series E Preferred Stock remains outstanding, we are prohibited from issuing any options or convertible securities that are convertible into or exchangeable or exercisable for common stock at a price, which may vary with the market price of the Common Stock.

Registration Rights

     We have granted to holders of our Series E Preferred Stock registration rights that will require us to file registration statements under the Securities Act covering all or a portion of the common stock issued or issuable upon conversion of the Series E Preferred Stock or to include these shares of common stock in a registration under the Securities Act that we initiate. Certain registration rights agreements that we have entered into are discussed under "Selling Shareholders."

Anti-takeover Effects of Certain Provisions of New York Law and our Amended Certificate of Incorporation and Bylaws

     A number of provisions of New York law, our amended Certificate of Incorporation, and our Bylaws could make any attempt to acquire us by means of a tender offer, a proxy contest, or otherwise and the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids even though these types of transactions may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price. These provisions also encourage persons seeking to acquire control of us to negotiate with us first.

     We are subject to the "business combination" provisions of Section 912 of the New York Business Corporation Law and expect to continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Exchange Act. Section 912 provides, with some exceptions, which include, among others, transactions with shareholders who became interested prior to the effective date of an amendment to our Certificate of Incorporation providing that we would be subject to Section 912 if we did not then have a class of stock registered pursuant to Section 12 of the Exchange Act, that a New York corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization, or disposition of stock) with any "interested shareholder" for a period of five years from the date that the person first became an interested shareholder unless:

o the transaction resulting in a person becoming an interested shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder; or

o the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or

o the business combination meets certain valuation requirements for the stock of the New York corporation.

     An "interested shareholder" is defined as any person that

o is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a New York corporation, or

o is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock.

     A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to a number of exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within five years did own, 20% or more of the corporation's outstanding voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     The "stock acquisition date," with respect to any person and any New York corporation, means the date that the person first becomes an interested shareholder of the corporation.

     In addition, some provisions of our amended Certificate of Incorporation and Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     BOARD COMPOSITION. Our amended Certificate of Incorporation currently authorizes six directors. The amended Certificate of Incorporation provides that our board will be divided into three classes, with each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.

     BOARD OF DIRECTORS VACANCIES. Our Bylaws and amended Certificate of Incorporation authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This authority may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by allowing the board to fill the vacancies created by the removal with its own nominees.

     ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND NOMINEES. Rules promulgated under the Exchange Act establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before any meeting of our shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the board, or by a shareholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors. In addition, the shareholder notice procedure provides that at a shareholders' meeting, the only business that may be conducted is business that has been brought before the meeting by, or at the direction of, the board of directors or by a shareholder who has given timely written notice of his or her intention to bring such business before the meeting.

     Under the shareholder notice procedure, for notice of shareholder nominations or other business to be made at a shareholders' meeting to be timely, the notice must be received by us not less than 120 calendar days prior to the anniversary of the date of the proxy statement for last year's annual meeting.

     A shareholder's notice to us proposing to nominate a person for election as a director or proposing other business must contain information specified in the rules promulgated under the Exchange Act including a representation that the shareholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

     The shareholder notice procedure may have the effects of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

     SPECIAL MEETINGS OF SHAREHOLDERS. Our Bylaws provide that special meetings of shareholders can be only called by the board of directors or any officer instructed by the board to call a special meeting except when the shareholders are expressly entitled by the New York Business Corporation Law to demand the call of a meeting.

     AMENDMENT OF OUR CERTIFICATE OF INCORPORATION. Our amended Certificate of Incorporation may only be further amended by a majority vote of the directors and the shareholders. By making it more difficult to alter the provisions of the amended Certificate of Incorporation, the anti-takeover provisions specified in this section will be more likely to withstand attempts to minimize their anti-takeover intent.

     AUTHORIZED BUT UNISSUED SHARES. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to the limitations imposed by the Nasdaq SmallCap Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Limitation of Liability and Indemnification Matters

     Our amended Certificate of Incorporation limits the liability of directors to the fullest extent permitted by New York law. Specifically, a director will not be personally liable to us or our shareholders for damages for any breach of duty in his or her capacity as a director unless a judgment or other final adjudication adverse to the director establishes that:

|X| his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law,

|X| he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or

|X| his or her acts violated Section 719 of the New York Business Corporation Law, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of our shares.

     This provision is intended to afford directors protection and limit their potential liability from suits alleging a breach of the duty of care by a director. We believe this provision will assist us in maintaining and securing the services of directors who are not our employees. As a result of this provision, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties although it may still be possible to obtain injunctive or other equitable relief with respect to those actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct. This provision does not affect the directors' responsibilities, under any other laws, such as the federal securities laws or other state or federal laws.

         Our Bylaws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law. To obtain this benefit, there is generally a requirement that the individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. We may not indemnify any director or officer if a judgment or other final adjudication adverse to him or her establishes that his or her acts were committed in bad faith, were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         In addition, New York law provides that the indemnification permitted under New York law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our Bylaws, any agreement, a vote of shareholders, or otherwise as long as those rights are not inconsistent with New York law.

         We have also entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Additionally, as permitted under New York law, we have obtained directors' and officers' liability insurance for our officers and directors.

At present, there is no pending litigation or proceeding involving any director, officer, employee, or agent as to which indemnification will be required or permitted under our amended Certificate of Incorporation, Bylaws, or any indemnification agreement. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE


     As of March 19, 2001, 22,080,946 shares of our common stock were outstanding. Of the shares outstanding as of March 19, 2001, 18,760,181 were freely tradable without restriction. The remaining shares of our common stock outstanding as of March 19, 2001 are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Securities Act or sold under an available exemption.


     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - one percent of the number of shares of common stock outstanding at that time, which equaled approximately 220,809 shares as of March 19, 2001; or


     - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Approximately 1,286,992 shares of restricted common stock were held by affiliates as of March 19, 2001. So long as shares of the restricted common stock remain in the hands of affiliates, unless sold pursuant to a registration statement, it will be subject to all of the conditions of Rule 144 except for the holding period. If these holders of our common stock cease to be affiliates and, in the case of restricted stock, the two-year holding period of Rule 144(k) has been met, these shares may become freely tradable without regard to most of the Rule 144 restrictions, including the volume limitation.

     In addition to the outstanding shares of our common stock, as of March 19, 2001, we had 7,100,000 shares of our common stock reserved for issuance upon the exercise of outstanding options issued under our stock option plans of which 1,635,114 were vested, issued and exercisable. All shares issuable upon exercise of options granted under our stock option plans are generally available for resale in the public market.

     In addition, as of March 19, 2001, we had outstanding

     - shares of our Series D Preferred Stock, that are convertible into a total of 2,017,524 shares of common stock, assuming a conversion and exercise price of $0.65625 per share;

     - shares of our Series E Preferred Stock, that are convertible into a total of 6,382,979 shares of common stock, assuming a conversion and exercise price of $0.47 per share;

     -    prepaid warrants exercisable into 23,428,085 shares of common stock;
          and

     - options and warrants, other than options issued under our stock option plans, to purchase an aggregate of 8,264,846 shares of our common stock.

     We are registering for sale in the Registration Statement of which this prospectus forms a part, 7,323,550 shares of common stock on behalf of the holders of our outstanding shares of Series E Preferred Stock and 1,000 shares of common stock previously issued to the holders of the Series D Preferred Stock.

     As of March 19, 2001, we also had outstanding:

     - shares of our Class A Preferred Stock that are immediately convertible into 80,597 shares of common stock; and

     - shares of our Class C Preferred Stock that are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which, if converted on the basis of the 20 day average trading price calculated as of March 19, 2001, would result in the issuance of 58,524,173 shares of common stock.


     The 80,597 shares of common stock that are issuable upon conversion of the Class A Preferred Stock are available for resale in the public market. Of the 58,524,173 shares of common stock issuable upon conversion of the Class C Preferred Stock as of March 19, 2001, 2,450,000 will be available for resale in the public market upon issuance. The remaining shares of common stock issuable upon conversion of the Class C Preferred Stock are subject to registration rights.


LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby and certain other matters is passed upon for us by Gadsby Hannah LLP.

EXPERTS

     The consolidated financial statements and schedule of The Netplex Group, Inc. as of December 31, 2000, and for each of the years in the two year period then ended, appearing in the Registration Statement, of which this prospectus is a part, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report herein, and has been so included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of The Netplex Group, Inc. for the year ended December 31, 1998 before the reclassification to reflect the e-Infrastructure segment as a discontinued operation as described in Note 3 to the consolidated financial statements, have been included herein and in the Registration Statement, in reliance upon the report of

KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and exhibits.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

     Our amended Certificate of Incorporation allows us to indemnify to the fullest extent permitted under the New York Business Corporation Law our directors, officers, employees and agents. We may indemnify them only if we determine that their conduct did not violate the law. In addition, our amended Certificate of Incorporation eliminates the personal liability of directors to Netplex and its shareholders for money damages if they breach their duty as directors.

     The New York Business Corporation Law also permits us to indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation, except when we bring the case against such director or officer, or if a case is brought by our shareholders against them on our behalf. We can indemnify a director or officer if he acted in good faith and for a purpose he reasonably believed to be in Netplex's best interests. However, no indemnification is permitted in an action by Netplex, or its shareholders on its behalf, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is liable to Netplex, unless a court determines Netplex should pay a portion. In addition, the New York Business Corporation Law provides that a director or officer shall be indemnified if he is successful in the litigation on the merits or otherwise.

     Permitted indemnification as described above may only be made if it is authorized by our board of directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the New York Business Corporation Law. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. We may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to be indemnified by us.

     We have also agreed to indemnify our directors and executive officers pursuant to indemnification agreements. We will pay all expenses, losses, claims, damages and liability incurred by our directors or executive officers for or as a result of action taken or not taken while they were acting as directors, officers, employees or agents.

     Although the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons as discussed above, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Independent Auditors' Reports...........................................     F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999............     F-4

Consolidated Statements of Operations for the years ended
        December 31, 2000, 1999 and 1998................................     F-5

Consolidated Statements of Stockholders' Equity for the years
        ended December 31, 2000, 1999 and 1998..........................     F-6

Consolidated Statements of Cash Flows for the years ended
        December 31, 2000, 1999 and 1998................................     F-8

Notes to Consolidated Financial Statements..............................     F-9

               Report of Independent Certified Public Accountants

Board of Directors and Stockholders
The Netplex Group, Inc.:


We have audited the accompanying consolidated balance sheet of The Netplex Group, Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the each of the years in the two year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Netplex Group, Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the each of the years in the two year period ended December 31, 2000 in conformity with generally accepted accounting principles.

We also audited the adjustments described in Note 3 to the financial statements that were applied to restate 1998 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

In connection with our audits of the consolidated financial statements referred to above, we have audited Schedule II - Valuation and Qualifying Accounts, as of December 31, 2000 and 1999. In our opinion this schedule presents fairly, in all material respects, the information required to be set forth therein.


                                            /s/ GRANT THORNTON LLP
                                            ----------------------
                                            Grant Thornton LLP


Vienna, Virginia
February 23, 2001 (except for Note 1, as to which the date is March 22, 2001)

                          Independent Auditors' Report

Board of Directors and Stockholders
The Netplex Group, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of The Netplex Group, Inc. and subsidiaries (the "Company") for the year ended December 31, 1998, before the reclassification to reflect the e-infrastructure segment as a discontinued operation as described in Note 3 to the consolidated financial statements. In connection with our audit of the consolidated financial statements, we also have audited the accompanying financial statement Schedule II - Valuation and Qualifying Accounts, for the year ended December 31, 1998. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements (before reclassification) referred to above present fairly, in all material respects, the results of operations and cash flows of The Netplex Group, Inc. and subsidiaries for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                     /s/ KPMG LLP
                                                     ------------
                                                     KPMG LLP


McLean, Virginia
April 19, 1999

                    THE NETPLEX GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  DECEMBER 31,


                                      ASSETS                                      2000          1999
                                                                              ------------  ------------
Current assets:
    Cash and cash equivalents                                                 $     3,817   $      4,351
    Accounts receivable, net of allowance for doubtful accounts of $397 and
       $94, respectively                                                            3,067         2,898
    Prepaid expenses and other current assets                                         881           826
    Current assets of discontinued operations                                       2,324         5,828
                                                                              ------------  ------------
      Total current assets                                                         10,089        13,903
    Property and equipment, net                                                     1,952         1,590
    Other assets                                                                      661           420
    Goodwill and other intangible assets, net                                       3,249         4,221
    Long-term assets of discontinued operations                                     1,739         2,528
                                                                              ------------  ------------
      Total assets                                                            $    17,690   $    22,662
                                                                              ============  ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Line of credit                                                            $     2,003   $     5,126
    Accounts payable                                                                3,226         3,295
    Accrued expenses and other current liabilities                                  6,719         4,128
    Capital lease obligation, current portion                                          77           108
    Deferred revenues                                                                 335            33
    Current liabilities of discontinued operations                                    581         1,582
                                                                              ------------  ------------
      Total current liabilities                                                    12,941        14,272
    Capital lease obligations long-term, net of current portion                        92           168
    Long-term liabilities of discontinued operations                                  478           878
                                                                              ------------  ------------
      Total liabilities                                                            13,511        15,318
                                                                              ------------  ------------

Commitments and contingencies
Minority interest in subsidiary                                                        --           482
                                                                              ------------  ------------
Stockholders' equity
Preferred Stock:
    Class A Cumulative, $.01 par value, liquidation preference of $4.00 per share for 2000 and 1999; 2,000,000 shares authorized, 80,597 and 109,961 shares issued and outstanding at December 31, 2000 and 1999,
    respectively                                                                        1             1
    Class C Cumulative, $.01 par value; liquidation preference of $3.99 per share; 2,500,000 shares authorized; 1,500,000 share issued and
    outstanding at December 31, 2000 and 1999, respectively                            15            15
    Class D Cumulative, $.01 par value; liquidation preference of $5,000 per share; 10,000 shares authorized; 2,145 shares and no shares issued
    and outstanding at December 31, 2000 and 1999, respectively                         1            --
    Class E Cumulative, $.01 par value; liquidation preference of $1,000 per share; 3,000 shares authorized; 3,000 shares and no shares issued
    and outstanding at December 31, 2000 and 1999, respectively                         1            --
    Common Stock: $.001 par value, 100,000,000 shares authorized,
    20,820,448 and 16,137,250 shares issued and outstanding at December 31,
    2000 and 1999, respectively                                                        21            16
Additional paid in capital                                                         34,333        21,762
Accumulated deficit                                                              (30,193)      (14,932)
                                                                              ------------  ------------
      Total stockholders' equity                                                    4,179         6,862
                                                                              ------------  ------------
      Total liabilities and stockholders' equity                              $    17,690   $    22,662
                                                                              ============  ============


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                            YEARS ENDED DECEMBER 31,

                                                             2000        1999        1998
                                                           --------    --------    --------
Revenues
   Services                                                $ 14,113    $ 13,769    $ 38,368
   Product                                                    2,667       2,132         767
                                                           --------    --------    --------
                                                             16,780      15,901      39,135
                                                           --------    --------    --------
Cost of revenues
   Services                                                   7,454       6,812      35,792
   Product                                                    1,950       1,529         868
                                                           --------    --------    --------
                                                              9,404       8,341      36,660
                                                           --------    --------    --------
Gross profit                                                  7,376       7,560       2,475

Operating expenses
   Selling, general and administrative expenses              21,228      13,531       5,555
   Restructure charges                                        1,512          --          --
   Acquired In-Process technology                                --          --         250
                                                           --------    --------    --------
Operating loss                                              (15,364)     (5,971)     (3,330)
   Interest expense, net                                        (41)       (384)       (154)
                                                           --------    --------    --------
Net loss before income taxes                                (15,405)     (6,355)     (3,484)
Provision for income taxes                                       --          --          --
                                                           --------    --------    --------
Loss from continuing operations before minority interest    (15,405)     (6,355)     (3,484)
Minority interest                                               482          83          --
                                                           --------    --------    --------
Loss from continuing operations                             (14,923)     (6,272)     (3,484)
   (Loss) income from discontinued operations (net of
      income taxes) - Note 3                                   (850)     (1,152)        935
Gain on sale of discontinued operations (net of income
   taxes) - Note 3                                              513          --          --
                                                           --------    --------    --------
Loss from discontinued operations                              (337)     (1,152)        935
                                                           --------    --------    --------
Net Loss                                                    (15,260)     (7,424)     (2,549)
Preferred Stock dividend                                     (1,076)       (500)       (316)
                                                           --------    --------    --------
Loss applicable to common shareholders                     $(16,336)     (7,924)     (2,865)
                                                           ========    ========    ========

Basic and diluted loss per common share:
   Continuing operations                                   $  (0.87)     $(0.54)   $  (0.41)
   Discontinued operations                                    (0.02)      (0.09)       0.10
                                                           --------    --------    --------
   Total                                                   $  (0.89)     $(0.63)   $  (0.31)
                                                           ========    ========    ========
Weighted average common shares outstanding basic and
   diluted                                                   18,356      12,516       9,260
                                                           ========    ========    ========


          See accompanying notes to consolidated financial statements.

                    THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                                            Class E
                                     Class A                               Class C           Class D       Cumulative
                                   Cumulative           C;ass B          Cumulative        Cumulative     Convertible
                                   Convertible        Convertible        Convertible       Convertible     Preferred
                                 Preferred Stock    Preferred Stock    Preferred Stock   Preferred Stock     Stock
                                ------------------ ------------------ ------------------ ---------------- -------------
                                  Share      $      Shares      $      Shares      $     Shares     $     Shares   $
                                ----------------------------------------------------------------------------------------
Balance at January 1, 1998      1,062,500  10,625        -- $     --        -- $     --      -- $     --     -- $   --
Net loss                               --      --        --       --        --       --      --       --     --     --
Conversions of Class A
   Preferred to Common Stock    (141,865)  (1,419)       --       --        --       --      --       --     --     --
Dividends paid in kind             66,938     669        --       --        --       --      --       --     --     --
Preferred Stock dividends              --      --        --       --        --       --      --       --     --     --
Private placements of Common                                                                                 --     --
   Stock                               --      --        --       --        --       --      --       --
Private placement of Prepaid
   Common Stock purchase
   warrants                            --      --        --       --        --       --      --       --     --     --
Common Stock issued for the
   acquisition of ABS                  --      --        --       --        --       --      --       --     --     --
Class B Preferred Stock issued
   for the acquisition of AIG          --      --   643,770    6,438        --       --      --       --     --     --
Private placement of Class C
   Preferred Stock                     --      --        --       --  1,500,000  15,000      --       --     --     --
Exercise of Common Stock
   options                             --      --        --       --        --       --      --       --     --     --
                                ---------- ------- ---------  ------- ---------  ------- -------  ------- ------  -----
Balance at December 31, 1998      987,573   9,875   643,770 $  6,438  1,500,000$ 15,000      -- $     --     -- $   --
Net loss                               --      --        --       --        --       --      --       --     --     --
Conversions of Class A
   Preferred to Common Stock    (877,612)  (8,776)       --       --        --       --      --       --     --     --
Preferred Stock dividends              --      --        --       --        --       --      --       --     --     --
Exercise of Prepaid Common
   Stock purchase warrant              --      --        --       --        --       --      --       --     --     --
Conversion of subordinated
   debt  to Class C Preferred
   Stock                               --      --        --       --        --       --      --       --     --     --
Common Stock issued for the
   acquisition of ABS                  --      --        --       --        --       --      --       --     --     --



                                                    Additional
                                                    Paid In     Accumulated
                                   Common Stock      Capital      Deficit      Total
                                 -----------------  ----------  ------------ -----------
                                  Shares      $         $            $           $
                                --------------------------------------------------------
                                --------------------------------------------------------
Balance at January 1, 1998       7,470,370  7,470 $ 6,272,407 $ (4,959,800)   1,330,702
Net loss                                --     --          --   (2,548,724)  (2,548,724)
Conversions of Class A
   Preferred to Common Stock       141,865    142       1,277            --          --
Dividends paid in kind                  --     --       (669)            --          --
Preferred Stock dividends               --     --   (304,504)            --   (304,504)
Private placements of Common
   Stock                         2,123,000  2,123   2,343,440            --   2,345,563
Private placement of Prepaid
   Common Stock purchase
   warrants                             --     --   2,582,490            --   2,582,490
Common Stock issued for the
   acquisition of ABS              450,000    450     590,175            --     590,625
Class B Preferred Stock issued
   for the acquisition of AIG           --     --     993,562            --   1,000,000
Private placement of Class C
   Preferred Stock                       -      -   1,324,457            --   1,339,457
Exercise of Common Stock
   options                          19,500     19      18,896            --      18,915
                                 ---------- ------  ----------  ------------ -----------
Balance at December 31, 1998     10,204,735 10,204$ 13,821,531$ (7,508,524)   6,354,524
Net loss                                --     --          --   (7,423,823)  (7,423,823)
Conversions of Class A
   Preferred to Common Stock       877,612    873       7,903            --          --
Preferred Stock dividends               --     --   (241,478)            --   (241,478)
Exercise of Prepaid Common
   Stock purchase warrant          554,421    555       (555)            --          --
Conversion of subordinated
   debt  to Class C Preferred
   Stock                                --     --     800,000            --     800,000
Common Stock issued for the
   acquisition of ABS              114,756    115     566,715            --     566,830

                                                                                                            Class E
                                     Class A                               Class C           Class D       Cumulative
                                   Cumulative           C;ass B          Cumulative        Cumulative     Convertible
                                   Convertible        Convertible        Convertible       Convertible     Preferred
                                 Preferred Stock    Preferred Stock    Preferred Stock   Preferred Stock     Stock
                                ------------------ ------------------ ------------------ ---------------- -------------
                                  Share      $      Shares      $      Shares      $     Shares     $     Shares   $
                                ----------------------------------------------------------------------------------------
Common Stock issued for the
   acquisition of Onion Peel
   Solutions, LLC                      --      --        --       --        --       --      --       --     --     --
Conversion of Class B
   Preferred Stock to Common
   Stock                               --      --  (643,770)  (6,438)       --       --      --       --     --     --
Common Stock issued                    --      --        --       --        --       --      --       --     --     --
Exercise of Common Stock
   warrants                            --      --        --       --        --       --      --       --     --     --
Exercise of Common Stock
   options                             --      --        --       --        --       --      --       --     --     --
                                ---------- ------- ---------  ------- ---------  ------- -------  ------- ------  -----
Balance December 31, 1999         109,961   1,099        -- $     --  1,500,000$ 15,000      -- $     --     -- $   --
Net loss                               --      --        --       --        --       --      --       --     --     --
Preferred Stock dividends              --      --        --       --        --       --      --       --     --     --
Conversions of Class A
   Preferred to Common Stock     (29,364)   (294)        --       --        --       --      --       --     --     --
Private placement of Class D
   Preferred Stock                     --      --        --       --        --       --  10,000      100     --     --
Exercise of Prepaid Common
   Stock purchase warrant              --      --        --       --        --       --      --       --     --     --
Private placement of Prepaid
   Common Stock purchase
   warrants                            --      --        --       --        --       --      --       --     --     --
Conversion of Class D
   Preferred to Class E
   Preferred Stock                     --      --        --       --        --       --  (6,177)    (62)  3,000     30
Conversion of Class D
   Preferred to Common Stock           --      --        --       --        --       --  (1,178)    (12)     --     --
Redemption of Series D
   Preferred Stock                     --      --        --       --        --       --   (500)      (5)     --     --
Restructure fees                       --      --        --       --        --       --      --       --     --     --
Common Stock issued                    --      --        --       --        --       --      --       --     --     --
Exercise of Common Stock
   warrants                            --      --        --       --        --       --      --       --     --     --
Exercise of Common Stock
   options                             --      --        --       --        --       --      --       --     --     --
                                ---------- ------- ---------  ------- ---------  ------- -------  ------- ------  -----
Balance December 31, 200           80,597     805         - $      -  1,500,000$ 15,000   2,145 $     21  3,000 $   30
                                ========== ======= =========  ======= =========  ======= =======  ======= ======  =====



                                                    Additional
                                                    Paid In     Accumulated
                                   Common Stock      Capital      Deficit      Total
                                 -----------------  ----------  ------------ -----------
                                  Shares      $         $            $           $
                                --------------------------------------------------------
                                --------------------------------------------------------

Common Stock issued for the
   acquisition of Onion Peel
   Solutions, LLC                  297,396    297       (297)            --          --
Conversion of Class B
   Preferred Stock to Common
   Stock                           643,770    648       5,790            --          --
Common Stock issued                 55,000     55        (55)            --          --
Exercise of Common Stock
   warrants                      2,093,856  2,094   5,258,008            --   5,260,102
Exercise of Common Stock
   options                       1,295,704  1,296   1,544,856            --   1,546,152
                                 ---------- ------  ----------  ------------ -----------
Balance December 31, 1999        16,137,250 16,137$ 21,762,418$ (14,932,347)  6,862,307
Net loss                                --     --          --   (15,260,233) (15,260,233)
Preferred Stock dividends          190,608    191   (533,196)            --   (533,005)
Conversions of Class A
   Preferred to Common Stock        29,364     29         265            --          --
Private placement of Class D
   Preferred Stock                      --     --   9,434,311            --   9,434,311
Exercise of Prepaid Common
   Stock purchase warrant          560,748    561       (561)            --          --
Private placement of Prepaid
   Common Stock purchase
   warrants                             --     --   1,312,000            --   1,312,000
Conversion of Class D
   Preferred to Class E
   Preferred Stock                      --     --          32            --          --
Conversion of Class D
   Preferred to Common Stock     1,808,473  1,808     (1,796)            --          --
Redemption of Series D
   Preferred Stock                      --     --   (499,995)            --   (500,000)
Restructure fees                        --     --    (79,280)            --    (79,280)
Common Stock issued                  1,000      1         655            --         656
Exercise of Common Stock
   warrants                        257,378    257     388,350            --     388,607
Exercise of Common Stock
   options                       1,835,627  1,836   2,551,032            --   2,552,868
                                 ---------- ------  ----------  ------------ -----------
Balance December 31, 200         20,820,448 20,820$ 34,334,235$ (30,192,582)  4,178,329
                                 ========== ======  ==========  ============ ===========


          See accompanying notes to consolidated financial statements.

                    THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                            YEARS ENDED DECEMBER 31,

                                                                        2000            1999             1998
                                                                   ---------------  --------------  ----------------
OPERATING ACTIVITIES:
    Net loss                                                       $     (15,260)   $     (7,424)   $       (2,549)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
      Loss from discontinued operations                                       850           1,152             (935)
      Gain on sale of discontinued operations                               (513)              --                --
      Depreciation and amortization of property and equipment                 961             612               732
      Amortization of goodwill and other intangibles                          996             939               259
      Acquired in-process R&D write-off                                        --              --               250

      Change in assets and liabilities of continuing operations, net of effects of acquisitions:
        Accounts receivable                                                 (169)           2,721           (1,486)
        Prepaid expenses and other current assets                            (55)           (350)              (44)
        Accounts payable and accrued expenses                               2,491           (910)             4,089
        Deferred revenue                                                      302           (211)               134
                                                                   ---------------  --------------  ----------------
      Net cash (used in) provided by continuing operating                (10,397)         (3,471)               450
      activities                                                   ---------------  --------------  ----------------

      Net cash provided by (used in) discontinued operations                2,555            (58)           (6,055)
                                                                   ---------------  --------------  ----------------
INVESTING ACTIVITIES:
      Net cash (paid) acquired in acquisitions and earn-outs                 (24)         (1,124)           (1,618)
      Purchases of property and equipment                                 (1,324)           (564)           (1,178)
      Other, net                                                            (241)           (150)                 7
                                                                   ---------------  --------------  ----------------
          Net cash used in investing activities                           (1,589)         (1,838)           (2,789)
                                                                   ---------------  --------------  ----------------
FINANCING ACTIVITIES:
      Sale of minority interest in subsidiary                               (482)             482                --
      Issuance of note payable                                                 --             800                --
      Net proceeds from sale of stock                                       9,435              --             6,264
      Net proceeds from sale of prepaid warrants                            1,312              --                --
      Line of credit advances, net                                        (3,123)           1,085             2,725
      Proceeds from the exercise of stock options and warrants              2,943           6,806                19
      Purchase and retirement of preferred stock                            (579)              --                --
      Payment of Preferred Stock dividends                                  (533)           (241)                --
      Payment of capital lease obligations                                   (76)            (84)              (97)
                                                                   ---------------  --------------  ----------------
          Net cash provided by financing activities                         8,897           8,848             8,911
                                                                   ---------------  --------------  ----------------
      (Decrease) increase in cash and cash equivalents                      (534)           3,481              517
Cash and cash equivalents at beginning of year                              4,351             870              353
                                                                   ---------------  --------------  ----------------
Cash and cash equivalents at end of year                           $        3,817   $       4,351   $          870
                                                                   ===============  ==============  ================
SUPPLEMENTAL INFORMATION:
     Cash paid during the year for:
     Interest                                                      $          388   $         601   $           187
                                                                   ===============  ==============  ================
     Non-cash financing activity:
      Capital lease obligation                                                 --             240               53
                                                                   ===============  ==============  ================
      Conversion of debt to equity                                             --             800                --
                                                                   ===============  ==============  ================
      Insurance premium obligation for non-compete agreement                   --           1,275                --
                                                                   ===============  ==============  ================
      Common stock issued for acquisitions and earn-outs           $           --   $         567   $        1,591
                                                                   ===============  ==============  ================

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                       F8

THE NETPLEX GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998

                         (1) The Business and Liquidity
     In 1996, a merger was consummated between Complink, Inc., America's Work Exchange and The Netplex Group, Inc. (collectively referred to as "Netplex" or "the Company"). The merger was accounted for under the purchase method of accounting as a reverse merger, since the shareholders of Netplex, which had common control, received the larger of the voting rights of the combined entity. As a result, Netplex was considered the acquirer for accounting purposes.
     The Company provides strategic, interactive, technology, and security solutions primarily in the Retail and Consumer Products industry. Netplex is an Information Technology (IT) company that provides the expertise and information systems to link employees, customers, prospects, suppliers, and manufacturers to help "network-enable" organizations. The Company re-sells technology products when necessary to deliver to customers fully integrated system solutions. The Company also provides certain business management and administrative services for independent consultants and organizations who have a contingent work force. In both respects, the contractors become the Company's employees.
     The Company's continuing operations are principally conducted from locations in Oklahoma, New Jersey, Virginia and at customer locations throughout the United States.
     The Company has negative working capital at December 31, 2000 of approximately $2.9 million and has incurred significant losses from operations in each of the last three years. In addition, the Company is operating under a forbearance agreement with its principal lender that, among other things, reduced the borrowing base percentage applied to eligible accounts receivable. Management believes that cash on hand as of December 31, 2000 together with cash flows from operations in 2001 will be sufficient to meet its working capital requirement in 2001. In the third quarter of 2000, the Company began a restructuring of the Company which included closing and combining certain facilities, reduction of administrative staff, and disposing of non-strategic business units. In addition, recent business development efforts and refinements to the Company's staff compensation programs have improved utilization of billable, technical staff which should improve the profitability of the Company's continuing operations going forward.
     On March 22, 2001, the Company signed a commitment letter with a finance company which will, upon closing, provide the Company with a line of credit facility which will replace its current bank line of credit. The commitment is subject to closing on formal legal documents which management expects to occur in April 2001. Upon closing, the facility will permit borrowings against eligible accounts receivable up to $4,000,000, collateralized by substantially all of the Company's assets and repayable upon demand. Subject to certain other restrictions, the borrowing base of accounts receivable will be based on 80% of outstanding accounts receivable. Interest will be payable at prime plus 1.75% (currently 9.75%). As a result of this commitment letter and discussions with its current lender, management expects the Forbearance Agreement described in Note 8 to be extended to accommodate closing on this replacement facility.

     In addition, the Company continues to explore opportunities in the capital markets to raise additional funds from third party investments in the Company. While management believes these efforts to increase borrowing capacity and generate funds from additional outside investments will be successful, no assurances can be given that the Company will be successful in obtaining additional working capital from these sources.
                 (2) Summary of Significant Accounting Policies
PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of The Netplex Group, Inc. and its majority owned subsidiaries. Minority interest represents minority shareholders' proportionate share of the equity in the Company's Contractors Resources subsidiary. All significant inter-company transactions have been eliminated in consolidation.
REVENUE RECOGNITION
The majority of the Company's revenue is from consulting services contracts. This revenue is recognized when the services are performed and the costs are incurred. The Company generally recognizes hardware and software product revenue, which does not involve significant integration services, when the products are delivered to the customer site. Revenue on fixed price contracts for services, or both hardware and significant integration services is recognized on the percentage of completion basis, based on the efforts expended method in accordance with SOP 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." During 2000, 1999 and 1998 the Company recognized $1,675,000, $2,287,000 and $815,000 of revenue under the percentage of completion method. The Company's systems integration contracts are typically 3-6 months and are priced either on a time and material ("T&M") or a fixed price basis. Revenue for maintenance contracts is recognized ratably over the service period of the underlying contract. Deferred revenue represents the unearned portion of maintenance contracts and amounts billed in advance of work performed, in accordance with the terms of the contract. The Company records loss provisions if required for its contracts at the time that such losses are identified.

The accompanying consolidated financial statements reflect a change in the manner the Company recognizes revenue in its Contractors Resources segment consistent with certain modifications made to CR's contractual arrangements in 1999 and in compliance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" and the Securities and Exchange Commission's view on revenue recognition issued in Staff Accounting Bulletin No. 101. As a result of the adoption of this new guidance, the results of operations for 1999 have been restated. Effective January 1, 1999, CR recognizes as revenue the fees (net revenue) it charges to its members for providing its back office services as these services are provided. Adoption of this guidance did not effect the presentation of results of operations for 1998 and prior periods. This change has no effect on the net income or loss reported from these operations. Gross service volume generated by CR's operations for the years ended December 31, 2000, 1999 and 1998 were $42,470,000 $38,624,000 and $35,181,000.
Management regularly reviews outstanding accounts receivable for collectability and provides for an allowance for doubtful accounts whenever necessary. As of December 31,

2000 and 1999, the Company was owed $1,242,000 and $1,059,000 by two customers at each date.
The Company recognized revenue from unaffiliated customers constituting 25.0% and 27.8% in 2000 and 1999, respectively from two customers in each year. Consistent with the Company's strategy, management targets vertical industry markets for its services. As of December 31, 2000 and 1999, 70.6% and 79.3%, respectively of the Company's accounts receivable were due from customers in the retail and consumer products industry. The Company had no concentrations of accounts receivable from any other industry group at December 31, 2000 and 1999. CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments with maturity, at date of purchase, of three months or less to be cash equivalents. Cash equivalents are comprised of money market accounts, and are stated at cost, which approximates fair value.
PROPERTY AND EQUIPMENT
Property and equipment is recorded at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years. Computer software developed for internal use is amortized over 3 years in accordance with SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Property and equipment under capital leases is amortized using the shorter of the lease term or the estimated useful life.
Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts and any gain or loss on such disposition is reflected in the statement of operations. Expenditures for repairs and maintenance are charged to operations as incurred.
IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill, the cost in excess of the fair value of net assets acquired, is being amortized by the straight-line method, for periods ranging from 7 to 15 years. Management reviews the valuation and amortization period of goodwill continually. As part of this review, the Company estimates the value and future benefits of income generated, to determine whether impairment has occurred. Other intangible assets resulting from the Company's acquisitions consist of a fulfillment database, acquired software, an assembled workforce, and a non-compete agreement. Such assets are being amortized on the straight-line basis over periods of 4 to 7 years.
INVESTMENT IN COMMON STOCK

The Company has an investment in common stock of a privately held company included in other assets valued at $375,000 which is accounted for using the cost method.
INCOME TAXES
Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates, that are applicable to the future years in which the deferred tax assets or liabilities are expected to be settled or realized. Any change in tax rates on deferred tax assets and liabilities is recognized in net income in the period in which the rate change is enacted.
EARNINGS (LOSS) PER SHARE
The Company accounts for earnings (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires companies to present basic earnings per share and diluted earnings per share
(EPS). Basic net loss per common share is calculated using the weighted average number of common shares outstanding during the periods. Diluted net loss per common share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the period. For the years ended December 31, 2000, 1999 and 1998, the assumed exercise of the Company's outstanding stock options, warrants and Convertible Preferred Stock are not included in the calculation, as the effect would be anti-dilutive.
STOCK OPTIONS
The Company accounts for activity under its stock option plans in accordance with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and related interpretations. As permitted by SFAS No. 123, the Company has elected to continue to apply the provisions of APB Opinion 25 and provide the pro forma disclosure provisions of SFAS No. 123. The Company accounts for the options granted to consultants based on the provisions of SFAS No. 123.
SEGMENT REPORTING
The Company accounts for its segments pursuant to Statement of Financial Accounting Standards (SFAS No. 131) "Disclosures about Segments of an Enterprise and Related Information." Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that it is used internally for evaluating the segment performance. The Company believes it operates in two segments as defined:
Netplex and Contractors Resources.
RECLASSIFICATIONS
Certain 1999 and 1998 amounts have been reclassified to conform to the current year presentation.
USE OF ESTIMATES
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
                          (3) Discontinued Operations
On September 29, 2000, the Company announced its decision to sell its e-Infrastructure operations. The Company is seeking a buyer for various businesses within the e-Infrastructure segment and although it is difficult to predict, the Company expects to complete the sales within the 12 months subsequent to the above measurement date. Accordingly, effective with the issuance of the third quarter 2000 financial statements, the results of operations and the net assets of the Company's e-Infrastructure segment have been classified as discontinued operations and prior periods have been restated. The results of the discontinued segment do not reflect any interest or management fees allocated by the Company. On September 29, 2000, the Company sold its Onion Peel subsidiary (previously included as a part of the e-Infrastructure segment) for $949,000 ($574,000 of cash and $375,000 of stock) and recorded a gain of $513,000. The Company believes that the remaining businesses within this segment will not generate future operating losses prior to disposal and therefore no provision has been recorded in the financial statements.
The following is a summary of the results of operations of the discontinued operations:
                                         Year ended December 31,
                                       -----------------------------
              (amounts in thousands)       2000            1999
                                       --------------  -------------
              Revenues                 $       22,060  $      34,634
                                       ==============  =============
              Gross margin             $        5,248  $       8,958
                                       ==============  =============
              Loss from operations     $         (850) $      (1,152)
                                       ==============  =============


The following is a summary of adjustments made to the Statement of Operations to reflect discontinued operations:

                                           1998 as                         1998 Adjusted
                                          Previously                      for Discontinued
               (amounts in thousands)       Stated        Adjustments        Operations
                                          ----------     -------------    ----------------
     Revenues:
          Services                        $  55,873        $   17,505         $   38,368
          Product                         $   5,406        $    4,639         $      767
                                          ---------        ----------         ----------
                                          $  61,279        $   22,144         $   39,135
                                          ---------        ----------         ----------
     Cost of revenues
          Services                        $  47,389        $   11,597         $   35,792
          Product                         $   3,895        $    3,027         $      868
                                          ---------        ----------         ----------
                                          $  51,284        $   14,624         $   36,660
                                          ---------        ----------         ----------

     Operating expenses                   $  12,390        $    6,585         $    5,805
     Operating loss                       $  (2,395)       $      935         $   (3,330)
     Net loss                             $  (2,549)       $       --         $   (2,549)

                             (4) Restructure Charge
In the third quarter of 2000, the Company recorded a restructure charge of $1,512,000 primarily associated with the closing of the Company's Roseland, New Jersey office and the related costs. Included in the total are the estimated costs for facility closures, the write-down of redundant and duplicative property, severance and other employee costs related to the facility closures and duplicative position eliminations.
                                                                       Balance
                                                                         as of
                                                     Utilized          December
             (amounts in thousands)    Accrual     Cash     Noncash    31, 2000
-------------------------------------------------------------------------------
Write-down of Long Lived Assets       $    160         --  $      --   $    160
Employee Severance and termination
benefits                                   819        685         --        134
Excess Facility Costs                       403       168         --        235
Other                                      130        130         --         --
                                      --------- ---------  ---------   --------
                                      $  1,512        983  $      --   $    529
                                      --------- ---------  ---------   --------
Management expects that the remaining accruals will be utilized in 2001.

                           (5) Property and Equipment
Property and equipment consists of the following:
                                                         December 31,
                                                 ------------------------------
                        (amounts in thousands)        2000            1999
                                                 ---------------  -------------
 Computer software                             $          1,901 $        1,182
 Computer and office equipment                            1,767          1,317
 Furniture and fixtures                                     667            547
 Equipment under capital leases                             546            546
 Leasehold improvements                                     110             75
                                                 ---------------  -------------
                                                          4,991          3,667
Accumulated depreciation and amortization              (3,039)        (2,077)
                                                 --------------  -------------
 Property and equipment, net                   $          1,952 $       1,590
                                                 ===============  =============
Computer software at December 31, 2000 and 1999 includes $799,000 and $261,000 of software that was developed for internal use. Accumulated depreciation related to this software was $219,000 and $0 at December 31, 2000 and 1999, respectively.
Accumulated depreciation and amortization includes $545,000 and $526,000 related to assets under capital leases at December 31, 2000 and 1999, respectively.
                    (6) Goodwill and Other Intangible Assets
     Goodwill and other intangible assets consist of the following:
                                                           December 31,
                                                   -----------------------------
                         (amounts in thousands)        2000            1999
                                                   -------------   -------------
 Goodwill                                          $      2,672    $      2,648
 Acquired software                                          836             836
 Assembled workforce                                      1,000           1,000
 Non-Compete                                                900             900
                                                   ------------    ------------
                                                          5,408           5,384
 Accumulated amortization                                (2,159)         (1,163)
                                                   ------------    ------------
                                                   $      3,249    $      4,221
                                                   ============    ============
                              (7) Accrued Expenses
Accrued expenses consist of the following:
                                                            December 31,
                                                    ----------------------------
                            (amounts in thousands)       2000           1999
                                                    --------------  ------------
Accrued wages                                       $        3,734  $      2,217
Accrued restructure costs                                      529            --
Accrued professional fees                                      572           404
Accrued vacation                                               309           295
Accrued commissions                                            491           287
Accrued payroll taxes                                           57            81
Accrued earn-out                                                --           103
Accrued preferred dividends                                    166            --
Accrued project expense                                        174           135
Other                                                          687           606
                                                    --------------  ------------
                                                    $        6,719  $      4,128
                                                    ==============  ============

                               (8) Line of Credit
On July 31, 2000, the Company entered into a line of credit agreement with a bank that was set to expire on July 31, 2002. Under the line of credit the Company could borrow up to an amount equal to 85% of its eligible accounts receivable, as described in the line of credit, but not more than $6.0 million. The line of credit is secured by the Company's assets and bears interest at the bank's prime rate plus 1.75%. The terms of the line of credit required that the

Company meet certain financial and other covenants, including maintaining minimum tangible net worth of $4.0 million. The Company has also agreed to maintain an interest-bearing deposit account of $2.0 million with the bank.
As of September 30, 2000, the Company was not in compliance with the tangible net worth covenant. On January 10, 2001, the Company and the bank entered into an Loan Amendment and Forbearance Agreement ("Forbearance Agreement") whereby the bank agreed to forebear from exercising its rights and remedies under the loan document due to the existing event of default until March 31, 2001; provided no additional default occurs. The Company and the bank agreed the Company does not need to comply with the tangible net worth covenant set forth in the loan agreement. Under the Forbearance Agreement the Company may borrow 40% of eligible accounts receivable (as defined in the agreement) up to $5.0 million bearing interest at the bank's prime rate plus 2.5%. In the fourth quarter of 2000, the Company applied the $2.0 million interest bearing deposit against its outstanding advance. Outstanding advances were $2,003,000 and $5,126,000 at December 31, 2000 and 1999, respectively.
The Company expects to enter into a replacement line of credit facility in April 2001 as discussed in Note 1 which will result in the repayment of all amounts outstanding under the above facility.

                                (9) Income Taxes
The reconciliation between the actual income tax expense and income tax computed by applying the statutory Federal income tax rate to earnings before provision for income taxes for the year ended December 31, 2000 1999 and 1998 is as follows:

                               (amounts in thousands)      2000            1999            1998
                                                       -------------   -------------   -------------
Pretax loss                                            $     (15,260)  $      (7,424)  $      (2,549)
                                                       -------------   -------------   -------------
Computed Federal income tax benefit at 34%                    (5,188)         (2,524)           (867)
Computed state income taxes, net of Federal benefits            (839)           (408)             --
Permanent differences                                            143           1,033             291
Change in valuation allowance                                  5,884           1,899             576
                                                       -------------   -------------   -------------
                                                       $          --   $          --   $          --
                                                       =============   =============   =============

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2000, 1999 and 1998 are presented below:

                                (amounts in thousands)      2000            1999           1998
                                                        -------------   -------------  -------------
Deferred tax assets:
   Net operating loss carryforwards                     $      13,247   $       7,690  $       4,272
   Research and development credit carryforwards                  187             187            187
   Depreciation and amortization                                  413             215             --
   Excess tax basis over book of net assets acquired               --              --            302
   Inventory obsolescence reserve                                 107             107            108
   Allowance for doubtful accounts receivable                     157             136            146
   Accrued vacation                                               108              --             --
                                                        -------------   -------------  -------------
     Total gross deferred tax assets                           14,219           8,335          5,015
     Less valuation allowance                                 (14,219)         (8,335)        (5,015)
                                                        -------------   -------------  -------------
       Net deferred tax asset                           $          --   $          --  $          --
                                                        =============   =============  =============

The Company has provided a valuation allowance for all of its deferred tax assets at December 31, 2000, 1999, and 1998 because the Company could not conclude that it was more likely than not that it would realize these assets due principally to the Company's history of losses.
As of December 31, 2000 and 1999, the Company has NOL's for Federal and state income tax purposes of approximately $33,534,000 and $19,469,000 which may be applied against future taxable income. Additionally, the Company has $187,000 of research and development tax credits ("Credits") available to offset future Federal income taxes. The NOL's and credits expire primarily in years 2002 through 2020. Approximately $12,100,000 of the NOL's and the credits are subject to annual limitations and other conditions as of December 31, 2000. Additionally, they may not be fully utilized for tax purposes due to the change in ownership resulting from the Company's merger in 1996 and an additional change in ownership in 1998.

(10) Commitments
EMPLOYMENT AGREEMENTS
The Company has employment agreements with several key employees. At December 31, 2000, the Company's annual obligation under the agreements is approximately $685,000 for each of the next three years.
ACQUISITIONS
In 1997, 1998 and 1999, the Company consummated five acquisitions accounted for as purchases. Certain of these acquisitions contained contingent consideration payable in cash or stock, dependent upon operational performance of the acquired businesses. During the years ended December 31, 2000, 1999 and 1998 the Company paid in either cash or stock $40,000, $1,720,523 and $438,666 in connection with these "earn-out" provisions, respectively. As of December 31, 2000, the Company is no longer obligated to pay any material future earn-out amounts pursuant to the terms of these acquisitions.
CO-BRANDING AGREEMENT
In May 2000, the Company, through its Contractors Resources subsidiary, entered into a two year co-branding agreement with TMP Interactive, Inc. (TMP) that among other things called for the Company to make cash payments totaling $5.0 million over the period of the agreement in quarterly installments of approximately $464,000. In connection with the agreement, as described in Note 11, the Company granted TMP warrants to purchase 3,000,000 shares of the Company's common stock, of which 1,000,000 warrants vested immediately and 2,000,000 warrants vested over the two year period of the co-branding agreement. The Company has recorded expense associated with this agreement by applying the provisions of Emerging Issues Task Force Bulletin 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in conjunction with Selling, Goods or Services" (EITF 96-18). Under EITF 96-18, the value of the warrants that vested immediately was determined at the issuance date and is being amortized over the two year period of the agreement. In addition, the value of the warrants which vest over the life of the agreement is periodically estimated at the end of each quarter to determine the ratable amount of expense associated with these warrants. The expense charge to operations in connection with the co-branding agreement for the year ended December 31, 2001 was approximately $1,260,000.

The co-branding agreement is the subject of litigation described in Note
14.

LEASE OBLIGATIONS

The Company leases computer equipment, furniture, vehicles, and office facilities under long-term lease agreements. The following is a schedule of future minimum lease payments for capital and non-cancelable operating leases (with initial terms in excess of one year) as of December 31, 2000:
                                               Capital     Operating
                      (amounts in thousands)    Leases       Leases
                                                ------       ------
                2001                            $  118       $1,093
                2002                               100          997
                2003                                 2          682
                2004                                --          613
                2005                                --          187
                Thereafter                          --           --
                                                ------       ------
Total minimum lease payments                       220       $3,572
                                                             ======
Less: amount representing interest                  51
                                                ------
Present value of minimum lease payments            169
Less current portion                                77
                                                ------
                                                $   92
                                                ======

Total rent expense under operating leases was approximately $1,248,000, $1,020,000 and $900,000 for the years ended December 31, 2000, 1999 and 1998.
                           (11) Stockholders' Equity
As of December 31, 2000, the Company's authorized capital stock consisted of 100,000,000 shares of common stock, par value $.001 per share, and 6,000,000 shares of preferred stock, par value $.01 per share.

PREFERRED STOCK

CLASS A CUMULATIVE CONVERTIBLE

On September 19, 1996, the Company raised approximately $3,000,000 through a private placement of units. Each unit consisted of one share of $.01 par value Class A Cumulative Convertible Preferred Stock (the "Class A Preferred") and one warrant to purchase one share of the Company's Common Stock at $2.50 per share. Each share of Class A Preferred is convertible into one share of Common Stock at any time, at the discretion of the holder. The Class A Preferred has cumulative dividend of 10% per annum, payable in either cash or additional shares of Class A Preferred at the Company's option. Subject to the conversion rights, the Class A Preferred has a redemption value equal to its stated value plus all accrued and unpaid dividends upon: (1) registration of the shares underlying the Class A Preferred, and (2) 30 days written notice given at any time upon attaining certain per share trading prices and sustaining such prices for a specified period. The Class A Preferred has a per share liquidation preference of the greater of: (i) $4 per share plus any accrued and unpaid dividends, or (ii) the amount that would have been received if such shares were converted to Common Stock on the business day immediately prior to liquidation.
Each warrant issued in connection with the private placement became exercisable on March 19, 1997, and expires on September 19, 2001. The Company has the right to call the warrants at a redemption price of $.01 per share upon registration of the shares underlying the warrant, and 30 days written notice given at any time upon the Common Stock attaining certain per share trading prices and maintaining such prices for a specified period.
CLASS B CONVERTIBLE
During 1999 all shares of the Class B Preferred Stock were converted into 643,770 shares of Common Stock. The holders of the shares agreed not to sell or otherwise distribute the Common Stock for one year .
CLASS C CUMULATIVE CONVERTIBLE
The Class C Cumulative Convertible Preferred Stock ("Class C Preferred") has a liquidation preference of $3.99 per share and a dividend rate of 9.99% per annum that increases to 15% per annum after the date that there is no Class A Preferred issued and outstanding. The Class C Preferred is convertible at any time after the earlier of a change in control of the Company or five years from the date of issuance. The Class C Preferred is redeemable at the option of the Company at any time within five years from the date of issuance. At December 31, 2000 and 1999, the Class C Preferred is convertible into the number of shares equal to $2,300,000, plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the Common Stock immediately prior to conversion. The Company has measured the intrinsic value of the beneficial conversion feature of the Class C Preferred to be $2,300,000 at December 31, 2000 and 1999, respectively. As a result, the Company will accrete this discount as additional Preferred Stock dividends over the five years. During 2000 and 1999, the accretion of the discount of approximately $388,000 and $259,000 was included as additional Preferred Stock dividends in the Company's EPS calculation.
CLASS D AND E CONVERTIBLE
On March 29, 2000, the Company received $10.0 million ($9.4 million net of expenses) for 10,000 shares of its Class D Preferred Stock. The conversion ratio of the preferred to common was established based on 120% of the weighted average stock price during the thirty trading day period between April 3, 2000 and May 16, 2000, which was $5.87 per share. The Series D Preferred Stock securities purchase agreement's call option provision, relating to the time the Company must obtain additional financing, was amended effective July 31, 2000. The amendment extended the call option trigger date to October 31, 2000 (previously August 1, 2000). The conversion price of the preferred stock and the exercise price of the related warrants are based upon 120% of the weighted average price of the Company's Common Stock for 15 consecutive trading days beginning the first day after the holders are entitled to exercise the call option. On November 10, 2000, the Company entered into an Exchange, Redemption and Conversion Agreement (the "Exchange Agreement") with the holders of the Company's Series D Preferred Stock that provides for the following:
o the exchange of $6,177,000 of the original face amount of the Series D Preferred Stock and warrants held by the holders of the Series D Preferred Stock in exchange for the Company's issuance of $3,000,000 of its new Series E Preferred Stock;
o the waiver by the holders of the Series D Preferred Stock of their right to receive further dividends under the Series D Preferred Stock
o the waiver of certain other rights of the holders of the Series D Preferred Stock, including the right to acquire additional shares of Series D Preferred Stock, the right to require the Company to redeem the Series D Preferred Stock upon the occurrence of certain events beyond the Company's control, and the waiver of certain anti- dilution rights.

Also, as part of the agreement, the Company redeemed 500 of the remaining 3,823 shares of Series D Preferred Stock at their original face value of $500,000, and sold to the holders of the Series D Preferred Stock 1,000 shares of the Company's common stock at a price of $0.65625 per share. The Company incurred approximately $79,000 of printing and legal fees resulting from the restructure that were charged against additional paid in capital. As a result of that sale, the remaining 3,323 shares of Series D Preferred Stock will have an adjusted conversion price of $.65625. Upon execution of the agreements, the Series D Preferred Stockholders converted 1,178 shares of Series D Preferred Stock into 1,808,473 shares of common stock. The remaining 2,145 shares of Series D Preferred Stock that they hold will be convertible into 3,293,020 shares of common stock.
The Series E Preferred Stock has terms similar to the restructured Series D Preferred Stock, with the primary exceptions being that the Series E Preferred Stock accrues dividends at the rate of 7% per year and the Series E Preferred Stock was redeemable for $3,000,000 at the Company's option on or before April 30, 2001, provided that the Company redeemed at least $1,500,000 of such stock on or before January 30, 2001 which the Company did not. If the Series E Preferred Stock becomes convertible into shares of common stock at a conversion price of $0.47 per share if it is not redeemed or upon the occurrence of certain other events. Pursuant to a related Registration Rights Agreement, the Company registered with the Securities and Exchange Commission the 1,000 additional shares of common stock sold as part of the transaction as well as the shares issuable to the holders of the Series E Preferred Stock upon conversion of that stock to common stock.
WARRANTS
On March 29, 2000, the Company sold 1,500 units in a private placement for $1.5 million ($1.3 million after fees and expenses). Each unit sold consisted of a prepaid Common Stock purchase warrant entitling the holder to acquire such number of shares of the Company's Common Stock as is equal to $1,000 divided by an adjustable exercise price and an incentive warrant to acquire 78,000 shares of Common Stock. The Company also granted the placement agent a warrant to purchase 39,000 shares of Common Stock plus a placement fee and a non-accountable expense allowance equal to 12.53% of the proceeds of the offering.
Monster Warrant. In connection with a co-branded services agreement, described in note 14 to the financial statements, entered into in May 2000 by one of our subsidiaries and TMP Interactive, Inc. ("TMP"), the Company issued warrants to purchase up to 3,000,000 shares of common stock. The warrants are exercisable for a period of three years after the date they were issued. The exercise price for the warrants to purchase up to 2,000,000 shares of common stock is $9.00 per share and these warrants vest over two years. The exercise price for the remaining warrants to purchase up to 1,000,000 shares of common stock is $6.00 per share and these warrants vested immediately.
Roseland Warrant. The Company issued a warrant to purchase up to 15,000 shares of common stock to Roseland II L.L.C. in connection with our leasing arrangements. The warrant is exercisable for a period of five years after the date the warrant was issued. The exercise price for the warrant is $7.72 per share.
Silicon Valley Bank Warrant. The Company issued a warrant to purchase up to 75,000 shares of common stock to Silicon Valley Bank in connection with our line of credit. The warrant is exercisable for a period of five years after the date it was issued. The exercise price for the warrant is $6.00 per share.

Pennsylvania Merchants Group Warrant. The Company issued a warrant to purchase up to 500,000 shares of common stock to Pennsylvania Merchants Group in connection with an investment banking arrangement we have with it and the cancellation of the warrant to purchase 250,000 shares of common stock issued in 1999. The warrant is exercisable for a period of five years after the date it was issued. The exercise price for the warrant is $0.50 per share.
The following table sets forth the warrants outstanding and their weighted-average exercise price:

                                                 Shares        Price
                                               ----------    --------
January 1, 1998                                 2,295,000    $   2.66
         Issued                                   814,102        1.29
         Exercised                                     --          --
         Expired                                       --          --
                                               ----------    --------
December 31, 1998                               3,109,102    $   2.30
         Issued                                   225,000        3.00
         Exercised                             (2,093,856)       2.52
         Expired                                  (45,000)       3.00
                                               ----------    --------
December 31, 1999                               1,195,246    $   2.15
         Issued                                 4,257,000        6.62
         Exercised                               (795,465)       2.16
         Canceled                                (250,000)       3.00
         Expired                                   (2,854)       1.15
                                               ----------    --------
December 31, 2000                               4,403,927    $   6.42
                                               ==========    ========

As of December 31, 2000, 1999 and 1998 all of the warrants were exercisable and had an average remaining life of 4.4, 3.5 and 3 years, respectively.
CONVERTIBLE SUBORDINATED NOTE On January 28, 1999, the Company issued a subordinated note for $800,000, at 14% annual interest, through a private placement to an accredited investor. The note was subordinated to the Company's line of credit with a bank. On December 15, 1999, the note was exchanged for an increase in the number of shares that the Company's Class C Cumulative Convertible Preferred Stock ("Class C Preferred") is convertible into.
                               (12) Stock Options
     The Company has three stock option plans.
o The ISO Plan includes both incentive and non-qualified stock options. The Board of Directors may grant stock options to employees to purchase up to 6,000,000 shares of the Company's Common Stock. Stock options are granted with an exercise price equal to the market price on the date of grant. All stock options expire 10 years from grant date (5 years or holder's of more than 10% of the voting stock of the Company). Generally the options vest ratably and become fully exercisable after 3 years but not less than 6 months from the date of grant. At December 31, 2000, approximately 481,000 options are available for grant under this plan.
o The Directors' Plan authorizes the Board of Directors to grant each director options to purchase up to 15,000 shares of the Company's Common Stock, upon election to the Board. Under this plan 300,000 shares of the Company's Common Stock are available. The terms of option grants for the Directors' Plan are identical to those of the ISO plan, except that the vesting period for the Directors' Plan is at the Board's discretion. All options granted under this Plan either vest immediately or contain vesting periods up to two years. At December 31, 2000, 15,000 options are available for grant under this Plan.
o The Consultant's Plan authorizes the Board of Directors to grant organizations or individuals, who are not employees of the Company, options to purchase up to 800,000 shares of the Company's Common Stock. The exercise price, terms of the option grant and vesting period for the Consultant's Plan are at the Board's discretion. At December 31, 2000, approximately 5,000 options are available for grant under this Plan. Stock option activity for the Plans during the periods indicated is as follows:

                                    ISO Plan                 Directors' Plan         Consultants' Plan
                           --------------------------   ----------------------- ---------------------------
                                           Wt. Avg.                  Wt. Avg.                    Wt. Avg.
                              Shares      Ex. Price      Shares     Ex. Price       Shares       Ex. Price
                           -------------  -----------   ---------   ----------- ---------------  ----------
           January 1, 1998     2,490,000  $      1.45      60,000   $      3.15          32,000  $     2.50

Granted                          879,150         1.36      30,000          1.28         391,828        0.94
Exercised                        (19,500)        0.97          --            --              --          --
Forfeited/Canceled              (864,450)        2.04          --            --              --          --
Expired                               --           --          --            --              --          --
                           -------------  -----------   ---------   ----------- ---------------  ----------
         December 31, 1998     2,485,200  $      1.13      90,000   $      2.53         423,828  $     1.49

Granted                        1,517,750         2.28      37,500          2.85         315,000        1.07
Exercised                       (831,104)        1.11          --            --        (464,600)       1.34
Forfeited/Canceled              (101,171)        1.89      (7,500)         2.85              --          --
Expired                               --           --          --            --              --          --
                           -------------  -----------   ---------   ----------- ---------------  ----------
         December 31, 1999     3,070,675  $      1.67     120,000   $      2.61         274,228  $     1.26

Granted                        2,494,200         0.50     180,000          0.47          40,000        0.47
Exercised                       (995,712)        0.86     (37,500)         2.91        (247,828)       1.14

Forfeited/Canceled              (931,209)        2.12     (15,000)         2.85              --          --
Expired                               --           --          --            --              --          --
                           -------------  -----------   ---------   ----------- ---------------  ----------
         December 31, 2000     3,637,954  $      0.98     247,500   $      0.99          66,400 $      1.38
                           =============  ===========   =========   =========== ===============  ==========

ISO PLAN
At December 31, 2000, the exercise prices for options granted under the ISO plan were $0.47 to $3.94 and the weighted-average remaining contractual life of those options was 8.7 years. At December 31, 2000, 1999 and 1998, the number of options exercisable under the ISO Plan was 1,286,186, 1,175,898 and 936,750, respectively. The weighted-average exercise price of those options was $1.25, $1.04 and $1.08, respectively.
DIRECTORS' PLAN
At December 31, 2000, the exercise prices for options granted under the Directors' Plan were $0.47 to $3.56 and the weighted-average remaining contractual life of those options was 8.9 years. At December 31, 2000, 1999 and 1998, the number of options exercisable under the Directors' Plan was 240,000, 75,000 and 52,500, respectively. The weighted-average exercise price of those options was $0.93, $2.61and $3.17, respectively.
CONSULTANTS' PLAN
At December 31, 2000, the exercise price for all options granted under the Consultants' Plan was $0.47 to $3.00 and the weighted-average remaining contractual life of those options was 8.76 years. All options, granted under the Consultants' Plan, are exercisable at the time of grant. The weighted-average exercise price of those options was $1.51, $1.25 and $1.49 at

December 31, 2000, 1999 and 1998, respectively. During 2000, in accordance with SFAS No. 123, the Company recorded compensation expense of $8,400 for options granted, based on the value of the services provided. The options granted during 1999 and 1998 were in connection with certain equity issues, and as a result had no compensation expense. The Company applies APB Opinion No. 25 in accounting for its ISO and Directors' Plans and, accordingly, no compensation expense has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

(amounts in thousands except per share data)     2000        1999        1998
                                             -----------  ----------  ---------
Net loss - As reported                       $   (15,260) $   (7,424) $  (2,549)
                                             ===========  ==========  =========
Net loss - Pro forma                         $   (15,867) $  (10,806) $  (3,466)
                                             ===========  ==========  =========
Net loss per share - As reported             $     (0.89) $    (0.63) $   (0.31)
                                             ===========  ==========  =========
Net loss per share - Pro forma               $     (0.92) $    (0.86) $   (0.37)
                                             ===========  ==========  =========
Weighted average shares outstanding               18,356      12,516      9,260
                                             ===========  ==========  =========
The per share weighted average fair value of the ISO on the grant date in 2000, 1999 and 1998, was $0.34, $2.29 and $1.17, respectively using the Black - Scholes option pricing model with the following weighted average assumptions:
                                               2000         1999        1998
                                           -----------  -----------  ----------
Dividend yield                                     0.0%         0.0%        0.0%
                                           ===========  ===========  ==========
Risk-free interest rate                           5.79%        5.98%       5.36%
                                           ===========               ==========
Expected volatility                                141%         167%        106%
                                           ===========  ===========  ==========
Expected life (years)                             5.00         7.86        6.75
                                           ===========  ===========  ==========
The per share weighted average fair value of the Directors' Plan options on the grant date in 2000, 1999 and 1998 was $0.25, $2.85 and $1.02, respectively using the Black - Scholes option pricing model with the following weighted average assumptions:
                                              2000          1999         1998
                                           -----------  -----------  -----------
Dividend yield                                     0.0%         0.0%        0.0%
                                           ===========  ===========  ===========
Risk-free interest rate                           5.79%        6.10%       5.27%
                                           ===========  ===========  ===========
Expected volatility                                141%         167%        106%
                                           ===========  ===========  ===========
Expected life (years)                             1.00         2.72         5.00
                                           ===========  ===========  ===========
                        (13) Related Party Transactions
The Company paid $18,000 in 2000, $45,000 in 1999 and $24,000 in 1998 for
accounting, tax and consulting services to a CPA firm in which a partner of the firm is a director of the Company.
A Director of the Company is the President and Director of a company that owns all of the Company's Class C Convertible Preferred Stock (Note 11).
                                (14) Litigation
From time to time, the Company is subject to litigation in the ordinary course of business. On September 4, 1997, Data Systems Analysts, Inc. ("DSA"), a software design and consulting company, filed a complaint against Technology Development Systems, Inc. ("TDS") and the Company, alleging copyright infringement and breach of the Company's agreement. The Complaint also seeks damages against XcelleNet, Inc., which the Company has indemnified. The Complaint claims damages in excess of $300,000 plus punitive damages. The Company is vigorously defending against the action although an unsuccessful mediation session and settlement conference were held in an attempt to resolve the dispute. The nature and amount of damages, if DSA's allegations are proven, appear uncertain.
In June of 2000, the Company, TDS and XcelleNet, Inc. filed a complex motion for summary judgment, asking the Court to dismiss the majority of DSA's claims in the case. DSA also filed a motion for summary judgment asking the court to enter judgment in its favor on several of its claims. The district court judge held oral arguments on the counter-motions on Friday, January 19, 2001.
On March 6, 2001, the court denied the motion by TDS and the Company in its entirety. It granted plaintiff's motion for summary judgment on liability and directed that damages be tried to a jury on May 24, 2001. The provisions of the agreement that the opinion finds the Company violated could lead to substantial damages being awarded against the Company. While part of the theory for copyright damages was dismissed, another part was left to be tried. It, too, could result in substantial damages.
On March 20, 2001, the Company filed a motion for reconsideration of the granting of summary judgment on two portions of the order. There can be no assurance that reconsideration will be granted.
XcelleNet has reached an agreement in principle to settle that portion of the case against it in the amount of damages proven at trial on the claims against XcelleNet, and has reserved its indemnity claim against the Company.
In December 2000, TMP filed suit against the Company and its Contractors Resources subsidiary alleging that the Company failed to make a quarterly cash payment under its co-branding agreement with TMP. The complaint seeks a judgment of approximately $464,000. The Company has disputed the allegations, denying all liability and has asserted affirmative defenses, including that TMP did not perform the agreement as required. Since filing the suit, TMP has also notified the Company that it has failed to make another payment under the agreement but this alleged default has not yet become part of the litigation. While initial discovery had commenced, both parties have agreed to stay all further discovery pending a conference with the Court. Management believes it has meritorious defenses in this matter and the outcome will not have a material adverse impact on its financial condition or results of operations.
The Company is not currently involved in any other litigation or proceedings, which if decided against the Company would have a material adverse affect, either individually or in the aggregate.
(15) Employee Benefit Plans
The Company has a 401(k) plan where all full time employees with over 1000 hours of service to the Company or its subsidiaries are eligible to participate. The Company matches one-half of the employees' voluntary contributions up to a maximum Company contribution of 5% of participants' salaries. The Company's contribution to the Plan during 2000, 1999 and 1998 was approximately $456,000, $406,000 and $706,000, respectively.
The Company's CR subsidiary has a profit sharing plan for its employees whereby up to 10% of the employees salary can be contributed to the plan. The Company made no matching contributions to this plan during 2000, 1999 and 1998.
The Company does not provide any post retirement or post employment benefits.

                            (16) Segment Information
In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's reportable segments are strategic business units that offer different products and services to different industries throughout the United States.
The Company had two reportable segments after the reclassification of the e-Infrastructure segment as a discontinued operation in the third quarter of 2000. All prior year's revenue, cost of services and operating expenses have been restated to reflect this reclassification. The Company's reportable segments are as follows:
o Netplex - provides professional services that constitute the strategic and creative aspects of Netplex's Netplex, as well as complete Internet-based application development, business security and protection consulting services and Retail Industry-focused consulting and integration services.
o Contractors Resources (CR) - provides business infrastructure and advisory services for its membership of independent contractors, which allow members to maximize the freedom and wealth potential of the independent lifestyle while enjoying the benefits associated with full-time employment.
The Company's accounting policies for these segments are the same as those described in the summary of Significant Accounting Policies, except that income tax expense is not allocated to each segment. In addition, the Company evaluates the performance of its segments and allocates resources based on gross margin, and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Inter-segment revenues are immaterial.
The reportable segments are measured and resources are allocated both on income before income taxes and EBITDA, which represents the sum of income before taxes, depreciation, amortization, and interest. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information. The Company considers EBITDA to be a useful measure of the Company's performance, because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand business. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.
The table below presents information about segments used by the chief operating decision-maker of Netplex as of and for the years ended December 31, 2000, 1999 and 1998. As discussed in Note 2, effective in 1999, the Company changed its method of recognizing revenue for CR to present its revenues on a net basis.

  (amounts in thousands)       Netplex          CR            Total
----------------------------------------------------------------------
2000:
Revenues                    $     15,241   $     1,539    $     16,780
Gross profit                       6,365         1,011           7,376
Segment EBITDA                       470        (3,953)         (3,483)
----------------------------------------------------------------------
Total segment assets               7,823         3,101          10,924
Discontinued assets                                              4,063
Unallocated assets                                               2,703
                                                          ------------
Total assets                                              $     17,690
----------------------------------------------------------------------
1999:
Revenues                    $     14,527   $     1,374    $     15,901
Gross profit                       6,584           976           7,560

Segment EBITDA                     2,761       (1,557)           1,204
----------------------------------------------------------------------
Total segment assets               8,573         4,987          13,560
Discontinued assets                                              8,356
Unallocated assets                                                 746
                                                          ------------
Total assets                                              $     22,662
----------------------------------------------------------------------
1998:
Revenues                    $      3,954        35,181    $     39,135
Gross profit                       1,150         1,325           2,475
Segment EBITDA                      (59)           181             122
----------------------------------------------------------------------
Total segment assets               1,595         4,760           6,355
Discontinued assets                                              8,592
Unallocated assets                                               5,704
                                                          ------------
Total assets                                              $     20,651
----------------------------------------------------------------------
Reconciliation of Segment EBITDA to Net Operating Loss:

                                                   2000         1999      1998
                                                ---------   ---------   --------
Segment EBITDA                                  $  (3,483)  $   1,204   $   122
Unallocated corporate expenses                      7,811       5,542     2,210
Restructure charges                                 1,512          --        --
Depreciation & amortization                         2,076       1,550     1,242
Interest expense, net                                  41         384       154
Tax expense                                            --          --        --
                                                ---------   ---------   -------
Loss from continuing operations                   (14,923)     (6,272)   (3,484)
(Loss) income from discontinued operations,
net of tax                                           (850)     (1,152)      935
Gain on disposal of discontinued operations           513          --        --
                                                ---------   ---------   -------
Net operating loss                              $ (15,260)  $  (7,424)  $(2,549)
                                                =========   =========   =======

                 Part II. Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the issuance and distribution, all of which will be paid by
Netplex:

Registration Fee-- Securities and Exchange Commission..............     $  1,360
Listing Fee-- Nasdaq SmallCap Market...............................     $  7,500
Listing Fee - Boston Stock Exchange................................     $  5,000
Legal Fees and Expenses............................................     $100,000
Printing and Engraving Expenses....................................     $  1,000
Miscellaneous......................................................     $ 15,000
                                                                        --------

Total..............................................................     $129,860

     Except for the Nasdaq SmallCap Market listing fee and the Boston Stock Exchange listing fee, the costs and expenses are estimates.

Item 14. Indemnification of Directors and Officers.

     Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of Netplex is insured or indemnified in any manner against liability that he may incur in his capacity as such.

     Our authority to indemnify our directors and officers is governed by the provisions of Article 7 of the New York Business Corporation Law (the "BCL").

     Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

     A more specific description of the relevant law is provided below.

     Section 721. Nonexclusivity of Statutory Provisions for Indemnification of Directors and Officers -- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

     Section 722. Authorization for Indemnification of Directors and Officers --
(a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

     (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer or any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     Section 723. Payment of Indemnification Other Than By Court Award --(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

     (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

     (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

     (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

          (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

          (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

          (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

     Section 724. Indemnification of Directors and Officers by a Court --(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723.

     Application therefor may be made, in every case, either:

          (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

          (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in action or proceeding in which the expenses were incurred or other amounts were paid.

     (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

     (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

     Section 725. Other Provisions Affecting Indemnification of Directors and Officers -- (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled:

     (b)  No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

          (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

          (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

          (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

     (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

     (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

     (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

     (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

     Section 726. Insurance for Indemnification of Directors and Officers --(a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

     (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

     (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

     (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

     (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

     (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

     (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

     (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

     (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

     (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

     Our amended Certificate of Incorporation provides that the personal liability of our directors to Netplex or our shareholders for damages for any breach of duty as directors, is eliminated, provided that nothing shall limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct.

     We have also entered into indemnification agreements with each of our officers and directors.

     The holders of Series D Preferred Stock have agreed to indemnify Netplex against liabilities concerning untrue statements or omissions that they make, or violations of the securities laws that they commit, with respect to the registration of the shares of common stock, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be given to directors, officers and controlling persons of the registrant or others under the above provisions, or otherwise, the registrant has been informed that in the opinion of the Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether that indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Item 15. Recent Sales of Unregistered Securities.

     We sold the following securities in the past three years that were not registered under the Securities Act of 1933, as amended.





     In February 1998, we sold 80,000 shares of common stock and warrants to purchase 100,000 shares of common stock at a price of $1.80 per share, for an aggregate of $100,000. The warrants have a 5-year term and are immediately exercisable. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In March 1998, we sold 1,457,000 shares of common stock at a price of $1.00 per share for an aggregate of $1,457,000 to accredited investors and several of our employees. These shares carry registration rights. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In April 1998, we sold 1,500 units at a price of $1,000 per unit for an aggregate of $1.5 million to certain accredited investors (the "Zanett 1998 Private Placement"). Each unit consists of a warrant to purchase the number of shares of common stock equal to $1,000 divided by an adjustable exercise price and an additional warrant to acquire 52 shares of common stock at a price equal to the adjustable exercise price. The warrants have a 5-year term and are immediately exercisable. We paid an aggregate placement fee and non-accountable expense allowance of $284,500 and also granted the placement agent a warrant to purchase 39,000 shares of common stock at a price of $1.47. The placement agent warrants have a 10-year term and are immediately exercisable. The placement agent for this transaction was The Zanett Securities Corporation and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In April 1998, we sold 100,000 shares of common stock for $1.50 per share for an aggregate of $150,000 to accredited investors. These shares carry registration rights. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In April 1998, we sold 35,000 shares of common stock for $1.375 per share for an aggregate of $48,125 to accredited investors. These shares carry registration rights. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In June 1998, we, in addition to other consideration, issued 450,000 shares of common stock in exchange for all of the outstanding equity securities of Automated Business Systems of North Carolina, Inc. and Kellar Technology Group, Inc. to the former shareholders of Automated and Kellar. We also agreed to issue additional shares of common stock through December 31, 2000, if the acquired company meets specified operating targets. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In August 1998, we sold 451,000 shares of common stock for $1.3125 per share for an aggregate of $592,000 to accredited investors. These shares carry registration rights. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In September 1998, we sold 1,700 units for $1,000 per unit and warrants to purchase 141,667 shares of common stock at an exercise price of $1.3938 per share for an aggregate of $1.7 million to accredited investors. Each unit consists of a warrant to purchase the number of shares of common stock computed by dividing $1,700,000 by 1,019,000. The warrants have a 10-year term and are immediately exercisable. We paid a placement fee of $175,000 and issued the placement agent 50,000 shares of common stock. The placement agent for this transaction was Zanett Securities Corporation. Exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In September 1998, we sold 1,500,000 shares of Class C Preferred Stock at a price of $1.00 per share and warrants to purchase shares of common stock for $1.375 per share for an aggregate of $1.5 million to Waterside Capital. The Class C Preferred Stock bears a dividend rate of 9.99% that increases to 15% per annum after the date there are no shares of Class A Preferred Stock issued and outstanding. The preferred stock is convertible at any time after the earlier of a change in control of Netplex or five years from the date of issuance and is redeemable at our option at any time within the first five years. The number of shares into which the preferred stock is convertible is equal to $1,500,000, plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion. The warrants issued entitle the holder to acquire 150,000 shares of common stock at $1.375 per share. We may be required to issue up to 400,000 additional shares of common stock under the warrants, depending upon the term in which the Class C Preferred Stock is outstanding. The warrants have a 10-year term and are immediately exercisable. We paid a placement fee of $175,000 and issued the placement agent warrants to purchase 125,000 shares of common stock at $1.59 per share. The warrants have a 5-year term and are immediately exercisable. The placement agent for this transaction was Ferris Baker & Watts and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In October 1998, we issued 643,770 shares of Class B Preferred Stock to Applied Intelligence Group, Inc. in connection with the purchase of its information technology consulting business. Each share of Class B Preferred Stock is immediately convertible into one share of common stock. No dividends are payable on Class B Preferred Stock.

     On January 28, 1999, we issued a note for $800,000, at 14% annual interest, through a private placement to an accredited investor. On December 15, 1999, the note was exchanged for an increase in the number of shares that our Class C Preferred Stock is convertible into. Class C Shares are not eligible for conversion to Common Stock until September 30, 2003 and are redeemable by the Company for a cash payment of $2.3 million on or before September 28, 2003.

     In March, 2000 and in connection with the second closing of the Zanett 1998 Private Placement, we sold an additional 1,500 units at a price of $1,000 per unit for an aggregate of $1.5 million to accredited investors. Each unit consists of a prepaid common stock purchase warrant to purchase the number of shares of common stock equal to $1,000 divided by the lower of (A) $10 and (B) the amount obtained by multiplying a specified exercise percentage which decreases over time and is more particularly described in the warrants by the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise, and an incentive warrant to acquire 78,000 shares of common stock at an exercise price of $13.875 per share. The warrants are immediately exercisable, and the incentive warrants have a 5-year term. We paid an aggregate placement fee and non-accountable expense allowance of $182,000 and also granted to certain principals of the placement agent warrants to purchase an aggregate of 39,000 shares of common stock at a price of $10.00 per share. The warrants have a 5-year term and are immediately exercisable. The placement agent for this transaction was The Zanett Securities Corporation and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.



     In March 2000, the Company sold 10,000 shares of convertible Series D Preferred Stock that resulted in net proceeds to the Company of $9.4 million. The conversion ratio of the preferred to common was established based on 120% of the weighted average stock price during the thirty trading day period between April 3, 2000 and May 16, 2000, which was $5.87 per share. The Series D Preferred Stock securities purchase agreement's call option provision, relating to the time the Company must obtain additional financing, was amended effective July 31, 2000. The amendment extended the call option trigger date to October 31, 2000 (previously August 1, 2000). The conversion price of the preferred stock and the exercise price of the related warrants are based upon 120% of the weighted average price of the Company's Common Stock for 15 consecutive trading days beginning the first day after the holders are entitled to exercise the call option. On November 10, 2000, the Company entered into an Exchange,Redemption and Conversion Agreement (the "Exchange Agreement") with the holders of the Company's Series D Preferred Stock that provided for the following:

     -- the exchange of $6,177,000 of the original face amount of the Series D
        Preferred Stock and warrants held by the holders of the Series D Preferred Stock in exchange for the Company's issuance of $3,000,000 of its new Series E Preferred Stock;
     -- the waiver by the holders of the Series D Preferred Stock of their right to receive further dividends under the Series D Preferred Stock
     -- the waiver of certain other rights of the holders of the Series D
        Preferred Stock, including the right to acquire additional shares of the Series D Preferred Stock, the right to require the Company to redeem the Series D Preferred Stock upon the occurrence of certain events beyond the Company's control, and the waiver of certain anti-dilution rights.

     Also as Part of the agreement, the Company redeemed 500 of the remaining 3,823 shares of Series D Preferred Stock at their original face value of $500,000, and sold to the holders of the Series D Preferred Stock 1,000 shares of the Company's common stock at a price of $0.65625 per share. As a result of that sale, the remaining 3,323 shares of Series D Preferred Stock have an adjusted conversion price of $0.65625. Upon execution of the agreements, the Series D Preferred Stockholders converted 1,178 shares of Series D Preferred Stock into 1,808,473 shares of common stock. The remaining 2,145 shares of Series D Preferred Stock that they hold were convertible into 3,293,020 shares of common stock. As of March 19, 2001, there was 1,324 shares of Series D Preferred Stock which are convertible into 2,017,524 shares of common stock.

     The Series E Preferred Stock has terms similar to the restructured Series D Preferred Stock, with the primary exceptions being that the Series E Preferred Stock was redeemable for #3,000,000 at the Company's option on or before April 30, 2001, provided that the Company redeems at least $1,500,000 of such stock on or before January 30, 2001 which the Company did not redeem. The Series E Preferred Stock accrues dividends at the rate of 7% per year. the Series E Preferred Stock is convertible into shares of common stock at a conversion price of $0.47 per share equal to 6,382,979 shares. Pursuant to a related Registration Rights Agreement, the Company registered with the Securities and Exchange Commission the 1,000 additional shares of common stock sold as part of the transaction as well as the shares issuable to the holders of the Series E Preferred Stock upon conversion of that stock to common stock.

     In May, 2000, in connection with a co-branded services arrangement we entered into with one of our subsidiaries and TMP Interactive, Inc., we issued warrants to TMP Interactive, Inc. for the right to purchase 3,000,000 shares of Netplex common stock, consisting of (i) a warrant for the right to purchase 2,000,000 shares of common stock at an exercise price of $9.00, subject to certain adjustments as stated therein, which expires May 2, 2003 and is not presently exercisable (except under certain conditions as set forth in the warrant) and (ii) a warrant for the right to purchase 1,000,000 shares of common stock at an exercise price of $6.00, subject to certain adjustments as stated therein, which expires May 2, 2003 and is currently exercisable. Exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In May, 2000 in connection with a leasing arrangement, we issued a warrant to Roseland II L.L.C. for the right to purchase 15,000 shares of our common stock at an exercise price of $7.72 per share. The warrant expires on May 15, 2005. Exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In July, 2000 in connection with a line of credit arrangement, we issued a warrant to Silicon Valley Bank for the right to purchase 75,000 shares of our common stock at an exercise price of $6.00 per share. The warrant expires on July 31, 2005. Exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     During the years ended December 31, 2000, 1999 and 1998, 29,364, 887,612 and 141,865 shares of Class A Preferred Stock were converted into the same number of shares of Common Stock, respectively. During the year ended December 31, 1999, the 643,770 shares of Class B Preferred Stock were converted into the same number of shares of Common Stock. The Class C Preferred Stock is not eligible for conversion to Common Stock until September, 2003. On November 10, 2000 the Company converted 1,178 and 6,177 shares of Class D Preferred Stock into 1,808,473 shares of Common Stock and 3,000 shares of Class E Preferred Stock, respectively. See Note 11 to the financial statements.

Item 16. Exhibits and Financial Statement Schedules

Exhibit     Description
3(a)     -- Amended and Restated Certificate of Incorporation.*
3(b)     -- Amendment to the Amended and Restated Certificate of
            Incorporation.**
3(c)     -- Amendment to the Amended and Restated Certificate of
            Incorporation.***
3(d)     -- Bylaws.***
4(a)     -- Common Stock Purchase Warrant issued to the Pennsylvania Merchant
            Group, dated October 1, 1999.****
4(b)     -- Securities Purchase Agreement, dated as of March 28, 2000, by and among Netplex and the Buyers.***
4(c)     -- Form of Warrant Agreement, dated as of March __, 2000, by and between Netplex and each of the Buyers.*** (A schedule of Buyers is filed as Exhibit 99(a)).
4(d)     -- Registration Rights Agreement, dated as of March 28, 2000, by and among Netplex and the Buyers.***
4(e)     -- Investor Rights Agreement dated September 30, 1998.*****
4(f)     -- Registration Rights Agreement between Netplex and Waterside Capital
            Corporation dated September 30, 1998.*****
4(g)     -- Stock Purchase Warrant dated September 30, 1998.*****
4(h)     -- Placement Agency Agreement dated September 25, 1998.*****
4(i)     -- Incentive Stock Purchase Warrant dated September 28, 1998.*****
4(j)     -- Prepaid Common Stock Warrant dated September 28, 1998.****
4(k)     -- Registration Rights Agreement between Netplex and the Initial
            Investors dated September 28, 1998.*****
4(l)     -- Securities Purchase Agreement dated September 25, 1998.*****
4(m)     -- Form of Prepaid Common Stock Purchase Warrant, dated March ___, 2000 by and between Netplex and each of the Holders.*** (A schedule of
            Holders is filed as Exhibit 99(b)).
4(n)     -- Form of The Netplex Group, Inc. Incentive Stock Purchase Warrant,
            dated as of March ___, 2000, by and between Netplex and each of the
            Holders.*** (A schedule of Holders is filed as Exhibit 99(c)).
4(o)     -- Form of Prepaid Warrant issued to Purchasers in April 1998 Private
            Placement.****** (A schedule of Purchasers is filed as Exhibit
            99(d)).
4(p)     -- Form of Incentive Warrant issued to Purchasers in April 1998 Private
            Placement.****** A schedule of Purchasers is filed as Exhibit
            99(e)).
4(q)     -- Warrant issued to TMP Interactive, Inc. for the right to purchase
            2,000,000 shares of common stock, dated May, 2, 2000.****
4(r)     -- Warrant issued to TMP Interactive, Inc. for the right to purchase
            1,000,000 shares of common stock, dated May 2, 2000.****
4(s)     -- Warrant issued to Roseland II L.L.C. for the right to purchase
            15,000 shares of common stock, dated May 15, 2000.####
4(t)     -- Warrant issued to Silicon Valley Bank for the right to purchase
            75,000 shares of common stock, dated July 31, 2000. ####
4(u)     -- Registration Rights Agreement between Netplex and Silicon Valley
            Bank dated July 31, 2000. ####

4(v)     -- Antidilution Agreement between Netplex and Silicon Valley Bank dated
            July 31, 2000. ####
4(w)     -- Amendment #1 to Securities Purchase Agreement Dated March 28, 2000
            By and among The Netplex Group, Inc. HFTP Investment L.L.C., Wingate Capital Ltd., and Fisher Capital Ltd. dated and effective July 31, 2000.####

4(x)     -- Warrant issued to Pennsylvania Merchants Group for the right to purchase 500,000 shares of common stock, dated December 12, 2000.
            #####
5        -- Opinion of Gadsby Hannah, LLP.######
10(a)    -- 1992 Incentive and Non-Qualified Stock Option Plan.*******
10(b)    -- Amendment to 1992 Incentive and Non-Qualified Stock Option
            Plan.*******
10(c)    -- Form of Indemnification Agreement between the Officers and Directors of Netplex and Netplex (with schedule attached). ####
10(d)    -- 1995 Directors Stock Option Plan.#
10(e)    -- 1995 Consultant's Stock Option Plan.#
10(f)    -- Employment Agreement between Netplex and Gene Zaino.**
10(g)    -- Agreement by and among XcelleNet, Inc., the Netplex Group, Inc. and
            Technology Development Systems, Inc. dated November 5, 1996.##

10(h)    -- Employment Agreement between Netplex and Peter Russo.#####


10(i)    -- Loan and Security Agreement between Netplex and Silicon Valley Bank, dated July 31, 2000. ####
10(j)    -- Pledge Agreement between America's Work Exchange, Inc. and Silicon
            Valley Bank, dated July 31, 2000. ####
10(k)    -- Continuing Guaranty by and among The Netplex Group, Inc., Netplex
            Systems, Inc., America's Work Exchange, Inc., Contractors Resources, Inc., and Silicon Valley Bank, dated as of July 31, 2000. ####
10(l)    -- Security Agreement by and among The Netplex Group, Inc. Contractors
            Resources, Inc. and Silicon ValleyBank, Commercial Finance Division, dated as of July 31, 2000.####
10(m)    -- Amendment to Loan Documents and Forebearance Agreement between
            Netplex and Silicon Valley Bank, dated January 10, 2001.#####
16       -- Letter regarding change in certifying accountant.+
21       -- Subsidiaries of the Netplex Group, Inc.##

23(a)    -- Consent of Grant Thornton, LLP.######
23(b)    -- Consent of KPMG LLP.######
23(c)    -- Consent of Gadsby Hannah, LLP (contained in their opinion included under Exhibit 5).######
24       -- Power of Attorney.++

99(a)    -- Schedule of Buyers pursuant to Exhibit 4(c)--Form of Warrant
            Agreement, dated as of March __, 2000, by and between Netplex and each of the Buyers.####

99(b)    -- Schedule of Holders pursuant to Exhibit 4(m)--Form of Prepaid Common
            Stock Purchase Warrant, dated March ___, 2000 by and between Netplex and each of the Holders.####
99(c)    -- Schedule of Holders pursuant to Exhibit 4(n)--Form of The Netplex
            Group, Inc. Incentive Stock Purchase Warrant, dated as of March ___, 2000, by and between Netplex each of the Holders.####
99(d)    -- Schedule of Purchasers pursuant to Exhibit 4(o)--Form of Prepaid
            Warrant issued to Purchasers in April 1998 Private Placement.####
99(e)    -- Schedule of Purchasers pursuant to Exhibit 4(p)--Form of Incentive
            Warrant issued to Purchasers in April 1998 Private Placement.####
------------------
* Incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission January 29,1993 (Commission File No. 33-57546).
** Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission March 31, 1997 (Commission File No. 33-57546).
*** Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission April 3, 2000 (Commission File No. 1-11784).
**** Previously filed pursuant to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission May 9, 2000 (Commission File No. 333- 36572).
***** Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission November 13, 1998 (Commission File No. 333-67321).
****** Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission on April 15, 1998.
******* Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission June 7, 1996, as amended.
+ Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 1999 (Commission File No. 001-11784).

++          Previously filed pursuant to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission May 9,
            2000 (Commission File No. 333-36572) and pursuant to the
            Registrant's Registration Statement on Form S-3 filed with the
            Securities and Exchange Commission May 22, 2000 (Commission File No.
            333-37594).
#           Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on
            December 31, 1996 (Commission File No. 333-19115).
##          Incorporated by reference to the Registrant's Annual Report on Form
            10-K for the fiscal year ended December 31, 1999 filed with the
            Securities and Exchange Commission April 3, 2000 (Commission File
            No. 001-11784).
###         Incorporated by reference to the Registrant's Quarterly Report on
            Form 10-Q/A, filed with the Securities and Exchange Commission on
            May 16, 2000 (Commission File No. 001-11784).
####        Previously filed.


#####       Incorporated by reference to the Registrant's Annual Report on Form
            10-K for fiscal year ended December 31, 2000 filed with the
            Securities and Exchange Commission March 30, 2001. (Commission File
            No. 001-11784).
######      Filed herewith




Consolidated Financial Statement Schedules


The following consolidated financial statement schedules of the Company for each of the years ended December 31, 2000, 1999, and 1998 are filed as part of the Company's Annual Report for fiscal year ended December 31, 2000 on Form 10-K, and should be read in conjunction with the Consolidated Financial Statements, and the related notes thereto of the Company.

   Schedule I - Quarterly Consolidated Financial Data
   Schedule II -- Valuation and Qualifying Accounts

Schedules other than those listed above have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or the Notes thereto.



                                                                      SCHEDULE I
                    THE NETPLEX GROUP, INC. AND SUBSIDIARIES
               SCHEDULE I - QUARTERLY CONSOLIDATED FINANCIAL DATA
                      (in thousands, except per share data)

In management's opinion, the interim financial data below reflects all adjustments necessary to fairly state the results of the interim period presented. Quarterly data for year 1999 and the first half of 2000 were restated to reflect discontinued operations (Note 3 to the financial statements) and the change in the manner the Company recognizes revenue in its Contractors Resources segment (Note 2 to the financial statements). All other adjustments are of a normal recurring nature necessary for a fair presentation of the information for the periods presented. Results of any one or more quarters are not necessarily indicative of annual results or continuing trends.



                                                        2000 QUARTERS ENDED
                                             March 31         June 30        September 30       December 31
                                         -------------    ------------    ---------------    ---------------

Total revenue                            $       3,801    $      4,490    $         4,531    $         3,959
Gross profit                                     1,303           2,105              2,225              1,742
Net loss                                        (3,790)         (3,844)            (4,891)            (2,735)
Net loss per share (basis and diluted)   $       (0.23)   $      (0.23)   $         (0.28)   $         (0.15)



                                                        1999 QUARTERS ENDED
                                       March 31        June 30         September 30         December 31
                                   --------------   ------------   -----------------    -----------------

Total revenue                      $        2,974   $      4,332   $           4,486    $           4,109
Gross profit                                1,565          2,216               1,895                1,883
Net income (loss)                             123            127              (1,467)              (6,208)
Net income (loss) per share        $         0.00   $       0.00   $           (0.12)   $           (0.45)
 (basis and diluted)



                                                                     SCHEDULE II
                            THE NETPLEX GROUP, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                        Balance at        Additions                                     Balance
                                       beginning of      charged to                                    at end of
                                          period         operations      Write-offs       Other*         period
                                     ---------------   -------------   ------------    -----------   ------------
Allowance for doubtful accounts
Year Ended:
December 31, 1998                   $            133   $         200   $         --    $       256   $        589

December 31, 1999                   $            589   $         501   $       (748)  $         --   $        342**
December 31, 2000                   $            342   $         207   $       (152)  $         --   $        397
                                     ===============   =============   ============    ===========   ============

  * Amount represents allowance for bad debts of acquired accounts receivable.

  ** Amount includes allowance related to receivables in discontinued operations


                                                      Balance at        Additions       Write-offs      Other*       Balance
                                                     beginning of       charged to                                   at end
                                                        period          operations                                  of period
                                                  ----------------   --------------   ------------   ----------   -----------
Valuation allowance against deferred tax assets
Year Ended:
December 31, 1998                                 $           4,434   $          576   $         --   $       --   $     5,015

December 31, 1999                                 $           5,015   $        3,320   $         --  $        --   $     8,335
December 31, 2000                                 $           8,335   $        5,884   $         --  $        --   $    14,219
                                                  =================   ==============   ============   ==========   ===========

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment and to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Under the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on the 2nd day of April, 2001.

                                       THE NETPLEX GROUP, INC.

                                       By: /s/ GENE ZAINO
                                       ------------------
                                       Gene Zaino
                                       Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

Signature                 Title                                Date
---------                 -----                                ----
/s/ GENE ZAINO            Chief Executive Officer              March 19, 2001
--------------            and Chairman (Principal
Gene Zaino                Executive Officer)

     *
     -

/s/ PETER RUSSO           Chief Financial Officer and          March 19, 2001
---------------           Treasurer (Principal Financial
Peter Russo               Officer)

     *
     -

/s/ RICHARD GOLDSTEIN     Director                             March 19, 2001
---------------------
Richard Goldstein

     *
     -

/s/ J. ALAN LINDAUER      Director                             March 19, 2001
--------------------
J. Alan Lindauer

     *
     -

/s/ STEVEN HANAU          Director                             March 19, 2001
----------------
Steven Hanau


*By: /s/ GENE ZAINO
     --------------
     Gene Zaino
     Attorney-in-fact